Exhibit 99.1

Certain portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: KARYOPHARM THERAPEUTICS INC., et al.,[1] Debtors.	Chapter 11 Case No. 26-_____ (___) (Joint Administration Requested)

DISCLOSURE STATEMENT FOR

THE JOINT PREPACKAGED CHAPTER 11 PLAN OF

KARYOPHARM THERAPEUTICS INC. AND ITS DEBTOR AFFILIATE

SIDLEY AUSTIN LLP

Maegan Quejada (TX Bar No. 24105999)

Chelsea McManus (TX Bar No. 24131499)

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Telephone:   (713) 495-4500

Facsimile:    (713) 495-7799

Email:     mquejada@sidley.com

cmcmanus@sidley.com

Proposed Counsel to the Debtors

and Debtors in Possession

SIDLEY AUSTIN LLP

Stephen E. Hessler (pro hac vice pending)

Anthony R. Grossi (pro hac vice pending)

787 Seventh Avenue

New York, New York 10019

Telephone:   (212) 839-5300

Facsimile:    (212) 839-5599

Email:     shessler@sidley.com

agrossi@sidley.com

and

Ian C. Ferrell (pro hac vice pending)

Daniela Rakowski (pro hac vice pending)

One South Dearborn

Chicago, Illinois 60603

Telephone:   (312) 853-7000

Facsimile:    (312) 853-7036

Email:     iferrell@sidley.com

drakowski@sidley.com

[1]

The Debtors in these chapter 11 cases, together with the last four digits of the Debtors’ federal tax identification numbers, are: Karyopharm Therapeutics Inc. (1704) and KPT Texas LLC (1815). The Debtors’ service address is 85 Wells Avenue, Suite 210, Newton, Massachusetts 02459.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PREPACKAGED PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT PREPACKAGED CHAPTER 11 PLAN OF KARYOPHARM THERAPEUTICS INC. AND ITS DEBTOR AFFILIATE PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE HOLDERS OF THE FOLLOWING OUTSTANDING CLAIMS:

VOTING CLASS	NAME OF CLASS UNDER PREPACKAGED PLAN
CLASS 3	1L TERM LOAN CLAIMS
CLASS 4	1.5L 2028 NOTES CLAIMS
CLASS 5	2L 2029 NOTES CLAIMS
CLASS 6	RIFA CLAIMS

IF YOU HOLD A CLAIM IN CLASS 3, CLASS 4, CLASS 5, OR CLASS 6, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

THE VOTING DEADLINE IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON NOVEMBER 30, 2026.

FOR YOUR VOTE TO BE COUNTED, YOU MUST RETURN YOUR PROPERLY COMPLETED BALLOT TO THE CLAIMS AND BALLOTING AGENT, STRETTO, INC., SO THAT YOUR BALLOT IS ACTUALLY RECEIVED BY THE CLAIMS AND BALLOTING AGENT BEFORE THE VOTING DEADLINE.

THE BALLOTS CONTAIN DETAILED VOTING INSTRUCTIONS AND SET FORTH, AMONG OTHER THINGS, THE DEADLINES, PROCEDURES, AND INSTRUCTIONS FOR VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN, AND THE APPLICABLE STANDARDS FOR TABULATING BALLOTS.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS DISCLOSURE STATEMENT OR THE VOTING PROCEDURES, PLEASE CONTACT THE CLAIMS AND BALLOTING AGENT, STRETTO, INC., BY TELEPHONE AT (866) 270-4922 (TOLL-FREE WITHIN THE UNITED STATES OR CANADA) OR +1 (949) 561-0471 (INTERNATIONAL). THE CLAIMS AND BALLOTING AGENT IS NOT AUTHORIZED TO PROVIDE, AND WILL NOT PROVIDE, LEGAL OR FINANCIAL ADVICE.

This disclosure statement (as amended from time to time, the “Disclosure Statement”) provides information regarding the Joint Prepackaged Chapter 11 Plan of Karyopharm Therapeutics Inc. and its Debtor Affiliate (as may be amended, supplemented, or otherwise modified from time to time, the “Prepackaged Plan”),1 for which Karyopharm Therapeutics Inc. and its debtor affiliate, as debtors and debtors in possession (collectively, the “Debtors”), will seek confirmation by the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). A copy of the Prepackaged Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain Holders of Claims for purposes of soliciting votes to accept or reject the Prepackaged Plan.

Pursuant to the Restructuring Support Agreement, the Prepackaged Plan is supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, including Holders of 100% of the 1L Term Loan Claims, 100% of the 1.5L 2028 Notes Claims, 100% of the 2L 2029 Notes Claims, 100% of the RIFA Claims, and 100% of the Existing Preferred Interests.2

The consummation and effectiveness of the Prepackaged Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Prepackaged Plan. There is no assurance that the Bankruptcy Court will confirm the Prepackaged Plan or, if the Bankruptcy Court does confirm the Prepackaged Plan, that the conditions necessary for the Prepackaged Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Prepackaged Plan, and each proposed transaction contemplated by the Prepackaged Plan.

The Debtors strongly encourage Holders of Claims in Class 3, Class 4, Class 5, and Class 6 to read this Disclosure Statement (including the Risk Factors described in Article VIII hereof) and the Prepackaged Plan in their entirety before voting to accept or reject the Prepackaged Plan. Assuming the requisite acceptances to the Prepackaged Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Prepackaged Plan at the Combined Hearing.

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Prepackaged Plan. The summary of the Prepackaged Plan provided herein is qualified in its entirety by reference to the Prepackaged Plan. In the case of any inconsistency between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.

[2]

The members of the Ad Hoc Group and the Royalty Investors are also the holders of the Existing Preferred Interests issued on September 17, 2026 as consideration under the September Forbearance Agreement (as defined herein).

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS OR MANAGER, AS APPLICABLE, HAS APPROVED THE RESTRUCTURING TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, SUBJECT TO BANKRUPTCY COURT APPROVAL, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PREPACKAGED PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. EACH DEBTOR BELIEVES THAT THE PREPACKAGED PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PREPACKAGED PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE CLAIMS AND BALLOTING AGENT NO LATER THAN NOVEMBER 30, 2026, AT 4:00 P.M. (PREVAILING CENTRAL TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PREPACKAGED PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS TO SUCH HOLDERS IS NOT ALTERED BY THE PREPACKAGED PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESSES IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL IN THE ORDINARY COURSE OF BUSINESS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL UNDISPUTED AMOUNTS DUE BEFORE AND DURING THE CHAPTER 11 CASES.

v

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not approved or disapproved this Disclosure Statement or the Prepackaged Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Prepackaged Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Prepackaged Plan. Any representation to the contrary is a criminal offense.

Prior to the Petition Date, the Debtors commenced the solicitation of votes on the Prepackaged Plan (the “Solicitation”) with respect to the 1L Term Loan Claims, the 1.5L 2028 Notes Claims, the 2L 2029 Notes Claims, and the RIFA Claims pursuant to section 4(a)(2) of the Securities Act and Regulation S under the Securities Act and only from Holders of such Claims that are (i) located inside the United States and are (a) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b) “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act), or (ii) located outside the United States and are not “U.S. persons” (as defined in Rule 902 of Regulation S under the Securities Act) (collectively, the “Eligible Holders”); provided, however, that all Holders of Allowed Claims and Interests will be entitled to receive applicable distributions under the Prepackaged Plan, as provided in the Prepackaged Plan.

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code, or any other applicable exemption, to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of the Reorganized Parent Common Stock, the New Common Stock, the MF CVRs (to the extent constituting securities) and all other instruments to be entered into and/or issued in connection with or under the Prepackaged Plan (other than the New Common Stock to be issued to the equityholders of Ayrmid as Merger Consideration and the Omisirge Contingent Equity, which will be issued in reliance on section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act). Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

No action has been taken, nor will be taken, in connection with the Prepackaged Plan in any jurisdiction that would permit a public offering of any securities (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

Except to the extent publicly available, this Disclosure Statement, the Prepackaged Plan, and the information set forth herein and therein are confidential and may contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities. Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-

public information about a company, which is obtained from the company or its representatives, from purchasing or selling Securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such Securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Exchange Act or any of its rules and regulations, including Rule 10b-5.

DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Prepackaged Plan and certain other documents and financial information that may be attached or incorporated by reference. The information included in this Disclosure Statement is provided solely for the purpose of providing adequate information to enable Holders of Claims or Interests who are entitled to vote on the Prepackaged Plan to make an informed decision in exercising their respective right to vote on the Prepackaged Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Prepackaged Plan. All Holders of Claims entitled to vote to accept or reject the Prepackaged Plan are advised and encouraged to read this Disclosure Statement and the Prepackaged Plan in their entirety before voting to accept or reject the Prepackaged Plan. The Debtors believe that these summaries are fair and accurate, and every effort has been made to provide adequate information to Holders of Claims or Interests on how various aspects of the Prepackaged Plan affect their respective Claims or Interests. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Prepackaged Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Prepackaged Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Prepackaged Plan, by order of the Bankruptcy Court, or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Prepackaged Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing this Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No Holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Prepackaged Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Prepackaged Plan prior to and after commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. In the event the Reorganization Transaction is consummated, the Debtors’ management, in consultation with the Debtors’ advisors and Ayrmid, will prepare projections of the pro forma operating performance of the Reorganized Debtors following consummation of the Reorganization Transaction (the “Financial Projections”), which will be filed with the Plan Supplement. The Financial

Projections, while presented with numerical specificity, necessarily will be based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management, including assumptions regarding the regulatory and commercial prospects of XPOVIO® and Omisirge® and the integration of the businesses of the Company and Ayrmid. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur and actual performance may be materially different than forecasted results.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Prepackaged Plan to Holders of Claims against, or Interests in, the Debtors or any other party in interest. Please refer to Article VIII of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain risk factors that Holders of Claims voting on the Prepackaged Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Prepackaged Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Prepackaged Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement, including the risks set forth in Article VIII hereof. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		2

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PREPACKAGED PLAN		4

	A.	What is chapter 11?	4

	B.	Why are the Debtors sending me this Disclosure Statement?	5

	C.	Why are votes being solicited prior to Bankruptcy Court approval of this Disclosure Statement?	5

	D.	Am I entitled to vote on the Prepackaged Plan?	5

	E.	What will I receive from the Debtors if the Prepackaged Plan is consummated?	6

	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, Professional Fee Claim, or a Priority Tax Claim?	12

	G.	Are any regulatory approvals required to consummate the Prepackaged Plan?	16

	H.	What happens to my recovery if the Prepackaged Plan is not confirmed or does not go effective?	17

	I.	If the Prepackaged Plan provides that I get a distribution, do I get it upon Confirmation or when the Prepackaged Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	17

	J.	What are the sources of Cash and other consideration required to fund the Prepackaged Plan?	18

	K.	Are there risks to owning the New Common Stock and the MF CVRs upon emergence from chapter 11?	18

	L.	Is there potential litigation related to the Prepackaged Plan?	18

	M.	Will the final amount of Allowed General Unsecured Claims affect the recovery of Holders of Allowed General Unsecured Claims under the Prepackaged Plan?	19

	N.	How will the preservation of the Causes of Action impact my recovery under the Prepackaged Plan?	19

	O.	Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?	20

	P.	What is the deadline to vote on the Prepackaged Plan?	27

	Q.	How do I vote to accept or reject the Prepackaged Plan?	27

	R.	Why is the Bankruptcy Court holding a Combined Hearing?	27

	S.	What is the purpose of the Combined Hearing?	27

	T.	What is the effect of the Prepackaged Plan on the Debtors’ ongoing businesses?	28

	U.	Will any party have significant influence over the corporate governance and operations of NewCo and the Reorganized Debtors?	28

x

	V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Prepackaged Plan?	29

	W.	Do the Debtors recommend voting in favor of the Prepackaged Plan?	30

	X.	Who supports the Prepackaged Plan?	30

IV.	THE RESTRUCTURING SUPPORT AGREEMENT AND PREPACKAGED PLAN		30

	A.	Restructuring Support Agreement	30

	B.	The DIP Facility	31

	C.	The Prepackaged Plan	31

V.	DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		51

	A.	Corporate History and Operations	51

	B.	Business and Operations	51

	C.	The Debtors’ Prepetition Capital Structure	54

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		58

	A.	The Company’s Operating Losses and Dependence on Clinical Milestones	59

	B.	The Fall 2025 Transactions	59

	C.	The February 2026 Forbearance Agreement and the March 2026 Private Placement	61

	D.	Clinical and Regulatory Developments in 2026	62

	E.	2026 Employee Retention Programs	62

	F.	The September 2026 Forbearance Agreement and Fee Agreement	63

	G.	Exploration of Strategic Alternatives and the Marketing and Sale Process	66

	H.	The Restructuring Support Agreement and the Restructuring Transactions	67

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		69

	A.	First Day Relief	69

	B.	Case Milestones	69

	C.	The Bidding Procedures and the Continued Marketing and Sale Process	70

	D.	Claims Process; No General Bar Date	72

VIII.	RISK FACTORS		72

	A.	Bankruptcy Law Considerations	73

	B.	Risks Related to Recoveries Under the Prepackaged Plan	79

	C.	Risks Related to the Merger and the Consideration to Be Issued in a Reorganization Transaction	82

	D.	Risks Related to the Debtors’ and NewCo’s Businesses	86

	E.	Disclosure Statement Disclaimer	90

IX.	SOLICITATION AND VOTING		92

	A.	Holders of Claims Entitled to Vote on the Prepackaged Plan	93

	B.	Voting Record Date	93

	C.	Solicitation Package	93

	D.	Voting on the Prepackaged Plan	94

	E.	Non-Voting Classes; Opt-Out and Opt-In Forms	94

	F.	Ballots Not Counted	95

X.	CONFIRMATION OF THE PREPACKAGED PLAN		95

	A.	The Combined Hearing	95

	B.	Requirements for Confirmation of the Prepackaged Plan	96

	C.	Best Interests of Creditors/Liquidation Analysis	96

	D.	Feasibility	97

	E.	Acceptance by Impaired Classes	98

	F.	Confirmation Without Acceptance by All Impaired Classes	98

	G.	Valuation of the Debtors	99

XI.	CERTAIN SECURITIES LAW MATTERS		100

	A.	Securities Issued Under Section 1145	100

	B.	Securities Issued Under Section 4(a)(2) and Regulation S	101

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN		102

	A.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors/Post-Effective Date Debtors	104

	B.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote	108

	C.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims	111

	D.	Information Reporting and Back-Up Withholding	114

	E.	Foreign Account Tax Compliance Act	114

XIII.	RECOMMENDATION		115

EXHIBITS

EXHIBIT A Prepackaged Plan

EXHIBIT B Restructuring Support Agreement

EXHIBIT C Corporate Organization Chart

EXHIBIT D Liquidation Analysis

I.	INTRODUCTION

Karyopharm Therapeutics Inc. (“Parent” or “Karyopharm”) and its debtor affiliate, as debtors and debtors in possession (collectively, the “Debtors,” and together with any non-Debtor subsidiaries, the “Company”), submit this Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code, to Holders of Claims against, and Interests in, the Debtors in connection with the solicitation of votes for acceptance of the Joint Prepackaged Chapter 11 Plan of Karyopharm Therapeutics Inc. and its Debtor Affiliate, dated November 2, 2026. A copy of the Prepackaged Plan is attached hereto as Exhibit A and incorporated herein by reference. The Prepackaged Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS AND CERTAIN CONSENTING STAKEHOLDERS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF 100% OF THE 1L TERM LOAN CLAIMS, 100% OF THE 1.5L 2028 NOTES CLAIMS, 100% OF THE 2L 2029 NOTES CLAIMS, 100% OF THE RIFA CLAIMS, AND 100% OF THE EXISTING PREFERRED INTERESTS, BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PREPACKAGED PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PREPACKAGED PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PREPACKAGED PLAN.

II.	PRELIMINARY STATEMENT

The Company is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Its lead product, XPOVIO® (selinexor) (“XPOVIO”), is a first-in-class, oral Selective Inhibitor of Nuclear Export compound approved by the U.S. Food and Drug Administration (the “FDA”) in two multiple myeloma indications and approved in more than 50 countries and territories, where it is commercialized through the Company’s licensing partners. The Company’s primary focus is on marketing XPOVIO in its currently approved indications and on developing and seeking regulatory approval of selinexor for the treatment of myelofibrosis, for which the Company submitted a supplemental New Drug Application to the FDA on August 31, 2026 seeking accelerated approval.

As described in greater detail in Article VI herein, the Company has incurred significant operating losses since its inception and has depended on periodic access to the capital markets, which in turn has depended on the progress of its clinical programs. When the Company’s two Phase 3 readouts in 2026 fell short of expectations and the Company faced increasing liquidity constraints, the Company’s secured creditors worked constructively with the Company—first to give the Company time to reach the trial readouts, and then to give it time to evaluate its alternatives in light of the results—through a series of payment deferrals, forbearances, and out-of-court transactions. Beginning in July 2025, the Company, with the assistance of Centerview Partners (“Centerview”), evaluated a range of strategic alternatives and, in July 2026, launched a formal marketing and sale process for all or a portion of the Company’s business (the “Marketing and Sale Process”). Although the Marketing and Sale Process generated multiple proposals, none were actionable before the Company exhausted its liquidity. The Marketing and Sale Process instead yielded the proposal of Ayrmid Ltd. (“Ayrmid”), the parent company of Gamida Cell Inc., a commercial-stage cell therapy company, to combine the two businesses, with the Company’s funded-debt creditors receiving a majority equity stake in the combined, better-capitalized commercial-stage oncology company together with a contingent interest in the myelofibrosis opportunity.

Following negotiations among the Company, Ayrmid, the Ad Hoc Group, and the Royalty Investors, the Debtors entered into a restructuring support agreement, dated as of November 2, 2026 (as may be amended, supplemented, or otherwise modified from time to time, the “Restructuring Support Agreement”), a copy of which is attached hereto as Exhibit B, with Ayrmid and the Consenting Stakeholders. As of the date of this Disclosure Statement, Holders of 100% of the 1L Term Loan Claims, 100% of the 1.5L 2028 Notes Claims, 100% of the 2L 2029 Notes Claims, 100% of the RIFA Claims, and 100% of the Existing Preferred Interests have executed the Restructuring Support Agreement.

In the event of a Reorganization Transaction, pursuant to the Prepackaged Plan, the Debtors will pursue a comprehensive restructuring of their balance sheet through the Reorganization Transaction, pursuant to which the Company’s business will be combined with Ayrmid’s business under an Entity serving as a holding company (“NewCo”). In such event, the Prepackaged Plan provides that:

•

all claims under the 1L Term Loan Facility, the 1.5L 2028 Notes, and the 2L 2029 Notes (collectively, the “Funded Debt Claims”)—approximately $276 million in the aggregate—together with any Excess DIP Claims (as defined below), will be exchanged for 100% of the common stock of Reorganized Parent (the “Reorganized Parent Common Stock”), which will in turn be exchanged in the Merger for 55.0% of the New Common Stock of NewCo (subject to dilution by the Omisirge Contingent Equity and the Management Incentive Plan), together with contingent value rights entitling the holders thereof to a percentage of future net sales of XPOVIO in the myelofibrosis indication (the “MF CVRs”);

•

Ayrmid’s existing equityholders will receive the remaining 45.0% of the New Common Stock (which will not be diluted by the Omisirge Contingent Equity, but will be subject to dilution by the Management Incentive Plan), together with the Omisirge Contingent Equity, which is tied to the future revenues of Ayrmid’s Omisirge® product;

•

the claims under the $55 million new-money DIP Facility in respect of new-money loans will be repaid in Cash from (a) up to $50 million of the proceeds of the NewCo Facility, a new senior secured exit term loan facility of up to $135 million to be provided to NewCo by one or more third-party lenders, and (b) the Company’s unrestricted Cash on hand at closing in excess of the reserves provided for in the Prepackaged Plan, and the holders of any remaining new-money claims under the DIP Facility and of the loans under the 1L Term Loan Facility rolled up into the DIP Facility (collectively, the “Excess DIP Claims”) will receive Reorganized Parent Common Stock, which will be exchanged in the Merger as described above;

•

the claims under the RIFA will be exchanged for the rights and interests under the New Royalty Agreement, pursuant to which NewCo will pay the Royalty Investors an unsecured royalty equal to 3.0% of the net revenues received by NewCo from all products containing selinexor for the five (5) year period following the Effective Date, and the RIFA (including any change of control payment thereunder) will be canceled; the New Royalty Agreement will include a liquidated damages provision in the amount of $18,750,000, and the Royalty Investors may pursue the acquisition of the Debtors’ interests in certain other royalty agreements for aggregate consideration of up to $35,000,000, subject to the consents described in the Prepackaged Plan;

•	all General Unsecured Claims will be Unimpaired and paid in the ordinary course of business; and

•

all existing equity interests in Parent, including the Existing Preferred Interests, the Existing Common Stock Interests, and all warrants, options, restricted stock units, and performance stock units, will be canceled and will receive no distribution.

At the same time, the Prepackaged Plan subjects the Company’s assets to a continued, court-supervised market test. The Debtors will continue the Marketing and Sale Process postpetition pursuant to bidding procedures (the “Bidding Procedures”) to be approved by the Bankruptcy Court, and if the Debtors receive a Qualified Bid that satisfies the Successful Bid Mandatory Conditions—which require, among other things, net proceeds at closing of not less than $335,384,812 (of which $18,750,000, being the portion allocable to the RIFA Claims, may be satisfied with Cash or non-Cash consideration acceptable to the Holders of RIFA Claims), the payment in full in Cash (or other Unimpaired treatment) of all Allowed General Unsecured Claims, the payment in full in Cash of any Bid Protections, and the funding in Cash of the Wind-Down Budget—the Debtors may, with the consents required under the Restructuring Support Agreement, elect to pursue a sale of all or substantially all of their assets to the Successful Bidder (the “Sale Transaction”) in lieu of the Reorganization Transaction. The Debtors are soliciting votes on the Prepackaged Plan as a whole, and Holders of Claims entitled to vote are voting on both alternatives. The Debtors will announce which Restructuring Transaction will be pursued by filing a Sale Transaction Election Notice (if applicable) no later than the Sale Transaction Election Notice Deadline. Subject to the Debtors electing to pursue a Sale Transaction, the core terms of the Restructuring Support Agreement will be implemented through the Reorganization Transaction under the Prepackaged Plan (described more fully in Article IV.C of this Disclosure Statement, entitled “The Prepackaged Plan”).

Whether through the Reorganization Transaction or a Sale Transaction, consummation of the Prepackaged Plan will address the Company’s approximately $276 million of secured funded debt and the obligations under the RIFA and provide a path forward for the XPOVIO franchise—and for the patients who depend on it—that is not available to the Company on a stand-alone basis. In a Reorganization Transaction, the Funded Debt Claims will be exchanged for Reorganized Parent Common Stock which, immediately thereafter shall be exchanged for New Common Stock and the MF CVRs, and NewCo will emerge with no more than $135 million of funded debt under the NewCo Facility—a reduction of approximately $141 million in funded debt—and the obligations under the RIFA will be replaced by the unsecured royalty under the New Royalty Agreement. In a Sale Transaction, the Successful Bid Mandatory Conditions require net proceeds at closing of not less than $335,384,812—an amount sufficient to pay in full in Cash the Allowed DIP Claims, the Allowed 1L Term Loan Claims, and the Allowed 1.5L 2028 Notes Claims and to provide the agreed minimum recoveries on the Allowed 2L 2029 Notes Claims and the Allowed RIFA Claims (which, for the Holders of RIFA Claims, may consist of Cash or non-Cash consideration acceptable to them). In either case, the Debtors expect to continue to make XPOVIO available to patients, and to pay their trade creditors, employees, and other general unsecured creditors in full in the ordinary course of business. With a prepackaged chapter 11 plan and key stakeholder support in place pursuant to the Restructuring Support Agreement, the Debtors expect to either (a) emerge as part of a single, better-capitalized enterprise with committed financing sufficient to fund its business plan or (b) implement a value-maximizing Sale Transaction.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PREPACKAGED PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Prepackaged Plan. Before soliciting acceptances of the Prepackaged Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Prepackaged Plan and to share such disclosure statement with all holders of claims whose votes on the Prepackaged Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of this Disclosure Statement?

By sending this Disclosure Statement and soliciting the Prepackaged Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Prepackaged Plan shortly after commencing the Chapter 11 Cases. The Voting Deadline is November 30, 2026, twenty-eight (28) days after the Petition Date. The Consenting Stakeholders, which hold 100% of the Claims in the Voting Classes, have agreed under the Restructuring Support Agreement to vote to accept the Prepackaged Plan, and the Debtors expect to receive their Ballots promptly following the commencement of the Solicitation. Following the Voting Deadline, the Debtors will file a final declaration of the Claims and Balloting Agent setting forth the final tabulation of votes. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Prepackaged Plan at the same hearing, which the Debtors have requested be held on January 11, 2027, all subject to the Bankruptcy Court’s approval and availability.

D.	Am I entitled to vote on the Prepackaged Plan?

Your ability to vote on, and your distribution under, the Prepackaged Plan, if any, depends on what type of Claim or Interest you hold and whether you held that Claim or Interest as of the Voting Record Date (i.e., as of October 27, 2026). Each category of Holders of Claims or Interests, as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Presumed to accept)

Class 2	Other Priority Claims	Unimpaired	No (Presumed to accept)

Class 3	1L Term Loan Claims	Impaired	Yes

Class 4	1.5L 2028 Notes Claims	Impaired	Yes

Class 5	2L 2029 Notes Claims	Impaired	Yes

Class 6	RIFA Claims	Impaired	Yes

Class 7	General Unsecured Claims	Unimpaired	No (Presumed to accept)

Class 8	Intercompany Claims	Impaired / Unimpaired	No (Presumed to accept or deemed to reject)

Class 9	Existing Preferred Interests	Impaired	No (Deemed to reject)

Class 10	Existing Common Stock Interests	Impaired	No (Deemed to reject)

Class 11	Other Equity Interests	Impaired	No (Deemed to reject)

Class 12	Intercompany Interests	Impaired / Unimpaired	No (Presumed to accept or deemed reject)

E.	What will I receive from the Debtors if the Prepackaged Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Prepackaged Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Prepackaged Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Prepackaged Plan. The estimated recoveries shown are illustrative and are based on the Allowed amounts of Claims set forth in the chart and, in the case of the Reorganization Transaction, the Debtors’ and their advisors’ estimates of the value of the consideration to be distributed under the Prepackaged Plan (including the New Common Stock, the MF CVRs, and the rights under the New Royalty Agreement), which are informed by the Marketing and Sale Process rather than by a separate valuation analysis (see Article X.G of this Disclosure Statement). Actual recoveries may vary materially depending on, among other things, which Restructuring Transaction is ultimately consummated pursuant to the Prepackaged Plan (i.e., the Reorganization Transaction or a Sale Transaction), the final Allowed amounts of Claims, and the other factors described in Article VIII of this Disclosure Statement, entitled “Risk Factors.”

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PREPACKAGED PLAN.4

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan
1	Other Secured Claims	The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Funded Debt Parties: (a) payment in full in Cash of its Allowed Other Secured Claim; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	TBD	100%

2	Other Priority Claims	The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a lesser treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, (a) payment in full in Cash or (b) such other treatment that renders its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	TBD	100%

[4]

The recoveries set forth below may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan

3	1L Term Loan Claims

In the event of a Reorganization Transaction, each Holder of an Allowed 1L Term Loan Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 1L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration).

In the event of a Sale Transaction, each Holder of an Allowed 1L Term Loan Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 1L Credit Agreement and any pre- and postpetition interest at the default rate, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

All distributions to Holders of Allowed 1L Term Loan Claims (in both a Reorganization Transaction and a Sale Transaction) shall be made in accordance with the Intercreditor Agreement.

			$128,981,938.62 [5]	100%

[5]

The 1L Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $128,981,938.62, plus all interest at the default rate, fees, redemption premiums, expenses, costs, and other charges due under the 1L Credit Agreement. As of the Petition Date, approximately $146 million is outstanding under the 1L Credit Agreement.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan
4	1.5L 2028 Notes Claims

In the event of a Reorganization Transaction, each Holder of an Allowed 1.5L 2028 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 1.5L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration).

In the event of a Sale Transaction, each Holder of an Allowed 1.5L 2028 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 1.5L 2028 Notes Indenture and any pre- and postpetition interest at the default rate, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

All distributions to Holders of Allowed 1.5L 2028 Notes Claims (in both a Reorganization Transaction and a Sale Transaction) shall be made in accordance with the Intercreditor Agreement and the Collateral Trust Agreement, as applicable.

			$15,648,085.00[6]	100%

[6]

The 1.5L 2028 Notes Claims shall be deemed Allowed in the aggregate principal amount of $15,648,085.00, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the 1.5L 2028 Notes Indenture. As of the Petition Date, approximately $16.4 million is outstanding under the 1.5L 2028 Notes, including accrued and unpaid interest.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan
5	2L 2029 Notes Claims

In the event of a Reorganization Transaction, each Holder of an Allowed 2L 2029 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 2L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration).

In the event of a Sale Transaction, each Holder of an Allowed 2L 2029 Notes Claim shall receive either (x) payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 2L 2029 Notes Indenture and any pre- and postpetition interest at the default rate, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable, or, if the Successful Bid so provides, (y) payment in accordance with the Successful Bid Mandatory Conditions set forth in Article IV.B of the Prepackaged Plan.

All distributions to Holders of Allowed 2L 2029 Notes Claims (in both a Reorganization Transaction and a Sale Transaction) shall be made in accordance with the Intercreditor Agreement and the Collateral Trust Agreement, as applicable.

			$107,974,339.00[7]	78.9%[8]

[7]

The 2L 2029 Notes Claims shall be deemed Allowed in the aggregate principal amount of $107,974,339.00, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the 2L 2029 Notes Indenture. As of the Petition Date, approximately $114 million is outstanding under the 2L 2029 Notes, including accrued and unpaid interest.

[8]

The estimated recovery shown is illustrative and reflects the recovery to a Holder of a 2L 2029 Notes Claim in a Reorganization Transaction. It is possible a Holder of a 2L 2029 Notes Claim may receive a greater recovery in a hypothetical Sale Transaction from a Qualified Bid that satisfies the Successful Bid Mandatory Conditions, with the ultimate recovery dependent on, among other things, the value of such Qualified Bid.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan
6	RIFA Claims

In the event of a Reorganization Transaction, each Holder of an Allowed RIFA Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the rights and interests under the New Royalty Agreement.

In the event of a Sale Transaction, each Holder of an Allowed RIFA Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the consideration payable on account of the RIFA Claims under the Successful Bid, which may consist of Cash or non-Cash consideration in such form as is acceptable to the Holders of RIFA Claims in their discretion and shall have a value of not less than $18,750,000.

All distributions to Holders of Allowed RIFA Claims (in both a Reorganization Transaction and a Sale Transaction) shall be made in accordance with the Intercreditor Agreement.

			$113,536,880.00[9]	16.5%[10]

7	General Unsecured Claims	The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	TBD	100%

8	Intercompany Claims	Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, either: (a) Reinstated; (b) canceled, released, and extinguished, and will be of no further force or effect; or (c) otherwise addressed at the option of each applicable Debtor such that Holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.	N/A	N/A

[9]

The RIFA Claims shall be deemed Allowed in the aggregate amount of $113,536,880.00, plus all fees, expenses, costs, and other charges due under the RIFA as of the Petition Date. As of the Petition Date, the Company’s future royalty obligations under the RIFA totaled approximately $113.5 million.

[10]

The estimated recovery shown is illustrative and reflects the recovery to a Holder of a RIFA Claim in a Reorganization Transaction. It is possible a Holder of a RIFA Claim may receive a greater recovery in a hypothetical Sale Transaction from a Qualified Bid that satisfies the Successful Bid Mandatory Conditions, with the ultimate recovery dependent on, among other things, the value of such Qualified Bid.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under the Prepackaged Plan
9	Existing Preferred Interests	All Existing Preferred Interests shall be canceled, released, and extinguished and will be of no further force or effect.	N/A	0%

10	Existing Common Stock Interests	All Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.	N/A	0%

11	Other Equity Interests	Holders of Other Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	0%

12	Intercompany Interests	Each Intercompany Interest shall be, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, either: (a) Reinstated; (b) canceled, released, and extinguished, and will be of no further force or effect; or (c) otherwise addressed at the option of each applicable Debtor such that Holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.	N/A	N/A

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, Professional Fee Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, Restructuring Expenses, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Prepackaged Plan. Such Claims will be satisfied as set forth in Article II of the Prepackaged Plan, as summarized below.

1.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and as is consistent with the DIP Budget or otherwise with the consent of the Required Consenting Funded Debt Parties; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	DIP Claims.

On the Effective Date, except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon and any fees and expenses payable under the DIP Facility Documents, each Holder of an Allowed DIP Claim shall receive:

(a) in the event of the Reorganization Transaction, (i) on account of its Allowed DIP New Money Claims, payment in Cash of its Pro Rata share of (1) up to $50,000,000 of Cash loan proceeds funded under the NewCo Facility plus (2) any unrestricted Cash (excluding, for the avoidance of doubt, proceeds of the NewCo Facility) on the balance sheet of the Debtors upon the consummation of the Reorganization Transaction after funding (A) the Carve-Out, (B) the amounts to be deposited into the German RemainCo Winddown Account, (C) the amounts that the Debtors have reasonably estimated are necessary to pay Allowed Administrative Claims (including any amounts for Professionals and other professional advisors, including Professional Fee Claims in the amount of the Professional Fee Amount and the Restructuring Expenses), and (D) the amounts set forth in the DIP Budget allocated to Allowed General Unsecured Claims that have not yet been paid (collectively, the purposes in the foregoing clauses (A) through (D), the “Reserved Purposes”), plus (3) after payment of amounts for the Reserved

Purposes, any remaining unrestricted Cash on the balance sheet of the Debtors, (ii) on account of its Allowed Equitized DIP New Money Claims, its Pro Rata share of the DIP New Money Equity Distribution, and (iii) on account of its Allowed DIP Roll-Up Claims, its Pro Rata share of the DIP Roll-Up Equity Distribution; and

(b) in the event of a Sale Transaction, payment in full in Cash from the proceeds of the Sale Transaction on the Effective Date.

For the avoidance of doubt, the Holders of Allowed DIP Claims shall not be deemed to have waived their right to have the DIP Claims paid in full in Cash in connection with any transaction or chapter 11 plan other than the Reorganization Transaction.

3.	Professional Fee Claims.

Professional Fee Claims will be satisfied as set forth in Article II.C of the Prepackaged Plan, as summarized herein.

a.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred through and including the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account, which the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

b.	Professional Fee Account.

On the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount. The Professional Fee Account shall be funded from the proceeds of the DIP Facility or the Debtors’ Cash on hand, and NewCo shall not be responsible for any Professional Fee Claims (including any earned and payable restructuring, sale, success, or other transaction or similar fee). The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, without any further action or order of the Bankruptcy Court.

c.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide a timely estimate, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such Professional.

d.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

4.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

5.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Prepetition Agents incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement (including Section 16.21 thereof), any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court, without the need for itemized time detail, and without any requirement for Bankruptcy Court review or approval; provided that any earned and payable restructuring, sale, success, or other transaction or similar fee included in the Restructuring Expenses shall be paid from the proceeds of the DIP Facility or the Debtors’ Cash on hand, and NewCo shall not be responsible therefor. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall continue to pay pre- and post-Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

G.	Are any regulatory approvals required to consummate the Prepackaged Plan?

The Debtors are evaluating any regulatory approvals that would be required to consummate the Prepackaged Plan, which may include, but are not limited to, the following. To the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Prepackaged Plan, it is a condition precedent to the Effective Date that they be obtained.

1.	Healthcare Regulatory Approvals.

Consummation of the Prepackaged Plan is not expected to require the prior approval of the FDA or any other healthcare regulatory authority. Parent will remain the holder of the new drug application for XPOVIO® (selinexor) following the Effective Date, and neither the Reorganization Transaction nor the Sale Transaction (if structured as an equity sale) is expected to require a transfer of the Company’s FDA approvals. The Debtors will, however, be required to make certain post-closing notifications and filings with the FDA and with state boards of pharmacy and other state agencies that have issued wholesale distribution, manufacturing, or similar licenses to the Debtors, in order to reflect the change in the Debtors’ ultimate ownership. In the event of a Sale Transaction structured as an asset sale, the Purchaser will be required to obtain or transfer the applicable FDA approvals, state licenses, and other regulatory authorizations necessary to commercialize XPOVIO® (selinexor), and the Sale Transaction Documents are expected to address the allocation of responsibility for such transfers.

2.	Antitrust and Foreign Investment Approvals.

Depending on the value of the transaction and the identity of the parties, the Merger may constitute a reportable transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in which case the Merger could not be consummated until the applicable waiting period under the HSR Act has expired or been terminated. The applicable waiting period is generally 30 days, except that it is 15 days for acquisitions of assets or voting securities of a debtor effected pursuant to section 363(b) of the Bankruptcy Code. The Debtors and Ayrmid are evaluating whether the Merger will require a filing under the HSR Act or any foreign merger control regime, including in Ireland and the European Union. In addition, because Ayrmid is a non-U.S. entity and the equityholders of Ayrmid include non-U.S. persons, the Debtors and Ayrmid are evaluating whether the Merger will require a filing with, or clearance from, the Committee on Foreign Investment in the United States (“CFIUS”). Any Sale Transaction may also be subject to premerger notification under the HSR Act and, to the extent the Purchaser is a foreign person, review by CFIUS, as well as other applicable federal, state, local, or foreign antitrust, competition, foreign investment, or sector-specific approvals. The applicability of any such requirement will depend on, among other things, whether the Debtors pursue the Sale Transaction or the Reorganization Transaction, the size and structure of the applicable transaction, and the nature and ownership of the ultimate acquirer or investor. The Debtors, together with their advisors, intend to make any such filings and obtain any such approvals or clearances as may be required or they deem advisable prior to consummation of the Prepackaged Plan.

3.	Securities Law Matters.

The Existing Common Stock Interests are currently listed on the Nasdaq Global Select Market under the symbol “KPTI,” and the Debtors expect that Nasdaq will suspend trading of the Existing Common Stock Interests and subsequently delist the securities from the Nasdaq Global Select Market. In the event of a Reorganization Transaction, the Existing Common Stock Interests will be canceled, and the Reorganized Debtors will take all actions reasonably necessary, to the extent permitted by applicable law, to delist the Existing Common Stock Interests from Nasdaq (to the extent not previously delisted), to terminate Parent’s registration under section 12 of the Exchange Act, to terminate Parent’s effective registration statements under the Securities Act, and to suspend Parent’s reporting obligations under section 15(d) of the Exchange Act. NewCo will emerge from the Chapter 11 Cases as a privately held company, the New Common Stock and the MF CVRs will not be listed on any securities exchange at the time of consummation of the Reorganization Transaction, and NewCo will not voluntarily report under the Exchange Act or any other reporting requirements promulgated by the SEC. See Article IV.C of this Disclosure Statement, entitled “The Prepackaged Plan,” and Article XI of this Disclosure Statement, entitled “Certain Securities Law Matters.”

H.	What happens to my recovery if the Prepackaged Plan is not confirmed or does not go effective?

In the event that the Prepackaged Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses or consummate any sale transaction. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Prepackaged Plan. For a more detailed description of the consequences of an extended chapter 11 case, see Article VIII.A of this Disclosure Statement, entitled “Bankruptcy Law Considerations.” For a more detailed description of a liquidation scenario, see Article X.C of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” and the Liquidation Analysis attached hereto as Exhibit D.

I.

If the Prepackaged Plan provides that I get a distribution, do I get it upon Confirmation or when the Prepackaged Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Prepackaged Plan refers to approval of the Prepackaged Plan by the Bankruptcy Court. Confirmation of the Prepackaged Plan does not guarantee that you will receive the distribution indicated under the Prepackaged Plan. After Confirmation of the Prepackaged Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Prepackaged Plan can go effective.

Initial distributions to Holders of Allowed Claims will only be made on the date the Prepackaged Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Prepackaged Plan.

“Consummation” of the Prepackaged Plan refers to the occurrence of the Effective Date. See Article IV.C of this Disclosure Statement, entitled “The Prepackaged Plan,” and Article X of this Disclosure Statement, entitled “Confirmation of the Prepackaged Plan,” for a discussion of the conditions precedent to Consummation of the Prepackaged Plan, which, in the event of a Reorganization Transaction, include the consummation of the Merger substantially concurrently with the Effective Date.

J.	What are the sources of Cash and other consideration required to fund the Prepackaged Plan?

The Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with (a) the Debtors’ Cash on hand, (b) Cash generated from operations, (c) if the Reorganization Transaction is consummated, the Reorganized Parent Common Stock, the DIP Facility, and the NewCo Facility, and (d) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

K.	Are there risks to owning the New Common Stock and the MF CVRs upon emergence from chapter 11?

Yes. See Article VIII of this Disclosure Statement, entitled “Risk Factors,” including Article VIII.C, entitled “Risks Related to the Merger and the Consideration to Be Issued in a Reorganization Transaction.”

L.	Is there potential litigation related to the Prepackaged Plan?

Yes. Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Prepackaged Plan as well, which objections potentially could give rise to litigation.

In the event that it becomes necessary to confirm the Prepackaged Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Prepackaged Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Prepackaged Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Prepackaged Plan satisfies section 1129(b) of the Bankruptcy Code. The Prepackaged Plan provides that section 1129(a)(10) of the Bankruptcy Code will be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote. Because Classes 9, 10, and 11 are deemed to reject the Prepackaged Plan, the Debtors will seek nonconsensual Confirmation of the Prepackaged Plan with respect to such Classes. See Article X.F of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes.”

M.	Will the final amount of Allowed General Unsecured Claims affect the recovery of Holders of Allowed General Unsecured Claims under the Prepackaged Plan?

No. The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced. In the event of a Sale Transaction, all Allowed General Unsecured Claims will be paid in full in Cash or otherwise rendered Unimpaired, as required by the Successful Bid Mandatory Conditions.

N.	How will the preservation of the Causes of Action impact my recovery under the Prepackaged Plan?

The Prepackaged Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Date Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII of the Prepackaged Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, the Debtors and the Reorganized Debtors (or Post-

Effective Date Debtors, as applicable) do not reserve any Causes of Action that have been expressly released or exculpated pursuant to the Prepackaged Plan (including, for the avoidance of doubt, Claims and Causes of Action against the Consenting Stakeholders released pursuant to the releases by the Debtors provided in Article VIII.C of the Prepackaged Plan and the exculpation contained in Article VIII.E of the Prepackaged Plan).

The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

O.	Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?

Yes. The Prepackaged Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors will also seek findings of fact and conclusions of law with regard to officers’ and directors’ performance of their duties as officers and directors of the Debtors. The Debtors’ releases, third-party releases, exculpation, and injunction provisions included in the Prepackaged Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Consenting Stakeholders in obtaining their support for the Prepackaged Plan pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Prepackaged Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES: (A) EACH DEBTOR; (B) EACH REORGANIZED DEBTOR OR POST-EFFECTIVE DATE DEBTOR, AS APPLICABLE; (C) NEWCO; (D) THE PREPETITION AGENTS; (E) EACH CONSENTING STAKEHOLDER; (F) EACH CONSENTING ROYALTY INVESTOR; (G) EACH CONSENTING PREFERRED SHAREHOLDER; (H) THE DIP LENDERS; (I) THE DIP AGENT; (J) AYRMID; (K) ALL

HOLDERS OF CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PREPACKAGED PLAN; (L) ALL HOLDERS OF CLAIMS OR INTERESTS THAT ARE DEEMED TO ACCEPT THE PREPACKAGED PLAN WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PREPACKAGED PLAN BY CHECKING THE BOX ON THE APPLICABLE NOTICE OF NON-VOTING STATUS INDICATING THAT THEY OPT NOT TO GRANT THE RELEASES PROVIDED IN THE PREPACKAGED PLAN; (M) ALL HOLDERS OF CLAIMS OR INTERESTS THAT ABSTAIN FROM VOTING ON THE PREPACKAGED PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PREPACKAGED PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT INDICATING THAT THEY OPT NOT TO GRANT THE RELEASES PROVIDED IN THE PREPACKAGED PLAN; (N) ALL HOLDERS OF CLAIMS OR INTERESTS THAT VOTE TO REJECT THE PREPACKAGED PLAN AND WHO DO NOT AFFIRMATIVELY OPT OUT OF THE RELEASES PROVIDED BY THE PREPACKAGED PLAN BY CHECKING THE BOX ON THE APPLICABLE BALLOT OR NOTICE OF NON-VOTING STATUS, AS APPLICABLE, INDICATING THAT THEY OPT NOT TO GRANT THE RELEASES PROVIDED IN THE PREPACKAGED PLAN; (O) ALL HOLDERS OF CLAIMS OR INTERESTS THAT ARE DEEMED TO REJECT THE PREPACKAGED PLAN AND WHO AFFIRMATIVELY OPT IN TO THE RELEASES PROVIDED BY THE PREPACKAGED PLAN BY CHECKING THE BOX ON THE APPLICABLE NOTICE OF NON-VOTING STATUS INDICATING THAT THEY OPT TO GRANT THE RELEASES PROVIDED IN THE PREPACKAGED PLAN; (P) EACH CURRENT AND FORMER AFFILIATE OF EACH ENTITY IN THE FOREGOING CLAUSES (A) THROUGH (O); AND (Q) EACH RELATED PARTY OF EACH ENTITY IN CLAUSES (A) THROUGH (P).

Based on the foregoing, the Debtors believe that the releases and exculpations in the Prepackaged Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will present evidence at the Combined Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Prepackaged Plan are copied in pertinent part below.

1.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the

Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation or extinguishment of such Liens or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

2.	Releases by the Debtors.

Notwithstanding anything contained in the Prepackaged Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the obligations of the Debtors under the Prepackaged Plan and the contributions and services of the Released Parties in facilitating the implementation of the Restructuring Transactions, the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable Law, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged by each and all of the Debtors, their Estates, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, and any Person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, each of their respective current and former Affiliates, in each case on behalf of themselves and their Related Parties who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, and Causes of Action, and liabilities whatsoever, including any derivative claims, asserted by or assertable on behalf of any of the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in Law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, that the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Company-Related Matters, including the Prepetition Funded Debt Claims and the documents governing the same, the DIP Facility, the DIP Facility Documents, the DIP Orders, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), and any claim or Cause of Action seeking lender liability or challenging the validity, enforceability, priority, scope, extent, or perfection of, or seeking the recharacterization, subordination, disallowance, or avoidance of, any Claims or Liens held by any Released Party. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Definitive Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (2) any Causes of Action included in the Schedule of Retained Causes of Action; provided that in no event shall any Cause of Action included in the Schedule of Retained Causes of Action be asserted against any Consenting Stakeholder, the DIP Agent, any DIP Lender, any Prepetition Agent, or any Ad Hoc Group Advisor or Ayrmid Advisor, or any of their respective Related Parties, in each case in their capacities as such.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for good and valuable consideration provided by the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (ii) a good faith settlement and compromise of the Claims or Causes of Action released by the Debtor Release; (iii) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after reasonable investigation by the Debtors and after due notice and opportunity for a hearing; and (vi) a bar to any of the Debtors, their Estates, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, or any Person seeking to exercise the rights of the Debtors or their Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

3.	Releases by the Releasing Parties.

Effective as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable Law, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, waived, and discharged each of the Released Parties from any and all Claims, Causes of Action, and liabilities whatsoever, including any derivative claims asserted by or assertable on behalf of any Releasing Party, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-

contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in Law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Released Party, or that any Holder of any Claim against, or Interest in, a Released Party could have asserted on behalf of the Releasing Party, or otherwise based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Company-Related Matters; provided that, with respect to Claims against the Debtors, Article VIII.D of the Prepackaged Plan shall only apply to Claims arising from any act or omission, transaction, agreement, event, or other occurrence taking place from and including the Petition Date through the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any obligations arising on or after the Effective Date of any party or Entity under the Definitive Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (b) any Causes of Action included in the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) an integrated and global good faith compromise and settlement that is non-severable from the provisions of the Prepackaged Plan; (ii) consensual; (iii) essential to the confirmation of the Prepackaged Plan; (iv) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the restructuring and implementing the Prepackaged Plan; (v) a good faith settlement and compromise of the Claims or Causes of Action released by the Third-Party Release; (vi) in the best interests of the Debtors and their Estates; (vii) fair, equitable, and reasonable; (viii) given and made after due notice and opportunity for a hearing; and (ix) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

4.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party hereby is exculpated from any Claim or Cause of Action arising during the period from the Petition Date to the Effective Date, whether direct or derivative, related to, any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, confirmation, execution, or implementation (to the extent on or prior to the Effective Date) of, as applicable, the Company-Related Matters, but in all respects such Entities shall be entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities pursuant to the Definitive Documents. Notwithstanding anything to the contrary in the foregoing, an Exculpated Party shall be entitled to exculpation solely for actions taken from the Petition Date through the Effective Date, and the exculpation set forth above does not exculpate (a) any obligations arising pursuant to or after the Effective Date of any party or Entity under the Prepackaged Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (b) any Causes of Action included in the Schedule of Retained Causes of Action.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Prepackaged Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Prepackaged Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without the Bankruptcy Court specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpated Party or 1125(e) Exculpated Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

5.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims and Causes of Action, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, asserted or assertable on behalf of any of the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, that have been released, settled, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests;

(b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities, such property, or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind, except to the extent such assertions are used as a defense to Claims or Causes of Action by the Debtors arising prior to the Effective Date, against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F of the Prepackaged Plan, without the Bankruptcy Court (a) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (b) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At such hearing, the Bankruptcy Court, inter alia, may, or shall if any Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Federal Rules of Civil Procedure or Bankruptcy Rules, including, but not limited to, rules 8 and 9 (as applicable) of the Federal Rules of Civil Procedure, which the Bankruptcy Court shall assess before making a determination of whether such Claim or Cause of Action represents a colorable Claim of any kind.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Prepackaged Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Allowed Claim or Allowed Interest, as applicable, pursuant to the Prepackaged Plan, shall be deemed to have consented to the injunction provisions set forth in the Prepackaged Plan.

For more detail, see Article VIII of the Prepackaged Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

P.	What is the deadline to vote on the Prepackaged Plan?

The Voting Deadline is November 30, 2026, at 4:00 p.m. (prevailing Central Time), unless otherwise extended by the Bankruptcy Court or the Debtors.

Q.	How do I vote to accept or reject the Prepackaged Plan?

Detailed instructions regarding how to vote on the Prepackaged Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Prepackaged Plan (each, a “Ballot”). For your vote to be counted, your Ballot must be properly completed, executed, and delivered as directed, so that it is actually received by the Debtors’ proposed claims, noticing, and solicitation agent, Stretto, Inc. (the “Claims and Balloting Agent”), on or before the Voting Deadline, i.e., November 30, 2026, at 4:00 p.m. (prevailing Central Time). In light of the length of the solicitation period, Holders are strongly encouraged to submit their Ballots electronically through the Claims and Balloting Agent’s online portal (the “E-Portal”) at https://cases.stretto.com/KPTI or by electronic mail to the Claims and Balloting Agent in accordance with the instructions set forth on the Ballot. See Article IX of this Disclosure Statement, entitled “Solicitation and Voting,” for more information.

R.	Why is the Bankruptcy Court holding a Combined Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Prepackaged Plan and recognizes that any party in interest may object to Confirmation of the Prepackaged Plan. Section 105(d)(2)(B)(vi) of the Bankruptcy Code, Section P of the Procedures for Complex Cases in the Southern District of Texas, and Bankruptcy Local Rule 3016-2 allow the Bankruptcy Court to combine the hearing on the adequacy of this Disclosure Statement and the hearing to confirm the Prepackaged Plan. The Debtors also intend to file with the Bankruptcy Court, in advance of the first day hearing, a preliminary declaration of the Claims and Balloting Agent setting forth the results of the Solicitation as of the Petition Date and, following the Voting Deadline, a final declaration setting forth the final tabulation of votes. All parties in interest will be served notice of the time, date, and location of the Combined Hearing once scheduled. The Combined Hearing may be adjourned from time to time without further notice.

S.	What is the purpose of the Combined Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization. In addition, in the event of a Sale Transaction, the Debtors intend to seek approval of the Sale Transaction at the Combined Hearing, which may also serve as the Sale Hearing.

T.	What is the effect of the Prepackaged Plan on the Debtors’ ongoing businesses?

In the event of a Reorganization Transaction, the Debtors are reorganizing under chapter 11 of the Bankruptcy Code, and the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business; rather, the Company’s business will be combined with Ayrmid’s business under NewCo with a deleveraged balance sheet. Following Confirmation, the Prepackaged Plan will be consummated on the Effective Date, which is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions to Consummation have been satisfied or waived (see Article IX of the Prepackaged Plan), including, in the event of a Reorganization Transaction, the consummation of the Merger substantially concurrently with the Effective Date. On or after the Effective Date, and unless otherwise provided in the Prepackaged Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Prepackaged Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

In the event of a Sale Transaction, all or substantially all of the Debtors’ assets will be sold to the Successful Bidder, which the Debtors expect would continue to commercialize XPOVIO, and the Debtors’ remaining affairs will be wound down in accordance with the Prepackaged Plan.

In either case, the Debtors expect to continue to operate in the ordinary course during the Chapter 11 Cases and to continue to make XPOVIO available to patients without interruption. Additionally, upon the Effective Date, all actions contemplated by the Prepackaged Plan will be deemed authorized and approved.

U.	Will any party have significant influence over the corporate governance and operations of NewCo and the Reorganized Debtors?

In the event of a Reorganization Transaction, as of the Effective Date, the terms of the then-sitting members of the boards of directors of the Debtors shall expire, and the initial boards of directors of the Reorganized Debtors (including NewCo), as well as the officers of each of the Reorganized Debtors (including NewCo), shall be appointed in accordance with the New Corporate Governance Documents. To the extent known, the identity and affiliation of any Person proposed to serve on the New Board, the Persons who will serve as officers of the Reorganized Debtors (including NewCo), and the identity and compensation of any insider that will be employed or retained by the Reorganized Debtors (including NewCo) will be disclosed in the Plan Supplement or prior to the Combined Hearing. In the event of a Sale Transaction structured as an asset sale, the Post-Effective Date Debtors will be administered by the Plan Administrator, as described in Article IV.C of this Disclosure Statement.

Assuming that the Effective Date occurs in a Reorganization Transaction, Holders of Funded Debt Claims will hold, in the aggregate, 55.0% of the New Common Stock (subject to dilution by the Omisirge Contingent Equity and the Management Incentive Plan) and the former equityholders of Ayrmid will hold the remaining 45.0% (which will not be diluted by the Omisirge Contingent Equity, but will be subject to dilution by the Management Incentive Plan). Consummation of the Prepackaged Plan may result in a small number of holders, including the former equityholders of Ayrmid and certain members of the Ad Hoc Group, each owning a significant percentage of the New Common Stock, and such holders may be in a position to control or significantly influence matters requiring approval by the holders of New Common Stock, including the election of directors and the approval of a change of control of NewCo. Ayrmid is majority-owned by certain funds managed by Highbridge Capital Management, LLC, which is also a member of the Ad Hoc Group; see Article VI.G of this Disclosure Statement. The New Corporate Governance Documents, which will be filed with the Plan Supplement, will govern the rights of holders of New Common Stock, including with respect to transfer restrictions, information rights, and board composition.

V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Prepackaged Plan?

If you have any questions regarding this Disclosure Statement or the Prepackaged Plan, please contact the Claims and Balloting Agent, Stretto, Inc., via one of the following methods:

By regular mail, hand delivery, or overnight mail at:

Karyopharm Therapeutics Inc. Ballot Processing

c/o Stretto, Inc.,

410 Exchange, Suite 100,

Irvine, CA 92602

By electronic mail at:

TeamKaryopharm@stretto.com

(with “Karyopharm Solicitation Inquiry” in the subject line)

By telephone at:

(866) 270-4922 (toll-free within the United States or Canada); or

+1 (949) 561-0471 (international)

Copies of the Prepackaged Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Claims and Balloting Agent at the address above or by downloading the exhibits and documents from the Debtors’ restructuring website maintained by the Claims and Balloting Agent at https://cases.stretto.com/KPTI (free of charge) or via PACER at https://www.pacer.gov (for a fee).

W.	Do the Debtors recommend voting in favor of the Prepackaged Plan?

Yes. The Debtors believe that the Prepackaged Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result from any other available alternative. The Debtors believe that the Prepackaged Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet, positions the XPOVIO franchise and myelofibrosis program within a larger, better-capitalized commercial platform, preserves the flexibility to pursue a superior Sale Transaction through the Bidding Procedures, and enables the Debtors to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Prepackaged Plan.

X.	Who supports the Prepackaged Plan?

The Prepackaged Plan is supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, which includes Holders of 100% of the 1L Term Loan Claims, 100% of the 1.5L 2028 Notes Claims, 100% of the 2L 2029 Notes Claims, and 100% of the RIFA Claims; the Consenting Preferred Shareholders, which hold 100% of the Existing Preferred Interests; and Ayrmid.

IV.	THE RESTRUCTURING SUPPORT AGREEMENT AND PREPACKAGED PLAN

A.	Restructuring Support Agreement.

As more fully described in Article VI.G hereof, over the past year the Company and its Advisors (as defined herein) evaluated the strategic alternatives available to the Company and built consensus among the Ad Hoc Group, the Royalty Investors, and Ayrmid around the Restructuring Transactions. These efforts culminated in (a) commitments from the 1L Lenders (the “DIP Lenders”) to provide the DIP Facility; (b) agreement on the terms of the Reorganization Transaction, subject to the continued Marketing and Sale Process and the Debtors’ right to pursue a higher or otherwise better Sale Transaction; and (c) the support of the Consenting Stakeholders for the Restructuring Transactions, the Prepackaged Plan, and the commencement of the Chapter 11 Cases. That support is memorialized in the Restructuring Support Agreement, a copy of which is attached hereto as Exhibit B.

Pursuant to the Restructuring Support Agreement, the Consenting Stakeholders and Ayrmid have agreed to, among other things, as applicable:

•	vote to accept the Prepackaged Plan (subject to the terms and conditions set forth therein);

•	support and provide the releases set forth in the Prepackaged Plan;

•

refrain from taking any action that would delay or impede consummation of the Restructuring Transactions or the Prepackaged Plan, and refrain from supporting any alternative transaction other than a Sale Transaction that satisfies the Successful Bid Mandatory Conditions; and

•

support and effectuate the Restructuring Transactions, including the Debtors’ entry into the DIP Facility and, in the case of Ayrmid, the Merger Agreement, in each case as contemplated by the Restructuring Support Agreement.

The Prepackaged Plan represents a significant step in the Debtors’ year-long restructuring process. The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence or, if a Successful Bid is received, a value-maximizing Sale Transaction. The milestones under the Restructuring Support Agreement are set forth in Article VII.B hereof. Together, the Restructuring Support Agreement and the Prepackaged Plan provide a pathway toward a comprehensive restructuring of the Debtors’ prepetition funded debt, preserve the going-concern value of the XPOVIO franchise and the myelofibrosis program, and provide for an equitable distribution to the Debtors’ stakeholders, all while minimizing disruption to day-to-day operations and to the patients who depend on XPOVIO.

B.	The DIP Facility.

Pursuant to, and subject to the terms of, the Restructuring Support Agreement, the DIP Lenders have committed to provide the Debtors with a $55 million new-money, senior secured, superpriority debtor-in-possession term loan facility, together with a roll-up of a portion of the loans under the 1L Term Loan Facility (the “DIP Facility”), the proceeds of which will fund the administration of the Chapter 11 Cases, the continued operation of the Company’s business (including the continued supply of XPOVIO to patients and the orderly wind-down of the Company’s discontinued clinical programs), and the costs of consummating the Restructuring Transactions. Participation in the DIP Facility was offered ratably, on the same terms, to all 1L Lenders. On the Petition Date, the Debtors intend to file the DIP Motion seeking approval of the DIP Facility on an interim and final basis. The terms of the DIP Facility are summarized in the DIP Motion and set forth in the DIP Facility Documents.

On the Effective Date, in the event of a Reorganization Transaction, Allowed DIP New Money Claims will be repaid in Cash from up to $50,000,000 of the proceeds of the NewCo Facility and the Debtors’ unrestricted Cash on hand at closing in excess of the reserves provided for in the Prepackaged Plan, and the Holders of any Allowed Equitized DIP New Money Claims and Allowed DIP Roll-Up Claims will receive their Pro Rata shares of the DIP New Money Equity Distribution and the DIP Roll-Up Equity Distribution, respectively (which will be exchanged in the Merger for Merger Consideration). In the event of a Sale Transaction, the Allowed DIP Claims will be paid in full in Cash from the proceeds of the Sale Transaction on the Effective Date. See Article III.F of this Disclosure Statement.

C.	The Prepackaged Plan.

The Prepackaged Plan contemplates the following key terms, among others described herein and therein:

1.	General Settlement of Claims and Interests.

As discussed in detail in this Disclosure Statement and as otherwise provided in the Prepackaged Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI of the Prepackaged Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

2.	Sale Transaction Election Deadline; Successful Bid.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan; provided, however, that if a Successful Bid is received in accordance with the Bidding Procedures that satisfies the Successful Bid Mandatory Conditions (as defined below), the Debtors may, with the consent of the Required Consenting Funded Debt Parties (and, to the extent required under the Restructuring Support Agreement, the Required Consenting Royalty Investors), elect to pursue the Sale Transaction by Filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline. The marketing process for the Debtors’ assets, the submission and evaluation of Qualified Bids, any Auction, and the selection of any Successful Bid shall be conducted in accordance with the Restructuring Support Agreement, the Bidding Procedures, and the Bidding Procedures Order, and any Sale Transaction shall be implemented in accordance with the Restructuring Support Agreement, the Bidding Procedures, the Purchase Agreement, and the Confirmation Order or the Sale Order, as applicable.

The Debtors shall only designate a Qualified Bid as a Successful Bid if such Qualified Bid meets the requirements to be set forth in the Bidding Procedures and the following mandatory conditions (such conditions, the “Successful Bid Mandatory Conditions”):

•

the Qualified Bid provides for net proceeds at closing of at least $335,384,812; provided that $18,750,000 of such amount allocable to the RIFA Claims may be satisfied with Cash or non-Cash consideration, in such form as is acceptable to the Holders of RIFA Claims in their discretion, having a value of not less than such portion;

•	the Qualified Bid provides for the payment in full in Cash of any Bid Protections payable in accordance with the Bidding Procedures Order; and

•	the Qualified Bid provides for the funding in Cash, at the closing of the Sale Transaction, of the Wind-Down Budget.

The Debtors are authorized, subject to the entry of the Bidding Procedures Order or other order of the Bankruptcy Court approving the Bid Protections, to provide Bid Protections to Ayrmid in respect of the Reorganization Transaction in the amounts, on the terms, and subject to the conditions set forth in the Restructuring Support Agreement and the Bidding Procedures Order. The Bid Protections shall be earned upon the selection of a Successful Bid submitted by an Entity other than Ayrmid and shall constitute Allowed Administrative Claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other Administrative Claims of the kind specified in sections 503(b)(1) and 507(a) of the Bankruptcy Code, subject and subordinate to the DIP Claims and the Carve-Out, without further order of the Bankruptcy Court. The Bid Protections, to the extent earned, shall be payable in Cash within three (3) Business Days after the date on which an Acceptable Alternative Transaction or an Alternative Restructuring Proposal (each as defined in the Restructuring Support Agreement, and either of which may constitute the Sale Transaction) is consummated, whether pursuant to the Bidding Procedures Order, a chapter 11 plan (including the Prepackaged Plan), or otherwise, and shall be paid from the Cash proceeds of such Acceptable Alternative Transaction or Alternative Restructuring Proposal, as applicable (or as otherwise provided in the Bidding Procedures Order), in each case subject to (a) Ayrmid’s compliance with the terms of the Restructuring Support Agreement and (b) the exceptions set forth in Section 14.07(b) of the Restructuring Support Agreement (including where the termination of the Restructuring Support Agreement as to Ayrmid arises from or is attributable to Ayrmid’s breach of the Restructuring Support Agreement, Ayrmid’s withdrawal from the sale process, or Ayrmid’s failure to consummate the Reorganization Transaction (except, in the case of such a failure, as a result of matters directly or proximately caused by another party to the Restructuring Support Agreement)). Ayrmid’s agreement to serve as the Back-Up Bidder, if so designated, shall be without prejudice to its right to payment of the Bid Protections, to the extent earned, upon the consummation of an Acceptable Alternative Transaction or an Alternative Restructuring Proposal. For the avoidance of doubt, the failure to consummate an Acceptable Alternative Transaction or an Alternative Restructuring Proposal shall not affect the status of the Bid Protections, to the extent earned, as Administrative Claims.

If the Debtors File a Sale Transaction Election Notice and the Sale Transaction does not close on or before the Back-Up Bid Termination Date or the outside date set forth in the applicable Purchase Agreement (or such Purchase Agreement is otherwise terminated), then, subject to the terms of the Bidding Procedures Order and the Restructuring Support Agreement, the Debtors may (a) consummate a Sale Transaction with the Entity (if any) that submitted the next-highest or otherwise best Qualified Bid satisfying the Successful Bid Mandatory Conditions, or (b) if Ayrmid has been designated as the Back-Up Bidder by written notice to Ayrmid delivered on or prior to the conclusion of the auction, designate the Back-Up Bid as the Successful Bid, withdraw the Sale Transaction Election Notice, and consummate the Reorganization Transaction in accordance with the Prepackaged Plan and the Definitive Documents (as modified to reflect any improvements made by Ayrmid at the Auction), which Definitive Documents (including the Merger Agreement) shall be deemed reinstated and in full force and effect from and after the date of such designation (and not during the period between the selection of such Successful Bid and such designation), as promptly as practicable following the satisfaction or waiver of the conditions precedent set forth in Article IX.A of the Prepackaged Plan, in which case the applicable milestones under the Restructuring Support Agreement and the DIP Facility Documents shall, with the consent of the Required Consenting Funded Debt Parties (such consent not to be unreasonably withheld) and, solely with respect to the Ayrmid Milestones (as defined in the Restructuring Support Agreement), Ayrmid, be deemed extended to the extent reasonably necessary to accommodate the consummation of the Reorganization Transaction. The foregoing shall occur in each case without further solicitation of votes on the Prepackaged Plan and without the need for further order of the Bankruptcy Court other than the Confirmation Order; provided that the Confirmation Order shall provide that the Bankruptcy Court retains jurisdiction to resolve any dispute arising in connection therewith.

3.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as may be set forth in the Restructuring Transactions Memorandum, and may enter into and may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant and subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan), in each case in the most tax-efficient manner for the Debtors and the Consenting Stakeholders, as reasonably determined by the Debtors and the Required Consenting Funded Debt Parties (and, in the event of the Reorganization Transaction, Ayrmid). These actions to effectuate the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of incorporation, formation, organization, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable Law; (d) the issuance of the Reorganized Parent Common Stock and the New Common Stock, including the Omisirge Contingent Equity; (e) the execution and delivery of the MF CVR Agreement and any filing related thereto, and distribution of the MF CVRs pursuant to the MF CVR Agreement; (f) the execution and delivery of the New Royalty Agreement; (g) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor or Post-Effective Date Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors or Post-Effective Date Debtors, as applicable); (h) the execution and delivery of the Purchase Agreement (if applicable), the Merger Agreement (if applicable) and the NewCo Facility Documents (if applicable), and any filing related thereto, and the incurrence of the obligations thereunder; (i) the winddown of the German RemainCo; and (j) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors may determine are necessary or appropriate, subject to the consent rights set forth in the Restructuring Support Agreement, including by voting or exercising any powers or rights available to such Holder, including at any board, creditors’, or shareholders’ meeting, to effectuate the provisions and intent of the Prepackaged Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan, including as may be set forth in the Restructuring Transactions Memorandum.

a.	Reorganization Transaction.

If the Reorganization Transaction is to be consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue or enter into all securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Restructuring Transactions in accordance with the Restructuring Transactions Memorandum.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth in the Prepackaged Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents and the NewCo Facility Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

b.	Sale Transaction.

In the event the Sale Transaction occurs, the Sale Transaction will be effectuated either by (a) one or more equity sale(s) under the Prepackaged Plan or (b) one or more asset sale(s) pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan, in each case, with such Sale Transaction Documents to be set forth in the Plan Supplement or Filed with the Bankruptcy Court.

4.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors or Post-Effective Date Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors or the Post-Effective Date Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor or Post-Effective Date Debtor, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

6.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement (including the Restructuring Transactions Memorandum), on the Effective Date, all agreements, instruments, Securities, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed canceled and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged; provided that for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such canceled agreements, instruments, Securities, and other documentation shall have no rights arising from or related to such agreements, instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

7.	Cancellation of Certain Existing Security Interests.

Upon the satisfaction or discharge in full pursuant to the Prepackaged Plan of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation or extinguishment of such Liens or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

8.	Sources of Consideration for Prepackaged Plan Distributions.

The Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with (a) the Debtors’ Cash on hand, (b) Cash generated from operations, (c) if the Reorganization Transaction is consummated, the Reorganized Parent Common Stock, the DIP Facility, and the NewCo Facility, and (d) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

9.	New Common Stock.

In connection with the Reorganization Transaction, the issuance of the Reorganized Parent Common Stock (comprising the Reorganized Parent Equity Distribution) pursuant to the Prepackaged Plan and the issuance of the New Common Stock (as part of the Merger Consideration) pursuant to the Merger Agreement shall be hereby authorized without the need for any further corporate or similar action and without any further action by the Holders of Claims or Interests. Reorganized Parent and NewCo, as applicable, shall be authorized to issue the number of shares, units or equity interests of Reorganized Parent Common Stock and New Common Stock, respectively, required to be issued under the Prepackaged Plan and the Merger Agreement and pursuant to their respective New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with their respective terms. Subject to the agreement of the Required Consenting Funded Debt Parties and Ayrmid, NewCo may be a newly formed or an existing entity for the purposes of consummating the Merger, in either case to be determined on or prior to the Effective Date.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Prepackaged Plan shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Prepackaged Plan shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

In the event of a Reorganization Transaction, the Reorganized Debtors (a) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on any stock exchange or market and shall not be registered under the Exchange Act, (b) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (c) shall not be required to list the New Common Stock on any stock exchange or market.

On or prior to the Effective Date, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors shall, as applicable, (a) take all actions necessary or appropriate to delist the Existing Common Stock Interests from Nasdaq and to deregister all securities of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, under the Exchange Act as promptly as practicable in compliance with SEC rules (such that, in the event of the Reorganization Transaction, the termination of the registration of all securities of Parent under sections 12 and 15(d) of the Exchange Act shall have been completed and shall be effective on the Effective Date concurrently with the consummation of the Merger, to the extent permitted by applicable Law and SEC rules), (b) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (c) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (d) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under section 15(d) of the Exchange Act, and (e) take all actions reasonably necessary or appropriate to ensure (A) that the New Common Stock and the MF CVRs shall not be listed on a stock exchange or market and that the Reorganized Debtors shall not be required to list the New Common Stock or MF CVRs on a stock exchange or market, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the MF CVR Agreement, as applicable, and (B) that the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

10.	The Merger.

Solely in the event of the Reorganization Transaction, on the Effective Date and immediately after the issuance of the Reorganized Parent Equity Distribution, the Merger shall be consummated in accordance with the Merger Agreement and the Restructuring Transactions Memorandum as a Restructuring Transaction pursuant to sections 1123(a)(5) and 1123(b)(3) of the Bankruptcy Code. In the Merger, NewCo shall issue the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Restructuring Transactions Memorandum. Each Holder of an Allowed Prepetition Funded Debt Claim, Allowed Equitized DIP New Money Claim, or Allowed DIP Roll-Up Claim shall be deemed to have received its share of the Reorganized Parent Equity Distribution and to have exchanged such Reorganized Parent Common Stock in the Merger for its share of the Merger Consideration, and the applicable Disbursing Agent shall deliver the New Common Stock and the MF CVRs constituting the Merger Consideration directly to or for the benefit of such Holders in accordance with Article VI of the Prepackaged Plan, without any requirement that certificates or book-entry positions evidencing the Reorganized Parent Common Stock be issued to or delivered by such Holders. For the avoidance of doubt, any New Common Stock or MF CVRs distributed on account of Allowed Equitized DIP New Money Claims and Allowed DIP Roll-Up Claims shall be allocated solely from the Merger Consideration otherwise distributable to the Holders of Allowed Prepetition Funded Debt Claims and shall not reduce or dilute the New Common Stock allocable to the equityholders of Ayrmid or the Omisirge Contingent Equity. On the Effective Date, the Liens and obligations under the Ayrmid Term Loan shall be addressed in the manner set forth in the Merger Agreement and the Restructuring Transactions Memorandum, which shall be acceptable to the Required Consenting Funded Debt Parties and Ayrmid and otherwise consistent with the Restructuring Support Agreement; provided that any Liens and obligations in respect of the Ayrmid Term Loan (or any successor obligations thereto) shall be equitized into pre-Effective Date Ayrmid or structurally subordinated in their entirety to the claims against, and the equity interests in, NewCo, in each case in a manner acceptable to the Required Consenting Funded Debt Parties in their sole discretion, and no proceeds of the NewCo Facility shall be used to prepay the Ayrmid Term Loan. The Merger Agreement, the Merger, and the issuance of the Merger Consideration shall be deemed authorized and approved by the Confirmation Order without the need for any further corporate or similar action or any further action by Holders of Claims or Interests, and the Confirmation Order shall constitute all approvals and consents required under applicable non-bankruptcy Law for the consummation of the Merger. The Reorganization Transaction (including the Merger) shall be structured in a manner reasonably acceptable to the Debtors, the Required Consenting Funded Debt Parties, and Ayrmid that, to the extent reasonably practicable, (a) minimizes any cash taxes payable as a result of the consummation of the Reorganization Transaction, (b) maximizes the favorable tax attributes (including tax basis) of the Reorganized Debtors and NewCo and their respective subsidiaries going forward, and (c) otherwise achieves such tax-planning outcomes as are reasonably requested by the Debtors, the Required Consenting Funded Debt Parties and Ayrmid, in each case as set forth in the Restructuring Transactions Memorandum, which shall be Filed with the Plan Supplement. The Merger is a transaction contemplated by, and shall be deemed to be effectuated pursuant to, the Prepackaged Plan. Accordingly, and notwithstanding anything to the contrary in any Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan, or any other agreement, instrument, or document to which a Debtor is a party that is Reinstated or otherwise continues in effect after the Effective Date, the consummation of the Merger shall not constitute, give rise to, or be deemed to constitute or give rise to a default, breach, event of default, “change of control,” “fundamental change,” assignment, termination event, or any similar event, or entitle any counterparty to terminate, modify, accelerate, or exercise any other remedy under any such agreement, and any provision purporting to the contrary shall be unenforceable to the fullest extent permitted by sections 365, 541(c), and 1123 of the Bankruptcy Code.

11.	MF CVR Agreement; Omisirge Contingent Equity.

Solely in the event of a Reorganization Transaction, on the Effective Date substantially concurrently with the consummation of the Merger, NewCo shall enter into the MF CVR Agreement and shall issue the MF CVRs to the Disbursing Agent for distribution as part of the Merger Consideration to the Holders of Allowed Prepetition Funded Debt Claims, Allowed Equitized DIP New Money Claims, and Allowed DIP Roll-Up Claims in accordance with Article II.B, Article III.B, and Article IV.J of the Prepackaged Plan. The MF CVRs shall not constitute equity interests in NewCo or confer any voting or governance rights.

Solely in the event of a Reorganization Transaction, the Merger Agreement (and, to the extent applicable, the New Corporate Governance Documents) shall provide for the issuance of the Omisirge Contingent Equity to the equityholders of Ayrmid as of immediately prior to the Merger if and to the extent specified in the Merger Agreement (and, to the extent applicable, the New Corporate Governance Documents). The issuance of the Omisirge Contingent Equity shall dilute solely the New Common Stock issued as Merger Consideration to the Holders of Allowed Prepetition Funded Debt Claims (and any other New Common Stock issued on account of Claims under the Prepackaged Plan), and shall not dilute New Common Stock issued in the Merger to the equityholders of Ayrmid as of immediately prior to the Merger.

The MF CVR Agreement and the provisions of the Merger Agreement and the New Corporate Governance Documents governing the Omisirge Contingent Equity shall be duly authorized without the need for any further corporate or similar action and without further action by the Debtors, the Reorganized Debtors, or the Holders of Claims or Interests. The MF CVR Agreement and the MF CVRs shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable obligations of NewCo in accordance with their respective terms.

12.	New Royalty Agreement.

Solely in the event of a Reorganization Transaction, on the Effective Date, NewCo and each of its subsidiaries that owns or controls any selinexor assets shall enter into the New Royalty Agreement with the Holders of RIFA Claims (or their designee) and the Royalty Collateral Agent (or another collateral agent designated by the Holders of RIFA Claims), pursuant to which NewCo shall pay to the Holders of RIFA Claims (or their designee) an unsecured royalty equal to 3.0% of the net revenues received by NewCo from all products containing selinexor (including XPOVIO® (selinexor) in combination with ruxolitinib for patients with myelofibrosis) for the period of five (5) years following the Effective Date, on the terms and subject to the conditions set forth in the New Royalty Agreement and as more fully described in the Ayrmid Transaction Term Sheet. The obligations under the New Royalty Agreement shall be unsecured obligations of NewCo and its applicable subsidiaries and shall not be secured by any Lien on any assets of NewCo, the Reorganized Debtors, or their respective subsidiaries. The New Royalty Agreement shall include a liquidated damages provision in an amount equal to $18,750,000. Holders of RIFA Claims may pursue the acquisition of the Debtors’ interests in certain other royalty agreements for aggregate consideration of up to $35,000,000; provided, however, that there shall be no obligation or requirement for the Debtors or NewCo to consummate such a sale; provided, further, that any such sale shall be subject to the consent of the Debtors, the Required Consenting Funded Debt Parties, and, to the extent that the Debtors have not selected an Acceptable Alternative Transaction, Ayrmid. The New Royalty Agreement shall replace and supersede the RIFA in its entirety, and on the Effective Date the RIFA (including any change of control payment, premium, or similar amount thereunder) shall be canceled, released, and discharged in accordance with Article IV.F of the Prepackaged Plan. Entry into the New Royalty Agreement and the performance of NewCo’s obligations thereunder shall be authorized without the need for any further corporate or similar action and without any further action by the Debtors, the Reorganized Debtors, or the Holders of Claims or Interests.

13.	NewCo Facility.

In connection with the Reorganization Transaction, on the Effective Date and immediately after the consummation of the Merger, entry into the NewCo Facility Documents by NewCo (or such other borrower identified in the NewCo Facility Documents) and the applicable guarantors, the incurrence of the obligations thereunder, and the granting of the related guarantees, Liens, and security interests shall be authorized without the need for any further corporate or similar action and without any further action by Holders of Claims or Interests. The proceeds of the NewCo Facility shall be available to be drawn in full on the Effective Date and shall be used to (a) refinance up to $50,000,000 of Allowed DIP New Money Claims in Cash in accordance with Article II.B of the Prepackaged Plan (and, if the Allowed DIP New Money Claims are equal to or less than

$50,000,000, to repay such Allowed DIP New Money Claims in full), (b) pay Cure amounts and other amounts payable by the Debtors or the Reorganized Debtors under the Prepackaged Plan, and (c) fund the working capital needs of NewCo and the Reorganized Debtors, in each case subject to the DIP Budget. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, act or take action under applicable Law, regulation, order, or rule as may be necessary or appropriate to enter into, execute, deliver, and perform the NewCo Facility Documents, including the payment of all fees, indemnities, and expenses provided for therein.

On the Effective Date (or earlier, if provided in an order of the Bankruptcy Court), all Liens and security interests granted pursuant to, or in connection with, the NewCo Facility Documents and the related guarantees, (a) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the NewCo Facility and the related guarantees, with the priorities established in respect thereof under the NewCo Facility Documents, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (b) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors, NewCo and the Persons granted Liens and security interests under the NewCo Facility Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

14.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan, the Plan Supplement, and the Restructuring Transactions Memorandum shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the Reorganized Parent Common Stock and the New Common Stock (including the Omisirge Contingent Equity, when and if issuable); (b) the entry into the NewCo Facility Documents; (c) the entry into the Merger Agreement, and the consummation of the Merger; (d) implementation of the Restructuring Transactions (including, in the event of a Sale Transaction, the Sale Transaction Documents); (e) entry into the MF CVR Agreement and issuance and distribution of the MF CVRs; (f) entry into the New Royalty Agreement; (g) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (h) adoption of the New Corporate Governance Documents; (i) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (j) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors (including NewCo), including, as applicable, the Reorganized Parent Common Stock, the New Common Stock, the NewCo Facility Documents, the Merger Agreement, the New Corporate Governance Documents, the MF CVRs, the MF CVR Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.M of the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy Law.

15.	New Corporate Governance Documents.

In the event of a Reorganization Transaction, on or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors and become effective. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

a.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Board and new officers of each of the Reorganized Debtors (including NewCo) shall be appointed. For subsequent terms, following the Effective Date, members of the New Board and new officers of each of the Reorganized Debtors (including NewCo) shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor (including NewCo).

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Board will be disclosed in the Plan Supplement or prior to the Combined Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors (including NewCo) and, to the extent known, the identity and compensation of any insider (as such term is defined in section 101(31) of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtors (including NewCo). Provisions regarding the removal, appointment, and replacement of members of the New Board, to the extent applicable, will be disclosed in the New Corporate Governance Documents.

16.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and Post-Effective Date Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

17.	Treatment of Executory Contracts and Unexpired Leases.

In the event of a Reorganization Transaction, on the Effective Date, except as otherwise provided in Articles V.E and V.F and elsewhere in the Prepackaged Plan, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor (and shall remain in effect notwithstanding the consummation of the Merger) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (a) are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) have previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

In the event of a Sale Transaction, on the Effective Date, except as otherwise provided in Articles V.E and V.F and elsewhere in the Prepackaged Plan, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable Debtor or Post-Effective Date Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (a) are identified on the Assumed Executory Contracts and Unexpired Leases Schedule; (b) have been previously assumed by the Debtors pursuant to a Final Order; (c) are the subject of a motion to assume that was Filed on or before the Confirmation Date; (d) are to be assumed by the Debtors or assumed by the Debtors and assigned to a third party, as applicable, in connection with any sale transaction, including the Sale Transaction; or (e) are a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases as set forth in the Prepackaged Plan and the applicable schedule, and any provision in an assumed Executory Contract or Unexpired Lease (including any “change of control” or similar provision) that would be triggered by the Chapter 11 Cases, the assumption, or the Confirmation or Consummation of the Prepackaged Plan (including the Restructuring Transactions) shall be deemed modified such that the transactions contemplated by the Prepackaged Plan do not entitle the counterparty to terminate or modify such contract or lease or exercise default-related remedies. After the Petition Date and no later than twenty-one (21) calendar days before the Combined Hearing, the Debtors will serve notices of proposed assumption and proposed Cure amounts (if any) on the counterparties to the Executory Contracts and Unexpired Leases to be assumed, and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, will pay any Cure amounts on the Effective Date or as soon as reasonably practicable thereafter (or, if a dispute is unresolved, as soon as reasonably practicable after resolution). Any objection by a counterparty to a proposed assumption or Cure amount must be Filed, served, and actually received by counsel to the Debtors no later than the date and time specified in the notice (which shall be not less than fourteen (14) days after such notice is served), and a counterparty that fails to object timely will be deemed to have assented to the assumption and Cure amount. The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of the Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption, and, in the event of a Reorganization Transaction, any default, change of control, assignment, or similar event that would otherwise arise from the consummation of the Merger or the other Restructuring Transactions. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases must be Filed within thirty (30) days after the later of the date of entry of an order approving such rejection, the effective date of such rejection, and the Effective Date, and any such Claim not timely Filed will be automatically disallowed and forever barred. In the event of a Reorganization Transaction, all employee compensation and benefits plans, policies, and programs of the Debtors (including, subject to the limitations set forth in the Prepackaged Plan, the KPTI Severance Plans) will be assumed, and NewCo will provide COBRA continuation coverage through the eighteen-month anniversary of the Effective Date and, for one year following the Effective Date, severance pay and benefits to Covered Employees who experience a Qualifying Termination no less favorable than those provided under the KPTI Severance Plans, in each case up to the amounts scheduled on Annex A to the Ayrmid Transaction Term Sheet. See Article V of the Prepackaged Plan.

18.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Date Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII of the Prepackaged Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) do not reserve any Causes of Action that have been expressly released or exculpated pursuant to the Prepackaged Plan (including, for the avoidance of doubt, Claims and Causes of Action against the Consenting Stakeholders released pursuant to the releases by the Debtors provided in Article VIII.C of the Prepackaged Plan and the exculpation contained in Article VIII.E of the Prepackaged Plan).

The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

19.	Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Stock and all other Securities entered into or issued in connection with the Prepackaged Plan (including, solely to the extent constituting securities as defined in and for purposes of the Securities Act, the MF CVRs), shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (a) section 1145 of the Bankruptcy Code, (b) section 4(a)(2) of the Securities Act or Regulation S under the Securities Act, or (c) any other available exemption from registration, as applicable.

Any Securities issued under section 1145 of the Bankruptcy Code (a) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (b) will generally be freely tradable and transferable in the United States by a recipient thereof that (i) is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors, NewCo, or the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the agreements, instruments or other documents governing such Securities or to which the holder of such Securities is a party.

To the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the Merger Consideration (to the extent it consists of securities as defined in and for purposes of the Securities Act) will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) or Regulation S under the Securities Act will be “restricted securities” under the Securities Act or subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the agreements, instruments or other documents governing such Securities or to which the holder of such Securities is a party.

The issuance of the New Common Stock and any and all other Securities entered into or issued pursuant to the Prepackaged Plan shall not constitute an invitation or solicitation of an invitation or offer to sell or buy any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any securities (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

Notwithstanding anything to the contrary in the Prepackaged Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Stock and MF CVRs are exempt from registration or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock or MF CVRs are exempt from registration or eligible for DTC book-entry delivery, settlement and depository services.

20.	1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor, Post-Effective Date Debtor, or to any other Person) of property under or in connection with the Prepackaged Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors, Reorganized Debtors or Post-Effective Date Debtors, including the Reorganized Parent Common Stock, the New Common Stock, and the MF CVRs; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for NewCo’s and the Reorganized Debtors’ obligations under and in connection with the NewCo Facility or any other debt instrument; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

21.	Additional Sale Transaction Provisions.

Solely if the Sale Transaction occurs and is consummated, the following additional provisions shall apply:

a.	Post-Effective Date Debtors.

If the Sale Transaction is an asset sale, following the sale of certain assets of the Debtors under the Prepackaged Plan or the Sale Order(s), on and after the Effective Date, the Post-Effective Date Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided under the Prepackaged Plan, (d) funding distributions, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the Schedule of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with their continuing obligations under the Purchase Agreement(s), if any, and (h) administering the Prepackaged Plan in an efficacious manner. In such case, the Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for a plan administrator to file motions or substitutions of parties or counsel in each such matter.

b.	Post-Effective Date Plan Administrator.

If the Sale Transaction is an asset sale and is consummated, on the Effective Date, the Post-Effective Date Plan Administrator shall be appointed with respect to each Post-Effective Date Debtor. The Post-Effective Date Plan Administrator shall be acceptable to the Debtors and the Required Consenting Funded Debt Parties and shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a Governing Body, subject to the provisions of the Prepackaged Plan (and all certificates of formation, membership agreements, and related documents shall be deemed amended by the Prepackaged Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out its responsibilities under the Prepackaged Plan on terms which shall be disclosed in the Plan Supplement.

22.	Director and Officer Liability Insurance.

On or prior to the Effective Date, the Debtors shall place the D&O Liability Insurance Policies in effect as of the Petition Date into runoff (or purchase tail coverage providing substantially equivalent coverage) for a period of six (6) years following the Effective Date, at the Debtors’ expense, for the benefit of the Debtors’ current and former directors, officers, and managers with respect to conduct occurring prior to the Effective Date. Notwithstanding anything to the contrary in the Prepackaged Plan (including Article V.E of the Prepackaged Plan), after the Effective Date, none of the Reorganized Debtors (including NewCo) or the Post-Effective Date Debtors shall terminate, amend, or otherwise reduce the coverage under any such runoff or tail policies, and all directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors, officers, or managers remain in such positions after the Effective Date. NewCo and the Reorganized Debtors may obtain new D&O Liability Insurance Policies effective as of the Effective Date.

23.	Indemnification Obligations.

All indemnification provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed by a newly-formed entity, which may be an Affiliate of NewCo (the “Indemnification

Entity”), in scope acceptable to the Debtors, Ayrmid, and the Required Consenting Funded Debt Parties and in scope no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date. The obligations assumed by the Indemnification Entity shall include, for the avoidance of doubt, the obligation to fund and pay, as and when due, any self-insured retention, deductible, or similar amount required to be borne by the insureds under any of the D&O Liability Insurance Policies (including any runoff or tail policies described in Article IV.S of the Prepackaged Plan) in connection with any claim thereunder against any such current or former director, officer, manager, employee, attorney, accountant, investment banker, or other professional of the Debtors. The obligations of the Indemnification Entity in respect of such indemnification provisions (including any such self-insured retention or deductible amounts) shall be supported by an intercompany promissory note in the principal amount of $2,500,000 issued by NewCo or an Affiliate of NewCo in favor of the Indemnification Entity on the Effective Date, on terms acceptable to the Debtors, Ayrmid, and the Required Consenting Funded Debt Parties, and the Indemnification Entity shall not incur any indebtedness or other obligations other than the indemnification obligations assumed pursuant to Article IV.T of the Prepackaged Plan.

24.	Winddown of Karyopharm Europe GmbH.

In the event of a Reorganization Transaction, on the Effective Date, the Debtors shall deposit a sufficient amount of Cash (in an amount agreed by the Debtors, the DIP Lenders, and the Required Consenting Funded Debt Parties) into a segregated account (the “German RemainCo Winddown Account”) in order to conduct an orderly winddown and dissolution of Karyopharm Europe GmbH (the “German RemainCo”) after the Effective Date.

25.	Management Incentive Plan.

On or after the Effective Date, NewCo shall implement the Management Incentive Plan on terms acceptable to Ayrmid and the Required Consenting Funded Debt Parties and approved by the New Board, the terms of which, to the extent then available, shall be Filed with the Plan Supplement.

26.	Releases.

The Prepackaged Plan contains certain releases (as described more fully in Article III.O of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?”), including mutual releases among each of the following, solely in its capacity as such: (a) each Debtor; (b) the Post-Effective Date Plan Administrator or the Reorganized Debtors, as applicable; (c) NewCo; (d) the Prepetition Agents; (e) each Consenting Stakeholder; (f) each Consenting Royalty Investor; (g) each Consenting Preferred Shareholder; (h) the DIP Lenders; (i) the DIP Agent; (j) Ayrmid; (k) each current and former Affiliate of each Entity in the foregoing clauses (a) through (j); and (l) each Related Party of each Entity in clauses (a) through (k); provided that any Holder of a Claim or Interest that (x) affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable Ballot or Notice of Non-Voting Status indicating that it opts not to grant the releases provided in the Prepackaged Plan or (y) in the case of a Holder of a Claim or Interest in a Class that is deemed to reject the Prepackaged Plan, does not affirmatively opt in to the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that it opts to grant the releases provided in the Prepackaged Plan, shall not be a “Released Party.”

V.	DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	Corporate History and Operations.

XPOVIO received its initial approval from the FDA in July 2019 and is currently approved in the United States in two multiple myeloma indications. The Company commercializes XPOVIO in the United States directly and, outside the United States, through its licensing partners.

Parent was incorporated in Delaware on December 22, 2008, and has its principal place of business in Newton, Massachusetts. The Company has one U.S. subsidiary, KPT Texas LLC, a Texas limited liability company, and one foreign non-Debtor subsidiary, Karyopharm Europe GmbH, organized in Germany. The Company is supported by approximately 192 employees who work remotely throughout the United States and overseas or at the Company’s headquarters in Massachusetts. In addition, the Company’s business operations are supported by 34 independent contractors. An illustrative chart of the Company’s corporate structure as of the Petition Date is attached hereto as Exhibit C.11

B.	Business and Operations.

The Company’s primary focus is on marketing XPOVIO in its currently-approved indications in multiple myeloma and on developing and seeking regulatory approval of selinexor in myelofibrosis. XPOVIO is currently approved and marketed in the United States for the following indications: (a) in combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy; and (b) in combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody.

The Company has historically financed its operations through a combination of proceeds from: (a) product revenue sales; (b) public and private placements of equity securities; (c) the issuance of convertible debt; (d) a term loan; (e) a deferred royalty obligation; (f) at-the-market offerings; and (g) business development activities. The Company’s prepetition capital structure and long-term obligations are described in greater detail in Article V.C of this Disclosure Statement. As of the Petition Date, the Company had $8.1 million of cash, cash equivalents, and investments.

[11]	Karyopharm Europe GmbH is in the process of voluntary dissolution and winddown in accordance with local laws and regulations.

As more fully detailed in Article VI of this Disclosure Statement, the Company has incurred significant operating losses since its inception and, because of disappointing trial results and delays in obtaining certain FDA approvals, the Company does not have sufficient liquidity to meet its debt obligations, support its continued operations, and maintain its research and development programs, including as the Company continues to develop and seek regulatory approval of selinexor for myelofibrosis. The Company’s continued operations are dependent on its ability to raise additional funding or enter into strategic alternatives and market XPOVIO in its currently approved indications.

1.	Cancer-Fighting Products.

The Company’s novel approach targets the export of specific proteins from the nuclei of cancer cells using its Selective Inhibition of Nuclear Export (“SINE”) technology. The Company’s SINE compounds inhibit the nuclear export protein exportin 1 (“XPO1”) and represent a new class of drug candidates with a novel mechanism of action and the potential to treat a variety of diseases with high unmet medical need.

a.	XPOVIO (selinexor).

Selinexor, marketed as XPOVIO, is a first-in-class, oral SINE compound that functions by binding with, and inhibiting, the nuclear export protein, XPO1, leading to the accumulation of tumor suppressor proteins in the cell nucleus. This reinitiates and amplifies their tumor suppressor function and is believed to lead to the selective induction of apoptosis in cancer cells, while largely sparing normal cells. XPOVIO was also approved in the United States under the accelerated approval pathway for the treatment of relapsed or refractory diffuse large B-cell lymphoma (“DLBCL”); however, in March 2026, at the FDA’s request and because completion of the required confirmatory trial was no longer feasible in light of the evolving treatment landscape, the Company agreed to withdraw that indication, and the withdrawal became effective on April 30, 2026. The withdrawal was not based on any safety concern and did not affect the multiple myeloma indications. XPOVIO has also been granted orphan drug designation by the FDA for myelofibrosis.

Outside the United States, XPOVIO (marketed as NEXPOVIO in Europe and certain other markets) was granted Conditional Marketing Authorization by the European Commission on March 29, 2021, and by the UK’s Medicines and Healthcare products Regulatory Agency on May 26, 2021, which authorizations were subsequently converted to full marketing authorizations in July 2022 and February 2023, respectively, and has since been approved in more than 50 countries and territories, where it is commercialized by the Company’s partners, including Menarini, Antengene, Neopharm, and FORUS. As set forth below, selinexor is also being evaluated in ongoing Phase 2 and Phase 3 clinical studies in patients with a variety of hematologic and solid tumor malignancies; in those settings, selinexor is an investigational medicine that has not been approved by the FDA or any other regulatory agency.

b.	Eltanexor.

Eltanexor (KPT-8602) is an investigational, second novel compound that, like selinexor, functions by binding with, and inhibiting, the nuclear export protein, XPO1, leading to the accumulation of tumor suppressor proteins in the cell nucleus. By doing so, Eltanexor reinitiates and amplifies the proteins’ tumor suppressor function. This is believed to lead to the selective induction of apoptosis in cancer cells, while largely sparing normal cells.

In preclinical models, Eltanexor has a broad therapeutic window with reduced penetration of the blood brain barrier relative to selinexor and, therefore, has the potential to serve as a second-generation SINE compound for cancer indications. Following oral administration, animals treated with Eltanexor have shown a lower percentage of body weight loss and improved food consumption than animals similarly treated with selinexor. This allows more frequent dosing of Eltanexor, enabling a longer period of exposure at higher levels than is possible with selinexor. As a result, the Company believes that Eltanexor represents a second-generation SINE compound.

2.	Pipeline and Key Clinical Trials.

a.	Myelofibrosis.

The Company has been focused on utilizing its innovative technologies to combat myelofibrosis, a rare blood cancer affecting roughly 20,000 U.S. patients in which the bone marrow becomes scarred, the spleen enlarges, and patients become anemic or symptomatic. The only currently approved drug class for myelofibrosis is JAK inhibitors, such as ruxolitinib. The Company has been conducting trials for myelofibrosis treatment that utilize selinexor in combination with ruxolitinib.

The Company’s pivotal myelofibrosis trial, SENTRY (XPORT-MF-034) (“SENTRY” or the “SENTRY Trial”), enrolled 353 patients who had not previously received a JAK inhibitor, randomized 2-to-1 to either once-weekly selinexor plus ruxolitinib or placebo plus ruxolitinib. SENTRY had two co-primary endpoints measured at week 24: (a) a reduction in spleen volume of at least 35% (“SVR35”); and (b) the average change in a patient-reported total symptom score.

On March 24, 2026, the Company announced topline results from SENTRY. The trial met its first co-primary endpoint, with 49.8% of patients in the combination arm achieving SVR35 at week 24 compared to 28.0% of patients receiving ruxolitinib alone (p<0.0001), but did not meet its second co-primary endpoint, as the improvement in total symptom score was comparable in both arms and the difference was not statistically significant. The Company also reported a promising, although not yet mature, overall survival signal in favor of the combination and a safety profile consistent with the known profiles of each agent. The SENTRY results were presented in a late-breaking oral presentation at the 2026 American Society of Clinical Oncology Annual Meeting on June 2, 2026, with simultaneous publication in the Journal of Clinical Oncology, and were subsequently presented at the 2026 European Hematology Association Congress.

Following engagement with the FDA, including Type B and Type C meetings, on August 31, 2026, the Company submitted a supplemental New Drug Application (the “sNDA”) to the FDA seeking accelerated approval for XPOVIO (selinexor) in combination with ruxolitinib for patients with myelofibrosis and requested Priority Review of the application, which, if granted, could result in a six-month review process. As of the date of this Disclosure Statement, the FDA’s 60-day filing review period for the sNDA has ended and the Company has not received a refuse-to-file letter. The Company expects to receive notice of the FDA’s decision on sNDA filing acceptance and, if accepted, the anticipated review timelines on or about November 10, 2026. If approved, selinexor plus ruxolitinib would be the first combination regimen approved for myelofibrosis. The Company is also evaluating selinexor as a monotherapy in the Phase 2 SENTRY-2 trial in myelofibrosis, with topline data from the 60 mg cohort expected to be reported at a medical congress in the second half of 2026.

b.	Endometrial Cancer.

XPORT-EC-042 (the “XPORT-EC-042 Trial”) was a global Phase 3 trial in 257 patients, testing weekly selinexor as a maintenance therapy after chemotherapy in women with TP53 wild-type advanced or recurrent endometrial cancer. Patients were randomized 1-to-1 against a placebo, with progression-free survival tested sequentially in two defined populations.

On July 30, 2026, the Company announced that XPORT-EC-042 did not meet its primary endpoint. In the modified intent-to-treat population of 236 patients, median progression-free survival was 12.75 months with selinexor compared to 7.43 months with placebo—a trend favoring selinexor that did not reach statistical significance. Following these results, the Company prioritized its investment toward its myelofibrosis and multiple myeloma programs, reduced its planned investment in endometrial cancer, and is continuing long-term follow-up of enrolled patients while winding down the trial.

c.	Myeloma.

XPORT-MM-031 (EMN29) is a Phase 3 trial conducted in collaboration with the European Myeloma Network evaluating an all-oral combination of selinexor, pomalidomide, and dexamethasone in previously treated multiple myeloma patients whose most recent therapy was an anti-CD38 antibody. Enrollment is complete and patients continue to be followed until the progression-free survival events required for the primary endpoint accrue. The Company expects to report topline data from this event-driven trial in the second half of 2026. As of the Petition Date, topline data have not yet been announced.

C.	The Debtors’ Prepetition Capital Structure.

As of the Petition Date, the Debtors have approximately $390 million in total funded debt obligations as set forth below:

Funded Debt	Maturity	Approximate Amount Outstanding as of November 1, 2026
1L Term Loan Facility	May 2028	$146 million
1.5L 2028 Notes	October 2028	$16 million
2L 2029 Notes	May 2029	$114 million
RIFA	September 2035	$114 million
Total Funded Debt		$390 million

1.	Capital Structure Overview.

The Company’s existing capital structure developed through a series of financing and restructuring transactions undertaken prior to the commencement of these Chapter 11 Cases. On October 16, 2018, the Company issued $150.0 million aggregate principal amount of 3.00% unsecured convertible senior notes due October 15, 2025 (the “2025 Notes”) in a private offering and, on October 29, 2018, the Company issued an additional $22.5 million aggregate principal amount of 2025 Notes on the same terms, for a total of $172.5 million aggregate principal amount of 2025 Notes. In September 2019, the Company entered into the RIFA (as defined below) with the Royalty Investors (as defined below), under which the Company received $75.0 million in exchange for a revenue interest in XPOVIO, and in June 2021 the Company entered into an omnibus amendment to the RIFA under which the Company received an additional $60.0 million. In May 2024, the Company completed a refinancing (the “May 2024 Refinancing”) in which it (a) entered into the 1L Credit Agreement (as defined below) providing for a $100.0 million senior secured term loan facility; (b) exchanged $148.0 million aggregate principal amount of 2025 Notes for approximately $116.0 million aggregate principal amount of new 6.00% second-lien convertible senior notes due 2029 (the “Original 2029 Notes”) and warrants to purchase common stock; and (c) amended the RIFA, including by making a $49.5 million cash payment to the Royalty Investors and delivering to the Royalty Investors a $15.0 million term loan under the 1L Credit Agreement and $5.0 million of Original 2029 Notes in reduction of the amounts owed under the RIFA.

In October 2025, as part of the Fall 2025 Transactions (as defined below) described in Article VI of this Disclosure Statement, the Company completed a series of exchange, new-money, and amendment transactions with its term loan lenders, the holders of its convertible notes, and the Royalty Investors (collectively, the “October 2025 Exchange Transactions”). Pursuant to the October 2025 Exchange Transactions: (a) the lenders under the 1L Credit Agreement funded an additional $12.5 million of term loans and waived certain then-existing defaults; (b) $101.0 million aggregate principal amount of Original 2029 Notes and those certain warrants to purchase common stock issued in the May 2024 Refinancing were exchanged for $103.5 million aggregate principal amount of new 9.00% second-lien convertible senior notes due 2029 issued under a new indenture and collateral trust arrangement and new warrants to purchase common stock, and the remaining $15.0 million of Original 2029 Notes was exchanged for common stock and pre-funded warrants to purchase common stock; (c) the Company issued $15.0 million aggregate principal amount of new 9.00% second-lien convertible senior notes due 2028 for cash; (d) $24.3 million aggregate principal amount of 2025 Notes—substantially all of the 2025 Notes then outstanding—was exchanged for common stock and warrants, and the remaining $0.3 million of 2025 Notes was repaid at maturity on October 15, 2025; and (e) the RIFA was further amended to, among other things, waive royalty payments on revenue recognized between April 1, 2025, and March 31, 2026. Following the October 2025 Exchange Transactions, no 2025 Notes or Original 2029 Notes remain outstanding, and all of the Company’s funded debt is secured by substantially all of the Company’s assets.

As of the Petition Date, the Company’s funded debt therefore consists of the 1L Term Loan Facility, the 1.5L 2028 Notes, the 2L 2029 Notes, and the obligations under the RIFA, each of which is described below. The relative lien priorities of, and the allocation of collateral proceeds among, the Company’s secured creditors are governed by (a) the Amended and Restated Intercreditor Agreement, dated as of October 10, 2025 (the “Intercreditor Agreement”), among WSFS (as defined below), as collateral agent under the 1L Credit Agreement, WSFS, as collateral trustee for the Secured Notes (as defined below), and HCR Karyopharm SPV, LLC, as the collateral agent under the RIFA, and acknowledged and agreed by the Company, and (b) the Collateral Trust Agreement, dated as of October 10, 2025 (the “Collateral Trust Agreement”), among the Company, WSFS, as trustee under each of the Indentures (as defined below), and WSFS, as collateral trustee, which, among other things, governs the sharing of collateral between the holders of the 1.5L 2028 Notes and the holders of the 2L 2029 Notes.

a.	1L Term Loan Facility.

Parent is party to that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended by that certain First Amendment and Waiver to Credit and Guaranty Agreement, dated as of October 7, 2025 (the “First Amendment”), and that certain Second Amendment to Credit and Guaranty Agreement, dated as of February 27, 2026 (the “Second Amendment”), and as further amended, restated, supplemented, or otherwise modified from time to time, the “1L Credit Agreement”), by and among Parent, as borrower, the other Debtors, as guarantors, the lenders party thereto from time to time (the “1L Lenders”)12 and Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent and collateral agent, which provides for, subject to the terms and conditions set forth therein, an initial $100.0 million senior secured term loan facility (the “1L Term Loan Facility”).13 The 1L Term Loan Facility is secured by first-priority liens on substantially all of the Company’s assets. As of the Petition Date, approximately $146 million is outstanding under the 1L Term Loan Facility, including accrued and unpaid interest and applicable fees and premiums.

b.	1.5L 2028 Notes and 2L 2029 Notes.

Parent, as issuer, is party to (a) that certain Indenture, dated as of October 10, 2025 (the “1.5L 2028 Notes Indenture”), by and among Parent, the other Debtors, as guarantors, and WSFS, as trustee, pursuant to which the Company issued $15.0 million aggregate principal amount of 9.00% Convertible Senior Notes due October 15, 2028 (the “1.5L 2028 Notes”), and (b) that certain Indenture, dated as of October 10, 2025 (the “2L 2029 Notes Indenture” and, together with the 1.5L 2028 Notes Indenture, the “Indentures”), by and among Parent, the other Debtors, as guarantors, and WSFS, as trustee, pursuant to which the Company issued approximately $103.5 million aggregate principal amount of 9.00% Convertible Senior Notes due May 13, 2029 (the “2L 2029 Notes” and, together with the 1.5L 2028 Notes, the “Secured Notes”). The Secured Notes bear interest at 9.00% per annum, which was payable in kind quarterly through March 31, 2026 and in cash quarterly thereafter, and are convertible at the option of the holders into shares of the Company’s common stock (or pre-funded warrants to purchase common stock) at initial conversion prices of $6.64 per share (1.5L 2028 Notes) and $22.50 per share (2L 2029 Notes), subject to customary adjustments and beneficial ownership limitations.

[12]

The original 1L Lenders consisted of certain holders of the 2025 Notes and certain entities managed by HCRx, whose loans were subsequently assigned to an affiliate of KKR in connection with KKR’s acquisition of a majority interest in HCRx in July 2025.

[13]	The 1L Lenders funded an additional $12.5 million in October 2025 pursuant to the First Amendment.

The Secured Notes are secured on a second-priority basis by liens on the same collateral that secures the 1L Term Loan Facility, held by WSFS, as collateral trustee, for the benefit of the holders of both series of Secured Notes pursuant to the Collateral Trust Agreement. Under the Collateral Trust Agreement, proceeds of the shared collateral are applied first to the 1.5L 2028 Notes until paid in full and thereafter to the 2L 2029 Notes (subject to the Intercreditor Agreement). Pursuant to the Intercreditor Agreement, the liens securing the Secured Notes are junior to the liens securing the 1L Term Loan Facility and pari passu with the liens securing the RIFA, subject to the waterfall set forth in the Intercreditor Agreement. As of the Petition Date, approximately $16 million is outstanding under the 1.5L 2028 Notes and approximately $114 million is outstanding under the 2L 2029 Notes, in each case including accrued and unpaid interest.

c.	RIFA.

Parent is party to that certain Revenue Interest Financing Agreement, dated as of September 14, 2019 (as amended by amendments dated June 23, 2021, August 1, 2023, May 8, 2024, August 14, 2025, August 27, 2025, and October 7, 2025, and as further amended, restated, supplemented, or otherwise modified from time to time, the “RIFA”), by and among Parent, the investors party thereto, HealthCare Royalty Management, LLC, as investor representative (together with the investors, the “Royalty Investors”), and HCR Karyopharm SPV, LLC, as collateral agent. The Royalty Investors’ interests were assigned to an affiliate of KKR & Co. Inc. (“KKR”) in connection with KKR’s acquisition of a majority interest in HealthCare Royalty Management, LLC (“HCRx”) in July 2025. Under the RIFA, the Company received a total of $135.0 million in exchange for the right to receive quarterly payments equal to a percentage (currently 8.0%) of the net revenues of XPOVIO and the Company’s other products, including worldwide net product sales and upfront, milestone, and royalty payments received from the Company’s partners.

Total aggregate payments to the Royalty Investors under the RIFA are capped at $263.3 million (the “Payment Cap”). The RIFA terminates on the earlier of the date on which the Royalty Investors have received payments totaling the Payment Cap and the legal maturity date of September 26, 2035, at which time any shortfall below a specified minimum return becomes payable. Upon a change of control or an event of default under the RIFA—including the Company’s failure to pay amounts due to the Royalty Investors, insolvency, or a payment default or acceleration under the Company’s other indebtedness—the Company is obligated to pay the Royalty Investors an amount equal to the Payment Cap less the aggregate payments previously made.

As of September 30, 2026, the Company had made $149.8 million in payments to the Royalty Investors under the RIFA. As of the Petition Date, approximately $114 million—the remaining amount payable up to the Payment Cap as of September 30, 2026—is currently due and payable in full under the RIFA.

The obligations under the RIFA are secured by liens on substantially all of the Company’s assets, which such liens are junior to the liens securing the 1L Term Loan Facility and share in the proceeds of the collateral with the Secured Notes in accordance with the waterfall set forth in the Intercreditor Agreement.

As of June 30, 2026, the Company had made $147.1 million in payments to the Royalty Investors under the RIFA.

2.	Equity Interests.

Parent’s common stock is listed on the Nasdaq Global Select Market under the symbol “KPTI.” As of June 30, 2026, Parent had approximately 22,680,000 shares of common stock outstanding. As described in Article VI of this Disclosure Statement, in September 2026 Parent issued 20,000 shares of a newly created series of 0% series A convertible perpetual preferred stock (the “Convertible Preferred Stock”) to certain of its funded-debt creditors in satisfaction of the fees payable under the September 2026 forbearance arrangements. Parent also has outstanding several series of warrants and pre-funded warrants to purchase common stock issued in connection with the May 2024 Refinancing, the October 2025 Exchange Transactions, and the March 2026 Private Placement (each as defined below) (collectively, the “Warrants”) (the warrants to purchase 1,317,771 shares of common stock issued in the 2025 Private Placement and the warrants to purchase 4,421,518 shares of common stock issued in the March 2026 Private Placement expired in August 2026), as well as stock options, restricted stock units, and performance stock units issued under its equity incentive plans. Under the Prepackaged Plan, all existing equity interests in Parent, including the Convertible Preferred Stock, the common stock, and the Warrants, will be canceled and will receive no distribution.

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

The Company’s ability to fund its operations and service its funded debt has always depended on the success of its clinical programs and, in turn, on its access to the capital markets. When the Company’s two Phase 3 readouts in 2026 fell short of expectations, and the Company faced increased liquidity constraints, the Company’s secured creditors worked constructively with the Company—first to give the Company time to reach the trial readouts, and then to give it time to evaluate its alternatives in light of the results—through the payment deferrals, forbearances, and out-of-court transactions described below.

These efforts included: (a) the Fall 2025 Transactions (as defined below), which provided new capital, deferred near-term cash obligations, and equitized a substantial portion of the Company’s convertible notes; (b) the February 2026 forbearance and payment deferrals and the March 2026 Private Placement (as defined below), which together extended the Company’s runway through the readouts of the Company’s two Phase 3 trials; and (c) the September 2026 forbearance, which gave the Company additional time to advance its myelofibrosis program and to complete the Marketing and Sale Process (as defined below).

Although these efforts gave the Company the time it needed to reach its clinical readouts and to run the Marketing and Sale Process, no out-of-court alternative emerged that would address the Company’s liquidity constraints. The Marketing and Sale Process instead yielded Ayrmid’s proposal for the Reorganization Transaction, which, together with the Restructuring Support Agreement, contemplates effectuation through these Chapter 11 Cases. Accordingly, the Company determined that commencing these cases would maximize the value of its assets and operations for the benefit of its creditors and other stakeholders.

A.	The Company’s Operating Losses and Dependence on Clinical Milestones.

The Company has incurred significant operating losses since its inception. Although XPOVIO generates meaningful revenue—total revenue was $146.1 million in 2025, including approximately $114.9 million of U.S. XPOVIO net product revenue—the Company’s revenue has not been sufficient to fund its research and development programs, its commercial infrastructure, and the cash interest and amortization on its funded debt. For the six months ended June 30, 2026, the Company reported a loss from operations of approximately $49.3 million and interest expense of approximately $25.7 million, and as of June 30, 2026 it had an accumulated deficit of approximately $1.8 billion. The Company has accordingly depended on periodic access to the capital markets, which in turn has depended on the progress of its clinical programs. Entering 2026, the Company publicly described the year as a potentially transformative, catalyst-rich year, with topline data from the Phase 3 SENTRY trial in myelofibrosis expected in March 2026 and topline data from the Phase 3 XPORT-EC-042 trial in endometrial cancer expected in mid-2026, and disclosed that its existing liquidity—approximately $64 million of cash, cash equivalents, restricted cash, and investments as of December 31, 2025—was expected to fund operations only into the second quarter of 2026. The Company’s business therefore depended, in large part, on its ability to obtain and maintain regulatory approvals, and the outcome of those two trials and of the sNDA would largely determine both the Company’s access to capital and its ability to continue as a going concern.

B.	The Fall 2025 Transactions.

Entering the second half of 2025, the Company faced the October 15, 2025 maturity of the remaining $24.3 million of 2025 Notes, quarterly cash interest payments under the 1L Credit Agreement and the Original 2029 Notes and a quarterly royalty payment under the RIFA, each falling due in the third quarter of 2025, and a minimum liquidity covenant that left little margin for error, all while the Company awaited the topline readout of the SENTRY trial—the single most important value catalyst for the business. The Company, with the assistance of its advisors, including Sidley Austin LLP (“Sidley”) and Centerview (together with FTI Consulting, Inc. (“FTI”), which the Company retained in July 2026, the “Advisors”), determined that the most effective way to bridge to that readout was a negotiated series of transactions with its existing capital providers, together with a modest new equity raise (collectively, and together with the interim accommodations described below, the “Fall 2025 Transactions”), rather than a stand-alone capital raise on the terms then available in the market.

The Company first secured short-term accommodations while those transactions were negotiated. On August 14, 2025, the Company and the Royalty Investors entered into the Third Amendment to the RIFA, which deferred the quarterly royalty payment otherwise due on August 15, 2025 to August 29, 2025, and on August 27, 2025, the Company and the Royalty Investors entered into the Fourth Amendment to the RIFA, which further deferred that payment to September 30, 2025, the same date on which quarterly cash interest was due under the 1L Credit Agreement and the Original 2029 Notes. On September 30, 2025, while the October transactions were being finalized, the Company entered into a forbearance agreement (the “2025 Forbearance Agreement”) with the requisite lenders under the 1L Credit Agreement, the holders of 100% of the Original 2029 Notes, and the investor representative under the RIFA, pursuant to which those parties agreed to forbear, through October 15, 2025, from exercising rights and remedies with respect to the anticipated defaults arising from the Company’s non-payment of the interest and royalty payments due on September 30, 2025 and any resulting cross-defaults, as well as any technical defaults arising from a delay in settling the contemplated note exchanges. The 2025 Forbearance Agreement did not waive any defaults, was conditioned on the continued forbearance of each creditor group, and was intended solely to permit the parties to sign and close the October transactions within the applicable grace periods.

On October 10, 2025 the Company closed the October 2025 Exchange Transactions described in Article V.C of this Disclosure Statement. Among other things, the October 2025 Exchange Transactions provided $27.5 million of new term loan and convertible note financing, temporarily reduced the Company’s minimum liquidity covenant by $15.0 million, converted the Company’s cash interest obligations under the 1L Term Loan Facility and the Secured Notes to payment-in-kind through mid-2026, waived royalty payments on revenue recognized between April 1, 2025, and March 31, 2026, equitized approximately $39.3 million of convertible notes, eliminated the Company’s October 2025 maturity and thereby extended the weighted-average maturity of the Company’s funded debt, and resolved, through the waivers granted in the First Amendment and the Sixth Amendment to the RIFA,14 the defaults that had been the subject of the 2025 Forbearance Agreement.

Concurrently with the October 2025 Exchange Transactions, the Company raised new equity capital through a private placement, pursuant to a securities purchase agreement dated October 7, 2025, of 1,489,917 shares of common stock and warrants to purchase 1,317,771 shares of common stock at an exercise price of $6.64 per share (which warrants expired in August 2026), for gross proceeds of approximately $8.8 million (the “2025 Private Placement”). The Company also entered into registration rights agreements with the participating investors and with its term loan lenders in respect of the shares and warrants issued in the Fall 2025 Transactions.

In the aggregate, the Fall 2025 Transactions provided the Company with what the Company estimated at the time to be approximately $100 million of new capital and near-term financial flexibility, eliminated the Company’s only remaining 2025 maturity, reduced the Company’s convertible note principal by approximately $39.3 million through equitization, and extended the Company’s projected cash runway into the second quarter of 2026—beyond the expected SENTRY readout.

Although the Fall 2025 Transactions achieved their purpose, they did not—and were not designed to—resolve the Company’s capital structure or its dependence on positive clinical results. With cash interest on the 1L Term Loan Facility and the Secured Notes scheduled to resume in 2026, the first $15.8 million principal installment under the 1L Term Loan Facility due on September 10, 2026, and the minimum liquidity covenant stepping back up to $25.0 million on October 10, 2026, the Company and its Advisors concluded in early 2026 that a further, more comprehensive solution would be required, but that it would be premature to determine that solution absent the SENTRY readout.

[14]	To resolve a numbering discrepancy in the RIFA amendments, there is no Fifth Amendment to the RIFA.

C.	The February 2026 Forbearance Agreement and the March 2026 Private Placement.

In its efforts to find a comprehensive solution, and to create a stable environment in which to pursue an equity capital raise and evaluate strategic alternatives, on February 27, 2026, the Company entered into a forbearance agreement (the “February Forbearance Agreement”) with the 1L Lenders, the holders of the 2L 2029 Notes and the 1.5L 2028 Notes, and the investor representative under the RIFA (collectively, the “Prepetition Secured Parties”), which became effective in March 2026. Under the February Forbearance Agreement, the Prepetition Secured Parties agreed not to exercise certain rights and remedies with respect to specified matters, including: (a) payment-related defaults through September 30, 2026, that would result from the Company’s non-payment of the interest due on June 30, 2026, on the Secured Notes; and (b) any defaults that would result from the requirement under the Indentures that the Company maintain minimum liquidity greater than the lesser of (i) $10.0 million plus 50% of the net cash proceeds received from certain debt and equity issuances (excluding proceeds applied to the Capital Raise Trigger (as defined below)) and (ii) $25.0 million through October 10, 2026, which effectively aligned the minimum liquidity covenant under the Indentures with the minimum liquidity covenant under the 1L Term Loan Facility. The February Forbearance Agreement did not constitute a waiver of any defaults or events of default, and the Prepetition Secured Parties reserved their rights and remedies, subject to the terms of the February Forbearance Agreement.

The effectiveness of the February Forbearance Agreement was conditioned upon, among other things, the consummation of a sale and issuance of the Company’s common stock, in one or more transactions, resulting in proceeds to the Company of not less than $25.0 million actually received in cash before June 10, 2026 (the “Capital Raise Trigger”). The Capital Raise Trigger was satisfied and the February Forbearance Agreement became effective in March 2026 upon receipt of the proceeds from the March 2026 Private Placement (as defined below).

Concurrently, the Company and the 1L Lenders entered into the Second Amendment, which became effective in March 2026 together with the February Forbearance Agreement and deferred the principal installment otherwise due under the 1L Term Loan Facility on June 10, 2026 to September 10, 2026 and provided for the interest otherwise payable in cash on June 30, 2026 to be paid in kind. Together with the March 2026 Private Placement (as defined below), these arrangements were intended to provide the Company with runway through the SENTRY readout and the submission of the sNDA, and to permit the Company and its Advisors to evaluate strategic alternatives in an orderly manner.

On March 24, 2026—the same day the Company announced the SENTRY topline results—the Company entered into a securities purchase agreement with RA Capital Healthcare Fund, L.P. pursuant to which the Company issued and sold in a private placement (the “March 2026 Private Placement”) 1,030,354 shares of common stock, pre-funded warrants to purchase up to 3,391,164 shares of common stock, and accompanying warrants to purchase 4,421,518 shares of common stock (which warrants expired in August 2026), for aggregate net proceeds of $26.9 million.

In addition, the Company has raised equity capital from time to time through at-the-market offerings under an open market sale agreement with Jefferies LLC, as agent, entered into in February 2023, pursuant to which the Company sold an aggregate of 2,994,441 shares of common stock during the six months ended June 30, 2026 for net proceeds of $19.8 million.

D.	Clinical and Regulatory Developments in 2026.

As described in Article V.B of this Disclosure Statement, the Company’s two Phase 3 readouts in 2026 produced mixed results. On March 24, 2026, the Company announced that SENTRY had met its spleen-volume co-primary endpoint but not its symptom-score co-primary endpoint. Although the SENTRY data ultimately supported a regulatory submission, the mixed result foreclosed the equity-market reception that a clean positive readout would have afforded and lengthened the path to approval, making the FDA’s willingness to accept an accelerated-approval filing on the basis of SVR35 a critical uncertainty. In March 2026, at the FDA’s request, the Company agreed to withdraw the accelerated approval of XPOVIO in DLBCL, which withdrawal became effective on April 30, 2026. On July 30, 2026, the Company announced that XPORT-EC-042 had not met its primary endpoint, eliminating the Company’s endometrial cancer opportunity and prompting the Company to reprioritize its investment toward myelofibrosis and multiple myeloma and to begin winding down the endometrial cancer program. The Company’s common stock declined approximately 68.47% following the XPORT-EC-042 announcement.

Following the SENTRY readout, the Company engaged with the FDA regarding a potential accelerated-approval pathway and, on August 31, 2026, submitted the sNDA seeking accelerated approval for XPOVIO (selinexor) in combination with ruxolitinib for patients with myelofibrosis and requested Priority Review. The FDA’s 60-day filing review period for the sNDA has ended, and the Company expects to receive notice of the FDA’s decision on sNDA filing acceptance and, if accepted, the anticipated review timelines on or about November 10, 2026. The Company’s ability to obtain approval of selinexor in myelofibrosis remains the principal driver of the value of the Company’s business and of the myelofibrosis-based contingent value rights to be issued to the Company’s funded-debt creditors under the Prepackaged Plan.

E.	2026 Employee Retention Programs.

In the months preceding the Petition Date, to preserve the continuity of operations necessary to maintain the value of its business, the Company implemented a series of cash retention arrangements for employees whose continued service it determined to be critical (collectively, the “2026 Retention Programs”), each of which is described in the Employee Wages Motion (as defined below). On July 13, 2026, the Company’s Board of Directors, upon the recommendation of its Compensation Committee and after consultation with the Company’s Advisors, approved (a) a retention program for fifteen (15) employees, including critical members of the Company’s executive leadership team, under which awards totaling $8,875,000 were paid in a lump sum, replaced previously guaranteed amounts under the Company’s 2026 short-term incentive plan, and are subject to repayment if the recipient’s employment terminates in specified circumstances before the earliest of twelve months after payment, thirty days after a change in control, and thirty days after the Company’s emergence from these Chapter 11 Cases; and (b) a retention program for thirty-two (32) critical non-executive employees, with awards totaling $2,982,000 payable in four equal quarterly installments through June 30, 2027, subject to continued employment in good standing.

The Company’s Compensation Committee also approved (a) on July 22, 2026, a cash retention program for fifteen (15) medical science liaisons, nurse liaisons, and regional business directors, with awards totaling $922,000 payable in quarterly installments through June 30, 2027, and a one-time, performance-based supplement to the Company’s sales commission program for its hematology/oncology sales specialists with a maximum aggregate cost of approximately $1.7 million; and (b) on September 21, 2026, one-time cash retention awards of $40,000 to each of the Company’s four remaining regional business directors and $50,000 to each of two senior members of its finance organization, totaling $260,000, all of which were paid prior to the Petition Date. Prior to the Petition Date, the Company paid approximately $10.6 million under the 2026 Retention Programs; approximately $2.5 million in fixed installments remain payable, exclusive of up to approximately $1.2 million in performance-contingent payments. The purpose of the 2026 Retention Programs was to motivate key, in-demand talent and maintain business continuity during a period in which the Company expected several meaningful catalysts requiring the continued experience and expertise of the designated employees, and the Company is seeking authority in the Employee Wages Motion to continue to honor the 2026 Retention Programs in the ordinary course.

F.	The September 2026 Forbearance Agreement and Fee Agreement.

Notwithstanding the February Forbearance Agreement and the March 2026 Private Placement, by the summer of 2026 the Company’s liquidity was projected to fund operations only into September 2026. The Company did not make the cash interest payments due on the Secured Notes on June 30, 2026 (which, together with interest accrued on the overdue amount, would have become payable upon the expiration of the forbearance period under the February Forbearance Agreement on September 30, 2026), did not pay the $15.8 million principal installment due under the 1L Credit Agreement on September 10, 2026, did not pay the cash interest due on September 30, 2026 under the 1L Credit Agreement and the Indentures, and would not satisfy the $25.0 million minimum liquidity covenant that applies under the 1L Credit Agreement and the Indentures after October 10, 2026. These matters constituted, or, upon expiration of applicable grace periods, cures and conditions, would constitute, events of default under the 1L Credit Agreement and the Indentures and cross-defaults under the 1L Credit Agreement, the Indentures, and the RIFA (as detailed and defined in the September Forbearance Agreement, the “Specified Defaults”).

Therefore, on September 10, 2026, the Company entered into a forbearance agreement and limited waiver of indentures (the “September Forbearance Agreement” and, together with the February Forbearance Agreement, the “Forbearance Agreements”) with the Prepetition Secured Parties and WSFS, in its capacities as administrative agent and collateral agent under the 1L Credit Agreement and as trustee and collateral trustee under the Indentures, to provide the Company with additional time to continue to advance its myelofibrosis program following the August 31, 2026 submission of the sNDA, to continue the Marketing and Sale Process then underway, to further negotiate with its lenders, to pursue strategic alternatives, or to consummate an equity capital raise. Under the September Forbearance Agreement, the Prepetition Secured Parties agreed to forbear, during the relevant forbearance period, from exercising rights and remedies under the 1L Credit Agreement, the Indentures, and the RIFA solely with respect to the Specified Defaults.15

[15]

The September Forbearance Agreement did not waive the Specified Defaults or extend the applicable payment deadlines, and the Prepetition Secured Parties reserved their rights and remedies with respect to those defaults. The September Forbearance Agreement provided limited waivers of certain mechanics under the Indentures for the payment of overdue interest, without waiving, deferring or extending the applicable payment obligations, and consents and waivers from the Prepetition Secured Parties to the Forbearance Consideration (as defined below).

The September Forbearance Agreement provided that the forbearance period under the September Forbearance Agreement would end on the earliest of: (a) 11:59 p.m. (prevailing Eastern Time) on October 15, 2026, as such date may be extended by the parties specified in the September Forbearance Agreement; (b) a bankruptcy or insolvency-related default under any of the 1L Credit Agreement, the Indentures or the RIFA; (c) a material enforcement action by any creditor of the Company or its subsidiaries; (d) termination or expiration of any other forbearance or similar accommodations with respect to material indebtedness of the Company or any of its subsidiaries; and (e) delivery of a termination notice under the September Forbearance Agreement by any applicable requisite lender or noteholder group, or by the Royalty Investors, following specified events, as applicable, including the occurrence of any event of default other than the Specified Defaults, a breach of the September Forbearance Agreement, a material adverse effect, the Company’s consolidated liquidity falling below $10.0 million, or the FDA’s refusal to accept for filing the Company’s sNDA submitted for selinexor in combination with ruxolitinib for the treatment of patients with myelofibrosis or the Company’s withdrawal of the sNDA. Upon termination, all overdue amounts become immediately due and payable in cash and the Prepetition Secured Parties may exercise all rights and remedies, including acceleration.

On October 13, 2026, the Prepetition Secured Parties agreed to extend the scheduled expiration of the forbearance period from October 15, 2026, to October 22, 2026, and on October 22, 2026, further extended it to November 1, 2026, to permit the Company to continue the Marketing and Sale Process while negotiating and documenting the Restructuring Support Agreement, the Prepackaged Plan, and the DIP Facility. The forbearance period expired on November 1, 2026, and the Consenting Stakeholders have agreed, pursuant to the Restructuring Support Agreement, to support the Restructuring Transactions in lieu of exercising remedies.

In consideration for the September Forbearance Agreement, on September 10, 2026, the Company entered into a fee letter agreement with certain of the Prepetition Secured Parties (the “Fee Agreement”) pursuant to which the Company agreed to pay the applicable Prepetition Secured Parties fees in an aggregate amount of $20.0 million (the “Forbearance Consideration”), which the Company elected to pay in kind through the issuance, on September 17, 2026, of 20,000 shares of Convertible Preferred Stock having a liquidation preference of $1,000 per share and convertible into common stock at a conversion price of $1.62 per share, subject to a cap of 4,520,000 shares plus a 19.99% beneficial ownership cap, pending stockholder approval. The Convertible Preferred Stock does not bear regular dividends, is non-voting, and is subject to a one-time holder put right on and after the third anniversary of issuance.

G.	Exploration of Strategic Alternatives and the Marketing and Sale Process.

Beginning in July 2025, the Company, with the assistance of Centerview, evaluated a range of strategic alternatives, including incremental equity and debt financings, refinancing transactions, consensual equitization or liability management transactions, strategic partnerships and licensing transactions, and a sale of all or a portion of the business, and the Company and its Advisors engaged in regular discussions with the Ad Hoc Group and the Royalty Investors throughout that period.16 Following the SENTRY readout, and with the Company’s liquidity projected to fund operations only into September 2026, the Company determined that a formal marketing process would provide the greatest opportunity to canvass the market for actionable transactions that could maximize the value of the Company’s assets, whether through a sale, a strategic combination, or a recapitalization.

In July 2026, the Company, with the assistance of Centerview, launched the Marketing and Sale Process. Throughout the Marketing and Sale Process, Centerview contacted 27 potential acquirors, consisting of both strategic acquirers and financial sponsors, as well as 18 potential equity investors. Of the parties contacted, 17 executed confidentiality agreements and received access to a virtual data room containing over 5,500 documents containing significant diligence and other confidential information about the Company’s business. The Company’s management team, along with Centerview, engaged in 26 diligence sessions and other transaction-related conversations, including 10 management presentations with potential counterparties. Following multiple rounds of engagement, the Company sent an initial process letter to approximately 17 parties requesting that they provide an initial indication of interest (an “IOI”) by September 21, 2026 (the “Initial IOI Deadline”). By or shortly after the Initial IOI Deadline, the Company received five (5) non-binding IOIs for all or a portion of the Company’s business, structured variously as whole-company acquisitions, asset purchases, and recapitalization transactions. The Company and its Advisors evaluated each proposal on the basis of, among other things, (a) the structure of the proposed transaction, including whether such transaction was proposed to be consummated in court or out of court; (b) the form and amount of consideration offered, including any contingent consideration; (c) the assets to be acquired and the treatment of the Company’s licenses, contracts, and the RIFA; and (d) regulatory, financing, contingencies, and other considerations.

Following receipt of the IOIs, the Company and its Advisors actively engaged with each of the parties that submitted IOIs to clarify and improve their proposals, and conducted supplemental outreach to certain other parties that had demonstrated sufficient engagement in the Marketing and Sale Process such that continued dialogue regarding a potential transaction was warranted, which yielded revised IOIs from four (4) parties.

While the Marketing and Sale Process generated multiple proposals, the Debtors determined that the proposal received from Ayrmid represented the highest or otherwise best actionable proposal received in the Marketing and Sale Process. Although the Company’s secured creditors had not initially sought to acquire the Company or to convert their claims into equity, that transaction structure proved to provide the most effective mechanism by which to effectuate

[16]	Prior to Centerview’s engagement in July 2025, the Company had previously marketed itself with the assistance of other advisors.

Ayrmid’s proposal to combine the two businesses, with the Company’s funded-debt creditors receiving a majority equity stake in a combined, better-capitalized commercial-stage oncology company together with a contingent interest in the myelofibrosis opportunity. Following negotiations among the Company, Ayrmid, the Ad Hoc Group, and the Royalty Investors, the parties agreed on the terms of the Reorganization Transaction. The Company, in consultation with its Advisors and after considering all of the proposals received, determined that the Reorganization Transaction—subject to a continued, court-supervised market test—represented the highest or otherwise best path available to maximize value for all stakeholders and to preserve patient access to XPOVIO.

Ayrmid is majority-owned by certain funds managed by Highbridge Capital Management, LLC (“Highbridge”), which, through certain of its funds, also holds loans under the 1L Term Loan Facility, 1.5L 2028 Notes, and 2L 2029 Notes and is a member of the Ad Hoc Group. In light of that relationship, advisors to the Company, the Ad Hoc Group, and Ayrmid established procedures to ensure the integrity of the marketing process and, as part of those procedures, Highbridge recused itself from the Ad Hoc Group’s deliberations regarding the Marketing and Sale Process and the evaluation of Ayrmid’s proposal, and the terms of the Reorganization Transaction were negotiated on behalf of the Company’s secured creditors by the other members of the Ad Hoc Group and their advisors. The Company’s Board of Directors, advised by its independent professionals, evaluated Ayrmid’s proposal on the same basis as every other proposal received in the Marketing and Sale Process, and the Reorganization Transaction remains subject to the court-supervised market test described below. The Debtors believe these measures have preserved, and will continue to preserve, the integrity of the Marketing and Sale Process.17

Although the Company believes the Reorganization Transaction represents the highest or otherwise best actionable transaction available to it as of the Petition Date, the Company, in consultation with its Advisors, determined that continuing the Marketing and Sale Process under court supervision would provide a final opportunity to solicit higher or otherwise better bids. Accordingly, the Debtors will continue the Marketing and Sale Process postpetition pursuant to the Bidding Procedures, which the Debtors will request the Bankruptcy Court approve pursuant to the Bidding Procedures Motion (as defined herein), which will include a form asset purchase agreement and the Successful Bid Mandatory Conditions. Subject to the Restructuring Support Agreement, the Successful Bid Mandatory Conditions require, among other things, that any alternative bid provide for (a) net proceeds at closing of not less than $335,384,812, of which $18,750,000, being the portion allocable to the RIFA, may be satisfied in cash or in such other form of consideration as is acceptable to the Royalty Investors, which amount reflects the payment in full in cash of all claims under the DIP Facility, the 1L Term Loan Facility, and the 1.5L 2028 Notes and the agreed minimum recoveries on the 2L 2029 Notes and the RIFA; (b) the payment in full in cash or other unimpaired treatment of all general unsecured claims; (c) the payment of any Bankruptcy Court-approved Bid Protections; and (d) the funding in cash of a budget for the wind-down of the Debtors’ remaining estates. If the Marketing and Sale Process yields a qualified bid that satisfies the Successful Bid Mandatory Conditions and is selected as the highest or otherwise best bid, the Debtors may, with the consent of the Required Consenting Funded Debt Parties (and, to the extent required under the Restructuring Support Agreement, the Royalty

[17]	Ayrmid is represented by independent counsel in its capacity as plan sponsor and participant in the Marketing and Sale Process.

Investors), elect, by filing a notice of such election no later than December 28, 2026, to consummate the Sale Transaction with the successful bidder in lieu of the Reorganization Transaction (and, if the successful bidder fails to close, with the next-highest qualified bidder or, if Ayrmid has been designated as the back-up bidder, by reverting to the Reorganization Transaction), to be implemented through the Prepackaged Plan and the order confirming it or, if applicable, pursuant to a separate sale order under section 363 of the Bankruptcy Code. If no such bid is received, or the Debtors do not so elect, the Debtors will consummate the Reorganization Transaction pursuant to the Prepackaged Plan. In recognition of Ayrmid’s expenditure of time and resources in negotiating the Reorganization Transaction and its agreement to serve as plan sponsor and “stalking horse bidder” and, if so designated by the Debtors, as back-up bidder, the Debtors have agreed, subject to Bankruptcy Court approval at a hearing to be scheduled pursuant to the Bidding Procedures Motion (the “Bid Protections Hearing”), to provide Ayrmid with bid protections consisting of (a) a break-up fee equal to 3.0% of an agreed bid protection base of $311,432,711 (the “Bid Protection Base”) and (b) reimbursement of Ayrmid’s reasonable and documented out-of-pocket expenses incurred in connection with negotiating and documenting the Restructuring Support Agreement, the Prepackaged Plan, and the Reorganization Transaction, subject to a cap of 1.0% of the Bid Protection Base. The Bid Protections will be earned upon the selection of a Successful Bid submitted by a party other than Ayrmid, will constitute administrative expense claims once earned (junior to the claims under the DIP Facility and the Carve-Out), and will be payable, to the extent earned, within three (3) Business Days after the consummation of the Sale Transaction (or any other Acceptable Alternative Transaction or Alternative Restructuring Proposal (each as defined in the Restructuring Support Agreement)) from the proceeds thereof, subject to the terms of the Restructuring Support Agreement and the Bidding Procedures Order; no Bid Protections will be payable if Ayrmid’s back-up bid becomes the Successful Bid and the Reorganization Transaction is consummated. The Debtors’ entry into the Restructuring Support Agreement reflects the Debtors’ determination, in the exercise of their business judgment, that the Reorganization Transaction represents the highest or otherwise best transaction currently available to the Debtors and will be beneficial to the Debtors’ efforts to maximize the value of their estates.

H.	The Restructuring Support Agreement and the Restructuring Transactions.

The Restructuring Support Agreement and the Prepackaged Plan contemplate consummation of the Restructuring Transactions in accordance with the following key terms.

First, the Consenting Stakeholders support the Company’s entry into the $55 million new-money DIP Facility, which will fund the administration of these Chapter 11 Cases, the continued operation of the Company’s business (including the continued supply of XPOVIO to patients and the orderly wind-down of the Company’s discontinued clinical programs), and the costs of consummating the Restructuring Transactions. Participation in the DIP Facility was offered ratably, on the same terms, to all 1L Lenders.

Second, if the Reorganization Transaction is consummated, the Debtors’ capital structure will be reorganized in accordance with the following key terms, all as set forth in greater detail in the Prepackaged Plan: (a) the Debtors’ business will be combined with Ayrmid’s business under NewCo substantially concurrently with the effective date of the Prepackaged Plan pursuant to an agreement to be entered into with Ayrmid; (b) all claims under the 1L Term Loan Facility, the 1.5L 2028 Notes, and the 2L 2029 Notes (i.e., the Funded Debt Claims)—approximately

$276 million in the aggregate—together with any Excess DIP Claims, will be exchanged for 100% of the Reorganized Parent Common Stock, which will in turn be exchanged for 55.0% of the common stock of NewCo (subject to dilution by the Omisirge Contingent Equity described in clause (c) and the Management Incentive Plan), together with contingent value rights entitling the holders thereof to a percentage of future net sales of XPOVIO in the myelofibrosis indication (i.e., the MF CVRs); (c) Ayrmid’s existing equityholders will receive the remaining 45.0% of the common stock of NewCo (which will not be diluted by the Omisirge Contingent Equity, but will be subject to dilution by the Management Incentive Plan), together with additional contingent equity tied to the future revenues of Ayrmid’s Omisirge® product, which, if issued, will dilute only the New Common Stock issued to the Company’s creditors; (d) the new-money claims under the DIP Facility will be repaid in cash from (i) up to $50 million of the proceeds of loans under a new senior secured term loan facility of up to $135 million to be provided to NewCo by one or more third-party lenders (i.e., the NewCo Facility) and (ii) the Company’s unrestricted cash on hand at closing in excess of the reserves provided for in the Prepackaged Plan, and the holders of any Excess DIP Claims will receive Reorganized Parent Common Stock, which will be exchanged in the Merger as described in clause (b); (e) the claims under the RIFA will be exchanged for the rights and interests under the New Royalty Agreement, pursuant to which NewCo will pay the Royalty Investors an unsecured royalty equal to 3.0% of the net revenues received by NewCo from all products containing selinexor for the five (5) year period following the Effective Date, and the RIFA (including any change of control payment thereunder) will be canceled; the New Royalty Agreement will include a liquidated damages provision in the amount of $18,750,000, and the Royalty Investors may pursue the acquisition of the Debtors’ interests in certain other royalty agreements for aggregate consideration of up to $35,000,000, subject to the consents described in the Prepackaged Plan; (f) all general unsecured claims will be unimpaired and paid in the ordinary course of business; and (g) all existing equity interests in Parent, including the Convertible Preferred Stock, the common stock, the Warrants, and all options, restricted stock units, and performance stock units, will be canceled and will receive no distribution. In connection with the Merger, the liens and obligations under the Ayrmid Term Loan will be equitized into Ayrmid prior to the Merger or structurally subordinated in their entirety to the claims against, and the equity interests in, NewCo, in a manner acceptable to the Required Consenting Funded Debt Parties, and no proceeds of the NewCo Facility will be used to prepay that facility.

Third, if a Sale Transaction is consummated, the Successful Bid Mandatory Conditions require (except as otherwise agreed in accordance with the Restructuring Support Agreement) that: (a) all claims under the DIP Facility, the 1L Term Loan Facility, and the 1.5L 2028 Notes be paid in full in cash from the proceeds of the Sale Transaction at closing, and the claims under the 2L 2029 Notes and the RIFA receive the treatment required by the Successful Bid Mandatory Conditions (which, for the Royalty Investors, may consist of cash or other consideration acceptable to them); (b) all other allowed claims be paid in full in cash or otherwise rendered unimpaired; (c) the successful bidder fund a wind-down budget for the Debtors’ remaining estates; (d) if the Sale Transaction is structured as an asset sale, the Debtors’ remaining estates be administered and wound down by a plan administrator in accordance with the Prepackaged Plan; and (e) all existing equity interests in Parent be canceled and receive no distribution.

If the Reorganization Transaction is consummated, the Company’s approximately $276 million of secured funded debt and the obligations under the RIFA will, through the transaction steps contemplated thereby, be exchanged for New Common Stock and the MF CVRs and the rights under the New Royalty Agreement, and NewCo will emerge with no more than $135 million of funded debt under the NewCo Facility (other than the contingent obligations under the MF CVRs and the New Royalty Agreement)—a reduction of approximately $141 million in funded debt—and the Company’s commercial and development capabilities will be combined with those of Ayrmid in a single, better-capitalized enterprise with committed financing sufficient to fund its business plan. Whether through the Reorganization Transaction or a Sale Transaction, consummation of the Prepackaged Plan will eliminate or substantially reduce the Company’s secured funded debt and provide a path forward for the XPOVIO franchise—and for the patients who depend on it—that is not available to the Company on a stand-alone basis. The Debtors believe the Restructuring Transactions represent the best available path to a value-maximizing outcome for the Debtors, their estates, their creditors, and their patients.

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First Day Relief.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, patients, and customers following the commencement of the Chapter 11 Cases. The First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://cases.stretto.com/KPTI.

B.	Case Milestones.

As part of the Restructuring Support Agreement, the Debtors agreed to the following case milestones (each as may be extended or waived in accordance with the Restructuring Support Agreement) to ensure that the Chapter 11 Cases proceed in a structured and expeditious manner toward Confirmation:18

•

no later than November 2, 2026, (a) the Petition Date shall have occurred and (b) the Debtors shall have filed the First Day Pleadings, the DIP Motion, the proposed Interim DIP Order, the Prepackaged Plan, this Disclosure Statement, the Solicitation Materials, and the proposed Bidding Procedures Order;

•

no later than three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Solicitation Procedures Order (conditionally approving this Disclosure Statement), the Interim DIP Order, and the Bidding Procedures Order;

•	no later than thirty-five (35) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

[18]	Notwithstanding the foregoing, the milestones may be extended subject to the consent requirements set forth in the Restructuring Support Agreement.

•	no later than sixty (60) calendar days after the Petition Date, the Debtors shall have conducted an Auction, if necessary, pursuant to the Bidding Procedures Order;

•

no later than eighty (80) calendar days after the Petition Date, the Bankruptcy Court shall have entered the order approving this Disclosure Statement and the Confirmation Order (and, if applicable, the Sale Order, which may be the Confirmation Order); and

•	no later than one hundred ten (110) calendar days after the Petition Date, the Effective Date shall have occurred.

In connection with the foregoing, the Debtors have proposed the following schedule of dates and deadlines (the “Proposed Confirmation Schedule”), subject to the Bankruptcy Court’s approval and availability:

Proposed Confirmation Schedule
Voting Record Date	October 27, 2026

Prepetition Solicitation Commencement Date	November 2, 2026

Anticipated Petition Date	November 2, 2026

Mailing of Combined Hearing Notice; Publication Notice; Mailing of Non-Voting Status Notice and Opt-Out Forms or Opt-In Forms	Within two (2) Business Days following entry of the Solicitation Procedures Order, or as soon as reasonably practicable thereafter

Voting Deadline	November 30, 2026, at 4:00 p.m. (prevailing Central Time)

Plan Supplement Filing Deadline	December 28, 2026

Sale Transaction Election Notice Deadline	December 28, 2026

Cure Notice Deadline	No later than twenty-one (21) calendar days before the Combined Hearing

Opt-Out and Opt-In Deadline	5:00 p.m. (prevailing Central Time) on January 4, 2027

Proposed Objection Deadline	5:00 p.m. (prevailing Central Time) on January 4, 2027

Executory Contract and Unexpired Lease Assumption Objection Deadline	No less than fourteen (14) days after service of the applicable Cure Notice

Combined Hearing	January 11, 2027

C.	The Bidding Procedures and the Continued Marketing and Sale Process.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the Debtors intend to continue the Marketing and Sale Process for all or substantially all of the Debtors’ assets postpetition pursuant to the Bidding Procedures and, if a Successful Bid is received in accordance with the Bidding Procedures, the Debtors may elect to pursue the Sale Transaction by filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline.

On the Petition Date, the Debtors intend to file the Bidding Procedures Motion seeking approval of the Bidding Procedures. As will be more fully described in the Bidding Procedures Motion, the Bidding Procedures contain provisions relating to, among other things, (a) participation requirements, (b) access to due diligence, (c) bid requirements, including the Successful Bid Mandatory Conditions, (d) designation of Qualified Bidders, (e) credit bids, (f) auction procedures (as applicable), and (g) the selection of any Successful Bid and back-up bid. Each Qualified Bid must provide for a purchase price sufficient to satisfy the Successful Bid Mandatory Conditions described in Article IV.C of this Disclosure Statement, including net proceeds at closing of not less than $335,384,812 (of which $18,750,000 allocable to the RIFA Claims may be satisfied with cash or non-cash consideration acceptable to the Holders of RIFA Claims), plus the amount of any Bid Protections payable and the funding of the Wind-Down Budget, and, if an Auction is held, each Overbid must exceed the prior highest or otherwise best bid by the minimum increment announced by the Debtors, which shall be not less than $2,000,000 for the initial Overbid. The Bidding Procedures Motion will also seek approval, at the Bid Protections Hearing (which the Debtors will request be scheduled for November 30, 2026, subject to the Bankruptcy Court’s availability), of the Bid Protections in favor of Ayrmid described in Article VI.G of this Disclosure Statement, consisting of a break-up fee equal to 3.0% of the Bid Protection Base and reimbursement of Ayrmid’s reasonable and documented out-of-pocket expenses, subject to a cap of 1.0% of the Bid Protection Base, which will be earned upon the selection of a Successful Bid submitted by a party other than Ayrmid and payable within three (3) Business Days after the consummation of the Sale Transaction (or any other Acceptable Alternative Transaction or Alternative Restructuring Proposal) from the proceeds thereof. Pursuant to the Restructuring Support Agreement, Ayrmid has agreed, if so designated by the Debtors, to serve as the back-up bidder (on the terms set forth in the Bidding Procedures Order) and to consummate the Reorganization Transaction contemplated by the Merger Agreement if the Debtors select an alternative bid as the Successful Bid and the transaction contemplated by such Successful Bid is not consummated, for the period set forth in the Restructuring Support Agreement.

In addition, the Bidding Procedures are expected to contain the following proposed dates and deadlines, subject to the Bankruptcy Court’s approval and availability:

Date and Time (all in prevailing Central Time)	Event or Deadline
November 3, 2026	Hearing to Approve Bidding Procedures

November 13, 2026	Deadline to File Cure Notice

November 23, 2026 at 4:00 p.m.	Bid Protections Objection Deadline

November 30, 2026 (subject to the Court’s availability)	Bid Protections Hearing

December 16, 2026	Bid Deadline

December 18, 2026	Determination of Qualified Bids

December 21, 2026	Auction (if applicable)

Date and Time (all in prevailing Central Time)	Event or Deadline
One (1) business day following conclusion of the Auction	Deadline to File Post-Auction Notice

January 4, 2027	Sale Objection Deadline Adequate Assurance Objection Deadline

January 11, 2027	Sale Hearing

D.	Claims Process; No General Bar Date.

Because the Prepackaged Plan provides that all Allowed General Unsecured Claims will be Unimpaired and paid or disputed in the ordinary course of business as if the Chapter 11 Cases had not been commenced, the Debtors do not intend to seek the establishment of a general bar date for the filing of Proofs of Claim, and, pursuant to the Solicitation Procedures Motion, intend to seek an extension of the deadline to file Schedules and statements of financial affairs through and including January 29, 2027 and a waiver of that requirement upon Confirmation of the Prepackaged Plan on or before such date. As set forth in Article VII.A of the Prepackaged Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for purposes of the Prepackaged Plan, except with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, which must be Filed within thirty (30) days after the later of the entry of an order approving such rejection, the effective date of such rejection, and the Effective Date, as set forth in Article V.B of the Prepackaged Plan, and Cure amounts, which are governed by Article V.C of the Prepackaged Plan. The Debtors reserve the right to seek to establish a bar date in the event that a Sale Transaction is pursued, in which case a separate order of the Bankruptcy Court will govern.

VIII.	RISK FACTORS

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PREPACKAGED PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PREPACKAGED PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PREPACKAGED PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS, THE REORGANIZED DEBTORS AND THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

Prior to voting on the Prepackaged Plan, Holders of Claims in Classes 3, 4, 5, and 6, as well as entities in non-voting Classes, should consider carefully the risk factors described below, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Prepackaged Plan and its implementation. Holders of Claims should also review the risk factors described in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, each as filed with the SEC. See Article XII of this Disclosure Statement for a discussion of U.S. federal income tax law considerations.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Interests under the Prepackaged Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Prepackaged Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement.

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Prepackaged Plan, which could result in the loss of support for the Prepackaged Plan by important stakeholder constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Prepackaged Plan. If the Prepackaged Plan is not consummated, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to Holders of Claims or Interests as the current Prepackaged Plan.

2.	The Bankruptcy Court May Not Approve the Debtors’ Use of Cash Collateral or Entry into the DIP Facility.

Upon commencing the Chapter 11 Cases, the Debtors will ask the Bankruptcy Court to authorize the Debtors to enter into the DIP Facility and use Cash Collateral to fund the Chapter 11 Cases and to provide customary adequate protection to the Prepetition Secured Parties in accordance with the terms of the DIP Motion. Such access to postpetition financing and Cash Collateral will provide liquidity during the pendency of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the DIP Facility and/or such use of Cash Collateral on the terms requested.

Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available Cash Collateral and postpetition financing. There is no assurance that the Debtors will be able to obtain an extension of the right to obtain further postpetition financing and/or use Cash Collateral, in which case the liquidity necessary for the orderly functioning of the Debtors’ businesses may be impaired materially.

3.	The Terms of the DIP Facility Documents Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the DIP Facility Documents have not been finalized and are subject to change based on negotiations between the Debtors, the DIP Lenders, and the Prepetition Secured Parties and the approval of the Bankruptcy Court. As a result, the final terms of the DIP Facility Documents may differ from the terms described herein and in the DIP Motion.

4.	Parties in Interest May Object to the Prepackaged Plan’s Classification of Claims and Interests.

There is no guarantee that the Bankruptcy Court will agree with the classification of Claims and Interests as proposed by the Prepackaged Plan. Section 1122 of the Bankruptcy Code provides that a chapter 11 plan may place a claim or an equity interest in a particular class only if that claim or interest is substantially similar to the other claims or interests in that class. As is described herein, the Debtors believe that the Prepackaged Plan’s classification of Claims and Interests complies with the requirements under the Bankruptcy Code. However, a holder of a Claim or Interest could challenge the Debtors’ classification. In such an event, the cost of the Chapter 11 Cases and the time needed to confirm the Prepackaged Plan may increase, and there can be no assurance that the Bankruptcy Court will agree with the Debtors’ classification. If the Bankruptcy Court concludes that the classifications of Claims and Interests under the Prepackaged Plan do not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Prepackaged Plan (subject to the terms of the Restructuring Support Agreement). The Prepackaged Plan may not be confirmed if the Bankruptcy Court determines that the Debtors’ classification of Claims and Interests is not appropriate.

5.	The Conditions Precedent to the Effective Date of the Prepackaged Plan May Not Occur.

As more fully set forth in Article IX of the Prepackaged Plan, the confirmation and Effective Date of the Prepackaged Plan are subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the confirmation and Effective Date of the Prepackaged Plan will not take place. In the event that the Effective Date does not occur, the Debtors may seek confirmation of a new plan or be forced to pivot to a chapter 7 liquidation.

6.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable nonbankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (a) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (b) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The Bankruptcy Court could fail to finally approve this Disclosure Statement and determine that the votes in favor of the Prepackaged Plan could be disregarded. The Debtors would then be required to recommence the solicitation process, which could include re-filing a plan and disclosure statement.

7.	The Debtors May Fail to Satisfy the Vote Requirements.

Pursuant to the Restructuring Support Agreement, the Consenting Stakeholders have agreed to vote to accept the Prepackaged Plan, and the Debtors expect to receive the requisite acceptances from each Voting Class on or before the Voting Deadline, which is November 30, 2026, twenty-eight (28) days after the Petition Date. If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Prepackaged Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Prepackaged Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the Restructuring Support Agreement. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Allowed Claims and Interests as those proposed in the Prepackaged Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Prepackaged Plan.

8.	The Debtors May Not Be Able to Secure Confirmation of the Prepackaged Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Prepackaged Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Prepackaged Plan. A non-accepting Holder of an Allowed Claim or Interest may object to Confirmation and assert that the Prepackaged Plan does not satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Prepackaged Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Prepackaged Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Prepackaged Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Prepackaged Plan or no distribution whatsoever under the Prepackaged Plan.

9.	The Debtors May Not Be Able to Secure Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Prepackaged Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual confirmation or Consummation of the Prepackaged Plan may result in, among other things, increased expenses relating to professional compensation.

10.	Even if the Restructuring Transactions Are Successful, the Debtors Will Face Continued Risk Upon Confirmation.

Even if the Prepackaged Plan is consummated, the Reorganized Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the pharmaceutical industry and the regulatory environment, the outcome of the FDA’s review of the sNDA, potential revaluing of their assets due to the Chapter 11 Cases, changes in demand for XPOVIO and Omisirge®, and increasing expenses. See Article VIII.D of this Disclosure Statement, entitled “Risks Related to the Debtors’ and NewCo’s Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that the Prepackaged Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Prepackaged Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Prepackaged Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Prepackaged Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Prepackaged Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

11.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

12.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Prepackaged Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Prepackaged Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

13.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Prepackaged Plan.

The distributions available to Holders of Allowed Claims under the Prepackaged Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims and whether the Reorganization Transaction or the Sale Transaction is consummated. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Prepackaged Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Prepackaged Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Prepackaged Plan.

14.	Releases, Injunctions, and Exculpation Provisions May Not Be Approved.

Article VIII of the Prepackaged Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, Post-Effective Date Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Prepackaged Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Prepackaged Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts that are important to the success of the Prepackaged Plan and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity, but only if they receive the full benefit of the Prepackaged Plan’s release and exculpation provisions. The Prepackaged Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Prepackaged Plan and the significant deleveraging and financial benefits that they embody.

15.	The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy, and Time Spent in Bankruptcy Could Disrupt the Debtors’ Businesses.

The Debtors estimate that the process of obtaining Confirmation and Consummation of the Prepackaged Plan by the Bankruptcy Court could last approximately 75 to 90 days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation, including obtaining any required regulatory approvals, are not satisfied or waived.

Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Prepackaged Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•

suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Prepackaged Plan on a timely basis, because of a challenge to the Prepackaged Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

16.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. As more fully set forth in Article IX of the Prepackaged Plan, the Effective Date of the Prepackaged Plan is subject to a number of conditions precedent, including obtaining any required regulatory approvals. If such conditions precedent are not met and not waived, the Effective Date will not take place.

B.	Risks Related to Recoveries Under the Prepackaged Plan.

1.	The Amounts of Allowed Claims May Adversely Affect the Recovery of Some Holders of Allowed Claims.

The distributions available to Holders of Allowed Claims in Classes 3, 4, 5, and 6 under the Prepackaged Plan can be affected by a variety of contingencies, including, without limitation, the amount of Allowed Administrative Claims, DIP Claims, Priority Tax Claims, Other Secured Claims, and Other Priority Claims, and the amount of any Equitized DIP New Money Claims, which determines the allocation of the Reorganized Parent Equity Distribution among the Holders of DIP Claims and Classes 3, 4, and 5. The Debtors cannot determine with any certainty at this time the number or amount of such Claims that will ultimately be Allowed. Thus, the projected recoveries for Holders of Allowed Claims in Classes 3, 4, 5, and 6 disclosed in this Disclosure Statement are estimates only.

2.	The Restructuring Transaction Ultimately Consummated Has Not Been Determined, and Recoveries Differ Between the Reorganization Transaction and a Sale Transaction.

The Prepackaged Plan provides for the Reorganization Transaction unless the Debtors, in accordance with the Bidding Procedures, elect to pursue a Sale Transaction by Filing a Sale Transaction Election Notice on or before the Sale Transaction Election Notice Deadline. The Debtors have not determined, and will not determine until after the occurrence of the Bid Deadline and the evaluation of any Qualified Bids received by such time, which Restructuring Transaction will be consummated. The form of consideration to be distributed to Holders of Allowed Claims in the Voting Classes differs materially between the two Restructuring Transactions (New Common Stock and MF CVRs in a Reorganization Transaction; Cash in a Sale Transaction), and the value ultimately realized by such Holders may differ materially depending on which Restructuring Transaction is consummated.

In addition, the Successful Bid Mandatory Conditions, including the requirement that a Successful Bid provide for net proceeds at closing of not less than $335,384,812 (of which $18,750,000 allocable to the RIFA Claims may be satisfied with Cash or non-Cash consideration acceptable to the Holders of RIFA Claims), may be modified or waived with the consent of the Required Consenting Funded Debt Parties (as defined in the Restructuring Support Agreement) and, to the extent required under the Restructuring Support Agreement, the Required Consenting Royalty Investors, in accordance with the Prepackaged Plan, the Restructuring Support Agreement, and the Bidding Procedures, and Ayrmid may itself be selected as the Successful Bidder or designated as the back-up bidder. Any such modification, or any modification of the Merger Agreement, the NewCo Facility Documents, the MF CVR Agreement, or the other Definitive Documents, will be made only in accordance with the Prepackaged Plan, the Restructuring Support Agreement, and section 1127 of the Bankruptcy Code, and the Debtors cannot predict whether any such modification would require the resolicitation of votes on the Prepackaged Plan.

3.	Any Valuation of Any Assets to Be Distributed Under the Prepackaged Plan Is Speculative, and Estimated Recoveries Are Not Intended to Represent Potential Market Values.

Any valuation of any of the assets to be distributed under the Prepackaged Plan, including the New Common Stock, the MF CVRs, and the rights under the New Royalty Agreement, is necessarily speculative. Any estimate of the value of such assets depends on, among other things, the Financial Projections for the Reorganized Debtors on a combined basis, the results of the Marketing and Sale Process, assumptions regarding the achievement of synergies from the Merger, and assumptions regarding the regulatory and commercial prospects of XPOVIO® and Omisirge®, none of which can be assured. Accordingly, the ultimate value, if any, of these assets could materially affect, among other things, recoveries to the Holders of Allowed Claims in Classes 3, 4, 5, and 6.

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the market value of the New Common Stock, the MF CVRs, or the Debtors’ other Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the consummation of the Merger and the successful integration of the businesses of the Company and Ayrmid; (b) an assumed date for the occurrence of the Effective Date; (c) NewCo’s ability to maintain adequate liquidity to fund operations and to service the NewCo Facility; (d) the assumption that capital and equity markets remain consistent with current conditions; and (e) the approval and commercial adoption of XPOVIO for the MF Indication.

4.	The Debtors Cannot Guarantee the Timing of Distributions.

The timing of actual distributions to Holders of Allowed Claims may be affected by many factors that cannot be predicted, including the timing of the receipt of any required regulatory approvals and the satisfaction of the conditions to the Merger. Therefore, the Debtors cannot guarantee the timing of any recovery on an Allowed Claim.

5.	The Terms of the New Corporate Governance Documents, the NewCo Facility Documents, and the MF CVR Agreement Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the New Corporate Governance Documents, the NewCo Facility Documents, the MF CVR Agreement, and the Merger Agreement have not been finalized and are subject to change based on negotiations among the Debtors, Ayrmid, and certain of the Consenting Stakeholders, subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (including the consent rights set forth therein). Holders of Claims that are not Consenting Stakeholders will not participate in these negotiations, and the results of such negotiations may affect the rights of holders of New Common Stock and MF CVRs following the Effective Date. As a result, the final terms of such documents may be less favorable to Holders of Claims than as described herein and in the Prepackaged Plan.

6.	Certain Tax Implications of the Debtors’ Bankruptcy.

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Prepackaged Plan,” to determine how the tax implications of the Prepackaged Plan and the Chapter 11 Cases may affect the Debtors, the Reorganized Debtors, and Holders of Claims, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Prepackaged Plan.

7.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Financial Projections to be filed in the Plan Supplement represent the Debtors’ and Ayrmid’s management teams’ best estimate of the Reorganized Debtors’ future financial performance on a combined basis, which is necessarily based on certain assumptions regarding the anticipated future performance of the combined company’s operations, including the continued commercial performance of XPOVIO® and Omisirge®, the approval and commercialization of the MF Indication, the realization of anticipated synergies, and the United States and world economies in general, and the pharmaceutical industry in particular. While the Debtors believe that the Financial Projections will be reasonable, there can be no assurance that they will be realized. If the Reorganized Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and NewCo may lack sufficient liquidity to continue operating as planned after the Effective Date or to make payments under the MF CVRs and the New Royalty Agreement. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

8.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Reorganization Transaction is consummated, the amounts reported in NewCo’s subsequent consolidated financial statements may materially change relative to the Debtors’ historical consolidated financial statements, including as a result of the Merger, revisions to the Debtors’ operating plans, and the application of acquisition or “fresh start” accounting, in which case assets and liabilities may be recorded at fair value as of the applicable reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Financial Projections to be filed with the Plan Supplement may not reflect the impact of such accounting, which may have a material impact on the Financial Projections.

C.	Risks Related to the Merger and the Consideration to Be Issued in a Reorganization Transaction.

1.	The Merger May Not Be Consummated.

Consummation of the Reorganization Transaction is conditioned on the consummation of the Merger substantially concurrently with the Effective Date. The Merger is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including the equitization or structural subordination of the Ayrmid Term Loan in a manner acceptable to the Required Consenting Funded Debt Parties, the receipt of any required regulatory approvals, the absence of a material adverse effect with respect to either party, and the execution and funding of the NewCo Facility. Many of these conditions are outside of the Debtors’ control. In addition, the Merger Agreement may be terminated by the parties thereto in certain circumstances. If the Merger is not consummated, the Reorganization Transaction cannot be consummated as currently contemplated, and the Debtors would be required to seek an alternative transaction, which may be less favorable to Holders of Claims than the Prepackaged Plan.

2.	The Combined Company Will Face Integration and Execution Risks.

Following the Merger, NewCo will be required to integrate the businesses of the Company and Ayrmid, including their respective commercial organizations, supply chains, information technology systems, and corporate functions. The integration of two companies that have never operated together is complex, costly, and time-consuming, may divert management’s attention from the operation of the businesses, and may not result in the synergies and cost savings that are anticipated. In addition, Omisirge® is a cell therapy product with a manufacturing, logistics, and reimbursement profile that differs materially from that of XPOVIO®. Any failure to successfully integrate the businesses or to realize the anticipated benefits of the Merger could adversely affect the value of the New Common Stock.

3.	Holders of New Common Stock Will Be Subject to the Risks of Ayrmid’s Business.

Holders of Funded Debt Claims that receive New Common Stock will hold an interest in a combined enterprise that includes Ayrmid and Gamida Cell Inc., and will therefore be exposed to the risks of Ayrmid’s business, including risks relating to the commercialization of Omisirge®, the manufacture of a complex cell therapy product through internal facilities and third-party contract manufacturers, reimbursement for cell therapy products, competition from other transplant and cellular therapy modalities, Ayrmid’s liabilities (including any contingent liabilities arising from the prior restructuring of Gamida Cell Ltd.), and Ayrmid’s ongoing clinical development programs. The Debtors have conducted due diligence with respect to Ayrmid’s business, but such diligence may not have identified all material risks, and the Debtors make no representation regarding the future performance of Ayrmid’s business.

4.	The Omisirge Contingent Equity and Any Management Incentive Plan Will Dilute Holders of New Common Stock.

The Merger Agreement provides that the former equityholders of Ayrmid will be entitled to receive additional shares of New Common Stock representing up to 8.5% of the New Common Stock issued and outstanding on the Effective Date if global net revenues of Omisirge® for the fiscal year ending December 31, 2028 exceed specified thresholds. In addition, NewCo will implement the Management Incentive Plan on terms acceptable to Ayrmid and the Required Consenting Funded Debt Parties and approved by the New Board, providing for the issuance of equity awards to management and employees of NewCo. The issuance of the Omisirge Contingent Equity will dilute solely the New Common Stock issued as Merger Consideration to the Holders of Funded Debt Claims (and any other New Common Stock issued on account of Claims under the Prepackaged Plan), and will not dilute the New Common Stock issued to the former equityholders of Ayrmid, and any equity issued under the Management Incentive Plan will dilute the ownership percentage of all Holders of New Common Stock, including the Holders of Funded Debt Claims, and the amount and dilutive effect of any of the foregoing could be material. In the future, similar to all companies, additional equity financings or other equity issuances by NewCo could further dilute the New Common Stock.

5.	Holders of MF CVRs May Never Receive Any Payment.

The MF CVRs represent a contingent right to receive Cash payments based on net sales of XPOVIO® for the MF Indication during the MF CVR Term. No payments will be made under the MF CVRs unless and until the FDA approves XPOVIO® (selinexor) in combination with ruxolitinib for the treatment of myelofibrosis and XPOVIO® is commercially sold for the MF Indication. As described in Article V.B of this Disclosure Statement, the SENTRY Trial did not meet its second co-primary endpoint, and the sNDA seeks accelerated approval based on the totality of the SENTRY Trial data. There can be no assurance that the FDA will accept the sNDA for filing, that the FDA will approve the sNDA on an accelerated basis or at all, that any approval will be granted on or before December 31, 2027 (in which case the payment rate under the MF

CVRs would be 15.0% rather than 20.0% of MF Net Sales), that any approval will not be subject to conditions, including a requirement to conduct additional confirmatory clinical trials, or that, if approved, XPOVIO® will achieve meaningful commercial adoption in the MF Indication. The MF CVR Term will terminate upon the first commercial sale in the United States of a generic version of XPOVIO®, which could occur earlier than anticipated as a result of patent challenges or otherwise. In addition, the obligations under the MF CVR Agreement will be unsecured obligations of NewCo that will be effectively subordinated to the NewCo Facility and any other secured indebtedness of NewCo to the extent of the value of the collateral securing such indebtedness, and NewCo’s ability to make payments under the MF CVRs will depend on its financial condition and compliance with the NewCo Facility Documents at the time such payments become due. The MF CVRs will be non-transferable except as expressly permitted by the MF CVR Agreement, will not be listed on any securities exchange, and will not confer any voting or governance rights. Holders of MF CVRs will have no ability to influence NewCo’s decisions regarding the development and commercialization of the MF Indication other than through the covenants set forth in the MF CVR Agreement.

6.	The New Common Stock Will Be Illiquid, and NewCo Will Be a Private Company.

In the event of a Reorganization Transaction, NewCo will emerge from the Chapter 11 Cases as a privately held company, the New Common Stock will not be listed on any securities exchange, and NewCo will not be subject to the reporting requirements of the SEC. There is no existing market for the New Common Stock, and no assurance can be given that an active trading market will develop or, if developed, will be sustained. Holders of New Common Stock will have access to information regarding NewCo only to the extent provided in the New Corporate Governance Documents, which may be substantially less than the information currently available regarding Parent as an SEC-reporting company. In addition, the New Corporate Governance Documents may contain restrictions on the transfer of the New Common Stock, drag-along and tag-along rights, and other provisions customary for a privately held company. As a result, Holders of New Common Stock may be required to bear the economic risk of their investment for an indefinite period of time.

7.	Certain Holders of New Common Stock and MF CVRs May Be Restricted in Their Ability to Transfer or Sell Their Securities.

To the extent that the New Common Stock and MF CVRs issued under the Prepackaged Plan are issued pursuant to section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless such holder is an “underwriter” (as defined in section 1145(b) of the Bankruptcy Code) with respect to such securities; provided, however, such securities will not be freely tradeable if, at the time of transfer, the holder is an “affiliate” of NewCo or the Reorganized Debtors, as defined in Rule 144(a)(1) under the Securities Act, or had been such an “affiliate” within 90 days of such transfer. Such affiliate holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. Resales by Holders of Claims who receive New Common Stock or MF CVRs pursuant to the Prepackaged Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Holders who receive New Common Stock pursuant to the Prepackaged Plan that is issued in reliance upon section 4(a)(2) of the Securities Act or Regulation S promulgated thereunder will receive “restricted securities.” Such holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. The New Common Stock and MF CVRs will not be registered under the Securities Act or any state securities laws, and the Debtors make no representations regarding the right of any holder of New Common Stock or MF CVRs to freely resell such securities.

8.	A Small Number of Holders or Voting Blocks May Control NewCo.

Consummation of the Prepackaged Plan may result in a small number of holders, including the former equityholders of Ayrmid and certain members of the Ad Hoc Group, each owning a significant percentage of the New Common Stock. These holders may be in a position to control the outcome of all actions requiring equity holder approval, including the election of directors, without the approval of other equity holders. This concentration of ownership could also facilitate or hinder a negotiated change of control of NewCo and, consequently, have an impact upon the value of the New Common Stock.

9.	New Common Stock Would Be Subordinated to NewCo’s Indebtedness.

In any subsequent liquidation, dissolution, or winding up of NewCo, the New Common Stock would rank below all debt claims against NewCo and its subsidiaries, including the NewCo Facility, the obligations under the MF CVR Agreement, and the obligations under the New Royalty Agreement. As a result, holders of the New Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of NewCo until after all such debt obligations have been satisfied.

10.	NewCo Does Not Intend to Pay Dividends on the New Common Stock.

NewCo does not anticipate paying any dividends on the New Common Stock as it expects to retain any future cash flows for debt reduction, payments under the MF CVRs and the New Royalty Agreement, and to support its operations and clinical development programs. In addition, covenants in the NewCo Facility Documents may restrict NewCo’s ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. As a result, the success of an investment in the New Common Stock will depend entirely upon any future appreciation in the value of the New Common Stock. There is, however, no guarantee that the New Common Stock will appreciate in value or even maintain its initial value.

11.	The NewCo Facility May Not Be Available on the Terms Contemplated or at All.

The Reorganization Transaction contemplates that NewCo will enter into the NewCo Facility in an aggregate principal amount of up to $135 million on the Effective Date. Although the Debtors have received nonbinding indications of interest to provide the NewCo Facility from prospective lenders, any commitment is subject to customary conditions, and as of the date hereof, the NewCo Facility has not been committed, and there can be no assurance that the NewCo Facility will be available on the terms contemplated, on terms acceptable to the Debtors and the Required Consenting Stakeholders, or at all. If the NewCo Facility is not available, the Debtors may be unable to consummate the Reorganization Transaction.

12.	NewCo May Not Be Able to Generate Sufficient Cash to Service Its Indebtedness.

NewCo’s ability to make scheduled payments on, or to refinance, the NewCo Facility and its other obligations, including payments under the MF CVRs and the New Royalty Agreement, depends on NewCo’s financial condition and operating performance, which are subject to prevailing economic, industry, regulatory, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond NewCo’s control. NewCo may be unable to maintain a level of cash flow from operating activities sufficient to permit it to pay the principal, premium, if any, and interest and/or fees on its indebtedness.

D.	Risks Related to the Debtors’ and NewCo’s Businesses.

1.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Prepackaged Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions Filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability to consummate the Merger or a value-maximizing Sale Transaction; (g) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (h) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, physicians, patients, payors, specialty distributors and pharmacies, contract manufacturers, clinical trial sites and investigators, licensing partners, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

2.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of the Restructuring Transactions. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the restructuring instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors may be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. If the chapter 11 proceedings last longer than anticipated, the Debtors may require additional debtor-in-possession financing to fund the Debtors’ operations. If the Debtors are unable obtain such financing in those circumstances, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

3.	The Debtors Are Dependent on XPOVIO as Their Only Commercial Product.

Substantially all of the Debtors’ revenue is derived from net product sales of XPOVIO® in the United States. Any event that adversely affects the sales of XPOVIO®—including increased competition from newer therapies for multiple myeloma such as bispecific antibodies, CAR-T cell therapies, and other novel agents, changes in treatment guidelines or clinical practice, adverse safety or efficacy data, supply interruptions, product recalls, pricing or reimbursement pressures, or the loss or impairment of the Company’s intellectual property protection—would have a material adverse effect on the Debtors’ and NewCo’s financial condition and results of operations, and could impair NewCo’s ability to service the NewCo Facility, to make payments under the MF CVRs and the New Royalty Agreement, and to fund its clinical development programs.

4.	The FDA May Not Approve the sNDA for the MF Indication, or May Not Do So on the Timeline Anticipated.

The Debtors’ business plan and the value of the New Common Stock and the MF CVRs depend in significant part on the approval and successful commercialization of XPOVIO® for the MF Indication. The sNDA seeks accelerated approval based on the results of the SENTRY Trial, which met its SVR35 co-primary endpoint but did not meet its absolute total symptom score co-primary endpoint. The FDA may determine that the SENTRY Trial data do not support approval, may require additional clinical data or a confirmatory trial as a condition of accelerated approval, may impose labeling restrictions that limit the commercial opportunity for the MF Indication, or may take longer than anticipated to complete its review. Any of these outcomes would adversely affect the value of the New Common Stock and the MF CVRs. In addition, even if approved, XPOVIO® will compete in the myelofibrosis market with established JAK inhibitors and other therapies, and may not achieve the level of adoption or pricing assumed in the Financial Projections.

5.	The Debtors Rely on Third Parties for the Manufacture, Distribution, and Clinical Development of Selinexor.

The Debtors do not own or operate manufacturing facilities and rely on third-party contract manufacturers for the production of selinexor drug substance and XPOVIO® drug product, and on third-party logistics providers, specialty distributors, and specialty pharmacies for the distribution of XPOVIO®. The Debtors also rely on contract research organizations and clinical trial sites for the conduct of their clinical trials. The commencement of the Chapter 11 Cases may adversely affect the willingness of these third parties to continue to do business with the Debtors on customary terms, and any interruption in the supply or distribution of XPOVIO® or in the conduct of the Debtors’ clinical trials could have a material adverse effect on the Debtors’ business and on the value of the consideration to be distributed under the Prepackaged Plan.

6.	The Debtors’ Business Is Subject to Extensive Governmental Regulation and Pricing and Reimbursement Pressure.

The Debtors’ operations are subject to extensive and evolving federal, state, and foreign laws and regulations governing, among other things, the development, approval, manufacture, labeling, marketing, promotion, distribution, pricing, and reimbursement of pharmaceutical products, including regulation by the FDA, the Centers for Medicare & Medicaid Services, the Office of Inspector General of the Department of Health and Human Services, and state regulatory authorities, as well as federal and state anti-kickback, false claims, physician payment transparency, and drug pricing laws. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil, and criminal penalties, which could have a material adverse effect on the recoveries set forth in the Prepackaged Plan. In addition, legislative and regulatory developments affecting drug pricing and reimbursement—including the Inflation Reduction Act of 2022 and its Medicare drug price negotiation and Part D redesign provisions, the 340B drug pricing program, and state drug pricing transparency and affordability laws—may adversely affect the net pricing and reimbursement of XPOVIO® and, following the Merger, Omisirge®.

7.	The Debtors’ Ability to Consummate the Prepackaged Plan Depends on Obtaining Any Required Regulatory Approvals.

As described in Article III.G of this Disclosure Statement, the Merger or any Sale Transaction may require premerger notification under the HSR Act, review by CFIUS, or other antitrust, competition, or foreign investment approvals. There can be no assurance that such approvals, to the extent required, will be obtained on a timely basis or without the imposition of conditions that are unacceptable to the Debtors, Ayrmid, or a prospective Purchaser. Any delay in obtaining, or failure to obtain, such approvals could delay or prevent consummation of the Prepackaged Plan.

8.	The Debtors May Be Unable to Maintain Their Intellectual Property Protection.

The Debtors’ commercial success depends on their ability to obtain and maintain patent and other intellectual property protection for selinexor and XPOVIO®, and to operate without infringing the intellectual property rights of others. The Debtors’ patents may be challenged, invalidated, circumvented, or held unenforceable, including in connection with the submission of abbreviated new drug applications by generic manufacturers seeking to market generic versions of XPOVIO® prior to the expiration of the Debtors’ patents. The entry of a generic version of XPOVIO® would materially and adversely affect NewCo’s revenue and would terminate the MF CVR Term.

9.	The Loss of Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management, regulatory, medical, and commercial personnel. The Debtors’ recent liquidity issues, the results of the XPORT-EC-042 Trial and the associated organizational changes, the pendency of the Chapter 11 Cases, and the uncertainty surrounding the Merger have created distractions and uncertainty for key management personnel and all employees. As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition. Because competition for experienced pharmaceutical personnel is significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience, and the loss of such personnel could adversely affect the Debtors’ ability to operate their businesses, to obtain approval of the sNDA, and to consummate and integrate the Merger.

10.	The Debtors Might Not Be Able to Satisfy Closing Conditions in Connection with a Sale Transaction.

In the event of a Sale Transaction, it is possible that the Debtors might not be able to satisfy the conditions for closing the Sale Transaction or that counterparties in such Sale Transaction could exercise any relevant termination rights in accordance with the terms thereof. Further, it is possible that the Debtors might not receive any Qualified Bids that satisfy the Successful Bid Mandatory Conditions, or, in any case, might fail to reach an agreement on a Sale Transaction. If the Debtors File a Sale Transaction Election Notice and the Sale Transaction does not close, the Debtors may, subject to the terms of the Bidding Procedures Order, withdraw the Sale Transaction Election Notice and consummate the Reorganization Transaction, but there can be no assurance that the Merger and the NewCo Facility would remain available in such circumstances.

11.	A Sale Transaction Will Affect the Debtors’ Operations.

In the event of a Sale Transaction, all or substantially all of the assets of the Debtors may be sold pursuant to sections 105, 363, and 365 of the Bankruptcy Code or the Prepackaged Plan. Any remaining assets of the Debtors will be wound down by the Post-Effective Date Plan Administrator in accordance with the Wind-Down Budget, and the Debtors will thereafter have no active ongoing operations.

12.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations. In addition, in the event of a Sale Transaction, the Debtors will not receive a discharge pursuant to section 1141(d)(3) of the Bankruptcy Code.

E.	Disclosure Statement Disclaimer.

1.	The Financial Information Contained in This Disclosure Statement Has Not Been Audited.

In preparing this Disclosure Statement, the Debtors and their advisors relied on financial data derived from the Debtors’ books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information, and any conclusions or estimates drawn from that financial information, provided in this Disclosure Statement, and although the Debtors believe that the financial information herein fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant that the financial information contained herein, or any conclusions or estimates drawn therefrom, is without inaccuracies.

2.	Information Contained in This Disclosure Statement Is for Soliciting Votes.

The information contained in this Disclosure Statement is for the purpose of soliciting acceptances of the Prepackaged Plan and may not be relied upon for any other purpose.

3.	This Disclosure Statement Was Not Reviewed or Approved by the SEC.

This Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement or the exhibits or the statements contained in this Disclosure Statement.

4.	This Disclosure Statement May Contain Forward-Looking Statements.

This Disclosure Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements and may include, without limitations, information regarding the Debtors’ expectations with respect to future events, including the FDA’s review of the sNDA, the commercial prospects of XPOVIO® and Omisirge®, the consummation of the Merger, and the anticipated benefits thereof. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those risks described in this Article. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors undertake no obligations to update any such statements.

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect and projections that may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors, including the timing, confirmation, and consummation of the Prepackaged Plan, regulatory decisions, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court may affect the actual financial results achieved by the Debtors. Such results may vary significantly from the forecasts and such variations may be material.

5.	No Legal or Tax Advice Is Provided to You by This Disclosure Statement.

This Disclosure Statement is not legal advice to you. The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each Holder of a Claim or an Interest should consult his or her own legal counsel, accountant or other applicable advisor with regard to any legal, tax and other matters concerning his, her or its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Prepackaged Plan or object to Confirmation of the Prepackaged Plan.

6.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including, without limitation, the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Prepackaged Plan on the Debtors, Holders of Allowed Claims or Interests, or any other parties in interest.

7.	Failure to Identify Potential Objections.

No reliance should be placed on the fact that a particular Cause of Action or potential objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, as applicable, may, pursuant to the Prepackaged Plan, object to applicable Claims or Interests after the Effective Date of the Prepackaged Plan irrespective of whether this Disclosure Statement identifies a particular Cause of Action or objection to a Claim.

8.	No Waiver of Right to Object or Right to Recover Transfers and Assets.

The vote by a Holder of a Claim for or against the Prepackaged Plan does not constitute a waiver or release of any claims, causes of action or rights of the Debtors (or any entity, as the case may be) to object to that Holder’s Claim, or recover any preferential, fraudulent or other voidable transfer of assets, regardless of whether any claims or causes of action of the Debtors or their Estates are specifically or generally identified in this Disclosure Statement.

9.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors.

The Debtors’ advisors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although the Debtors’ advisors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement. Information regarding Ayrmid contained in this Disclosure Statement has been provided by Ayrmid and has not been independently verified by the Debtors or their advisors.

10.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date of this Disclosure Statement, unless otherwise specified in this Disclosure Statement, and the delivery of this Disclosure Statement after the date of this Disclosure Statement does not imply that there has not been a change in the information set forth in this Disclosure Statement since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Prepackaged Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Outside This Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Prepackaged Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Prepackaged Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to counsel to the Debtors and the U.S. Trustee.

IX.	SOLICITATION AND VOTING

This Disclosure Statement is being distributed to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Prepackaged Plan.

A.	Holders of Claims Entitled to Vote on the Prepackaged Plan.

Under the provisions of the Bankruptcy Code, not all Holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Prepackaged Plan?,” provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim or Interest) under the Prepackaged Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Prepackaged Plan only from Holders of Claims in Classes 3, 4, 5, and 6 (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Prepackaged Plan and may, in certain circumstances, receive a distribution under the Prepackaged Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Prepackaged Plan. Holders of Claims in the Voting Classes are voting to accept or reject the Prepackaged Plan in its entirety, and the Debtors’ election to pursue either Restructuring Transaction (including, if applicable, the withdrawal of a Sale Transaction Election Notice and consummation of the Reorganization Transaction) may be made without further solicitation of votes. Holders should therefore evaluate the Prepackaged Plan on the basis that either Restructuring Transaction may be consummated.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 7, 8, 9, 10, 11, and 12. Holders of Claims in Classes 1, 2, and 7 are Unimpaired and are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code (the “Presumed Accepting Classes”). Holders of Interests in Classes 9, 10, and 11 will not receive any distribution under the Prepackaged Plan and are deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code (the “Deemed Rejecting Classes”). Holders of Intercompany Claims and Intercompany Interests in Classes 8 and 12 are either Unimpaired and conclusively presumed to have accepted the Prepackaged Plan or Impaired and deemed to have rejected the Prepackaged Plan, and in either case are not entitled to vote.

B.	Voting Record Date.

The voting record date is October 27, 2026 (the “Voting Record Date”), which is the date for determining which Holders of Claims in Classes 3, 4, 5, and 6 are entitled to vote on the Prepackaged Plan.

C.	Solicitation Package.

Beginning on November 2, 2026 (the “Solicitation Commencement Date”), the Claims and Balloting Agent mailed or delivered (or caused to be mailed or delivered) to each Holder of a Claim in the Voting Classes as of the Voting Record Date a solicitation package (the “Solicitation Package”) containing: (a) this Disclosure Statement (with all exhibits hereto, including the Prepackaged Plan, the Restructuring Support Agreement, the Debtors’ corporate organizational chart, and the Liquidation Analysis); (b) the appropriate Ballot, together with voting instructions; and (c) a pre-addressed, pre-paid return envelope. The Solicitation Package may also be obtained free of charge from the Claims and Balloting Agent by (a) visiting https://cases.stretto.com/KPTI; (b) emailing the Claims and Balloting Agent at TeamKaryopharm@stretto.com (with “Karyopharm Solicitation Inquiry” in the subject line); or (c) calling (866) 270-4922 (toll-free within the United States or Canada) or +1 (949) 561-0471 (international).

D.	Voting on the Prepackaged Plan.

The deadline for voting on the Prepackaged Plan is November 30, 2026, at 4:00 p.m. (prevailing Central Time) (the “Voting Deadline”). In order to be counted as votes to accept or reject the Prepackaged Plan, all Ballots must be properly executed, completed, and delivered as directed, so that your Ballot is actually received by the Claims and Balloting Agent on or before the Voting Deadline. Ballots may be submitted electronically through the E-Portal or by electronic mail to the Claims and Balloting Agent in accordance with the instructions set forth on the Ballot, or returned by overnight courier or hand delivery to the address set forth on the Ballot. In light of the length of the solicitation period, Holders are strongly encouraged to submit their Ballots through the E-Portal or by electronic mail. Votes received via facsimile transmission or by electronic mail other than in accordance with the instructions set forth on the Ballot will not be counted. Each Ballot also includes instructions on how to opt out of the Third-Party Release set forth in Article VIII.D of the Prepackaged Plan by checking the box provided on the Ballot.

1.	Holders of Claims in Classes 3, 4, 5, and 6.

Holders of 1L Term Loan Claims in Class 3, Holders of 1.5L 2028 Notes Claims in Class 4, Holders of 2L 2029 Notes Claims in Class 5, and Holders of RIFA Claims in Class 6 may vote on the Prepackaged Plan by completing and signing the Ballot for the applicable Class and returning it to the Claims and Balloting Agent on or before the Voting Deadline, by submitting the Ballot electronically through the E-Portal in accordance with the instructions set forth on the Ballot or by electronic mail, or, alternatively, by returning a hard copy Ballot by overnight courier or hand delivery to the address listed on the Ballot. Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Prepackaged Plan, Holders must use only the coded Ballot sent to them in their Solicitation Package; no master ballots, nominee ballots, or pre-validated ballots will be used in connection with the Solicitation. The amount of each Holder’s Claim for voting purposes was determined as of the Voting Record Date by reference to the Debtors’ books and records and, in the case of Classes 4 and 5, the securities position report obtained from The Depository Trust Company (“DTC”) as of the Voting Record Date.

Only Eligible Holders of Claims in the Voting Classes may vote on the Prepackaged Plan; a Holder that is not an Eligible Holder may not use a Ballot or any other ballot to vote on the Prepackaged Plan. Each Ballot requires the Holder to certify that it is an Eligible Holder.

E.	Non-Voting Classes; Opt-Out and Opt-In Forms.

Holders of Claims and Interests in the Non-Voting Classes will not receive a Solicitation Package. Within two (2) Business Days after entry of the order approving the Solicitation Procedures Motion (the “Solicitation Procedures Order”), or as soon as reasonably practicable thereafter, the Claims and Balloting Agent will mail a notice of non-voting status (the “Non-Voting Status Notice”) to Holders of Claims and Interests in the Non-Voting Classes (other than Classes 8 and 12), together with (a) in the case of Holders of Claims in the Presumed Accepting Classes, a

form (the “Opt-Out Form”) by which such Holders may elect to opt out of the Third-Party Release, or (b) in the case of Holders of Interests in the Deemed Rejecting Classes, a form (the “Opt-In Form”) by which such Holders may elect to opt in to, and receive the benefit of, the Third-Party Release. The Non-Voting Status Notice and the Opt-Out Form or Opt-In Form, as applicable, (a) inform recipients of their status as Holders or potential Holders of Claims or Interests in the Non-Voting Classes, (b) provide the full text of the release, exculpation, and injunction provisions set forth in the Prepackaged Plan, (c) set forth the deadline by which Opt-Out Forms and Opt-In Forms must be actually received by the Claims and Balloting Agent, which is 5:00 p.m. (prevailing Central Time) on January 4, 2027, and (d) explain how the forms may be returned, including through the E-Portal. As described in Article III.O of this Disclosure Statement, a Holder of a Claim in a Presumed Accepting Class that does not timely opt out, and a Holder of an Interest in a Deemed Rejecting Class that timely opts in, will be a Releasing Party under the Prepackaged Plan.

F.	Ballots Not Counted.

The following Ballots will NOT be counted: (a) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (b) any Ballot that is not actually received by the Claims and Balloting Agent by the Voting Deadline (unless the Debtors determine otherwise or as permitted by the Bankruptcy Court, as applicable); (c) any Ballot that does not contain a signature (provided that signatures contained in electronic Ballots submitted via the E-Portal will be deemed to be immediately legally effective); (d) any Ballot that partially rejects and partially accepts the Prepackaged Plan; (e) any Ballot that does not contain an amount of claim denominated in U.S. currency; (f) any Ballot not marked to accept or reject the Prepackaged Plan or marked both to accept and reject the Prepackaged Plan; (g) any Ballot superseded by a later, timely submitted, valid, and properly executed Ballot; (h) any vote cast by a Person or Entity that did not hold a Claim in a Voting Class as of the Voting Record Date or that is not an Eligible Holder; and (i) any Ballot transmitted to the Claims and Balloting Agent by facsimile or by electronic mail other than in accordance with the instructions set forth on the Ballot.

X.	CONFIRMATION OF THE PREPACKAGED PLAN

A.	The Combined Hearing.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Bankruptcy Court set the Combined Hearing to approve the adequacy of the information provided in this Disclosure Statement and confirm the Prepackaged Plan. At the Combined Hearing, the Debtors will also request that the Bankruptcy Court approve the Solicitation as having been in compliance with section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and direct that all acceptances received on or before the Voting Deadline, whether received before or after the Petition Date, be counted for purposes of Confirmation. The Combined Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment Filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Prepackaged Plan may be modified, if necessary, prior to, during, or as a result of the Combined Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors will request in the Solicitation Procedures Motion that the Bankruptcy Court set January 4, 2027, at 5:00 p.m. (prevailing Central Time) as the deadline to file objections to final approval of this Disclosure Statement and Confirmation of the Prepackaged Plan (the “Objection Deadline”). All such objections must (a) be in writing; (b) comply with the Bankruptcy Rules, the Bankruptcy Local Rules, and any other case management rules and orders of the Bankruptcy Court; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest beneficially owned by such entity; (d) state with particularity the legal and factual basis for such objections and, if practicable, a proposed modification to the Prepackaged Plan that would resolve such objections; and (e) be Filed with the Bankruptcy Court with proof of service thereof and served on (i) the Debtors; (ii) counsel to the Debtors; (iii) counsel to the Ad Hoc Group; (iv) counsel to Ayrmid; (v) counsel to the Consenting Royalty Investors; (vi) the U.S. Trustee; and (vii) counsel to any statutory committee, if appointed (collectively, the “Notice Parties”), so as to be actually received on or before the Objection Deadline.

B.	Requirements for Confirmation of the Prepackaged Plan.

Among the requirements for Confirmation of the Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code are: (a) the Prepackaged Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (b) the Prepackaged Plan is feasible; and (c) the Prepackaged Plan is in the “best interests” of Holders of Claims or Interests.

At the Combined Hearing, the Bankruptcy Court will determine whether the Prepackaged Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (a) the Prepackaged Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (b) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (c) the Prepackaged Plan has been proposed in good faith.

C.	Best Interests of Creditors/Liquidation Analysis.

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code requires that each holder of a claim or interest in each impaired class either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

Based on the Liquidation Analysis attached hereto as Exhibit D, the Debtors, with the assistance of their Advisors, believe that the Prepackaged Plan satisfies the best interests test and that each Holder of an Impaired Claim or Interest will receive value under the Prepackaged Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that the Liquidation Analysis and the conclusions set forth therein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets. It is, therefore, a hypothetical analysis based on certain assumptions discussed therein and in this Disclosure Statement. As such, asset values and claims discussed therein may differ materially from amounts referred to in the Prepackaged Plan and this Disclosure Statement. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and the Prepackaged Plan in their entirety, as well as the notes and assumptions set forth in the Liquidation Analysis.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

D.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Prepackaged Plan meets this feasibility requirement, the Debtors, with the assistance of the Advisors, have analyzed their ability to meet their respective obligations under the Prepackaged Plan. As part of this analysis, the Debtors, in consultation with Ayrmid, will prepare the Financial Projections, which will be filed with the Plan Supplement. Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable.

The Debtors believe that the Prepackaged Plan meets the feasibility requirement, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, or any successor under the Prepackaged Plan. In a Reorganization Transaction, NewCo will emerge with the NewCo Facility as its only funded debt (other than the contingent obligations under the MF CVRs and the New Royalty Agreement) and with committed financing sufficient to fund its business plan. In the event of a Sale Transaction, the Prepackaged Plan will be funded with the proceeds of the Sale Transaction and the Wind-Down Budget, and the Debtors’ remaining affairs will be wound down in accordance with the Prepackaged Plan.

E.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.19

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Prepackaged Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Prepackaged Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Prepackaged Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Prepackaged Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Prepackaged Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

Because Classes 9, 10, and 11 are deemed to reject the Prepackaged Plan, the Debtors will seek to confirm the Prepackaged Plan with respect to such Classes utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any other Impaired Class rejects the Prepackaged Plan or is deemed to have rejected the Prepackaged Plan, the Debtors may request Confirmation of the Prepackaged Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Prepackaged Plan or any Plan Supplement document, including the right to amend or modify the Prepackaged Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code, in each case subject to the Restructuring Support Agreement.

[19]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code, the Prepackaged Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Prepackaged Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Prepackaged Plan will receive more than 100 percent of the amount of Allowed Claims or Allowed Interests in that Class. The Debtors believe that the Prepackaged Plan and the treatment of all Classes of Claims or Interests under the Prepackaged Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Prepackaged Plan.

G.	Valuation of the Debtors.

The Debtors do not intend to prepare or file a separate valuation analysis of the Reorganized Debtors or NewCo in connection with the Prepackaged Plan. The Reorganization Transaction is the product of the Marketing and Sale Process described in Article VI.G of this Disclosure Statement, and the Prepackaged Plan subjects the Debtors’ assets to a continued, court-supervised market test through the Bidding Procedures. Because the Debtors are continuing to engage with potential bidders pursuant to the Bidding Procedures and do not want to prejudice the competitive sale process, and because the Debtors believe that the Marketing and Sale Process and the Bidding Procedures, rather than a theoretical valuation analysis, provide the most reliable indication of the value of the Debtors’ assets and of the consideration to be distributed under the Prepackaged Plan, this Disclosure Statement does not include a valuation analysis. See 11 U.S.C. § 1125(b) (“The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor’s assets.”); In re Ditech Holding Corp., Case No. 19-10412

(JLG) (Bankr. S.D.N.Y. May 10, 2019) (ECF No. 544) (order authorizing delayed filing of valuation, liquidation, and recovery analysis until after the auction); In re LBI Media, Inc., Case No. 18-12655 (CSS) (Bankr. D. Del. Jan. 22, 2019) (ECF No. 360) (order approving disclosure statement without a valuation analysis and approving the filing of a valuation analysis at a later date, if necessary); In re Gastar Exploration Inc., Case No. 18-36057 (MI) (Bankr. S.D. Tex. Dec. 21, 2018) (ECF No. 282) (order approving disclosure statement that conducted valuation analysis through a comprehensive marketing process). The estimated recoveries set forth in Article III.E of this Disclosure Statement to Holders of Funded Debt Claims in a Reorganization Transaction are subject to the significant assumptions, qualifications, and limitations described herein.

XI.	CERTAIN SECURITIES LAW MATTERS

The Solicitation is being made before the Petition Date pursuant to section 4(a)(2) of the Securities Act and Regulation S under the Securities Act and only to Holders of Claims in the Voting Classes that are Eligible Holders. The Solicitation has been commenced prior to the Petition Date. Although the Voting Deadline will occur after the Petition Date, no Holder will be solicited after the Petition Date other than Holders that were solicited prior to the Petition Date in compliance with applicable nonbankruptcy law, as permitted by section 1125(g) of the Bankruptcy Code.

The offering, issuance, and distribution of any Securities pursuant to the Prepackaged Plan, including the Reorganized Parent Common Stock and, to the extent comprised of Securities, the Merger Consideration, will be made without registration under the Securities Act or any similar federal, state, or local law in reliance upon (a) in the case of the Reorganized Parent Common Stock and the Merger Consideration issued to Holders of Allowed Funded Debt Claims, section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (b) in the case of the New Common Stock issued as Merger Consideration to the equityholders of Ayrmid and the Omisirge Contingent Equity, section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act and similar provisions of state or local securities laws. The following discussion of the issuance and transferability of the New Common Stock and the MF CVRs relates solely to matters arising under federal and state securities laws. The rights of holders of New Common Stock and MF CVRs, including the right to transfer such interests, will also be governed by the New Corporate Governance Documents and the MF CVR Agreement, as applicable.

In the event of a Sale Transaction, the Debtors do not expect to issue any Securities pursuant to the Prepackaged Plan, other than any Interests in the Post-Effective Date Debtors issued or transferred to the Purchaser in a Sale Transaction structured as an equity sale, which would be issued in reliance on section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, Regulation S, or another available exemption from registration. The discussion in this Article XI accordingly applies principally to a Reorganization Transaction.

A.	Securities Issued Under Section 1145.

As discussed herein, the Prepackaged Plan provides for the offer, issuance, sale, and distribution of the Reorganized Parent Common Stock and, to the extent constituting Securities, the Merger Consideration to be received by Holders of Allowed Funded Debt Claims under section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code provides that section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor (or an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan) if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a Claim against, an interest in, or a Claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a Claim against or interest in a debtor or are issued principally in such exchange and partly for Cash and property. The Debtors believe that the issuance of the Reorganized Parent Common Stock and, to the extent constituting Securities, the Merger Consideration to be received by Holders of Allowed Funded Debt Claims satisfies the requirements of section 1145(a) of the Bankruptcy Code (except with respect to an underwriter as defined in section 1145(b)(1) of the Bankruptcy Code).

In addition, to the extent constituting Securities, the New Common Stock and MF CVRs issued under section 1145 of the Bankruptcy Code (a) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (b) will generally be freely tradable and transferable in the United States by a recipient thereof that (i) is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors, NewCo, or the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents and MF CVR Agreement, as applicable.

Accordingly, no registration statement is expected to be filed under the Securities Act or any state securities laws with respect to the offer, issuance, sale, and distribution of the New Common Stock and the MF CVRs. The MF CVR Agreement will provide that the MF CVRs are non-transferable except as expressly permitted thereby, and the New Corporate Governance Documents may contain restrictions on the transfer of the New Common Stock. NewCo will be a privately held company, and the New Common Stock and the MF CVRs will not be listed on any securities exchange.

B.	Securities Issued Under Section 4(a)(2) and Regulation S.

The New Common Stock to be issued to the equityholders of Ayrmid as Merger Consideration and the Omisirge Contingent Equity (and, to the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable and to the extent constituting Securities, the New Common Stock and the MF CVRs to be issued to the Holders of Allowed Funded Debt Claims) will be issued without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act. Section 4(a)(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of a Security in connection with transactions not involving any public offering. Regulation S provides that the registration requirements of section 5 of the Securities Act will not apply to certain transactions involving the offer and sale of securities outside of the United States to any non U.S. person (within the meaning of Regulation S). Any Securities issued in reliance on section 4(a)(2) and/or Regulation S will be “restricted securities” under the Securities Act and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable Law, and subject to any restrictions in the New Corporate Governance Documents and the MF CVR Agreement, as applicable.

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors and certain Holders of Allowed Claims. The following summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial decisions, administrative rules and pronouncements as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described herein. This summary addresses certain U.S. federal income tax consequences only to Holders of Claims that are entitled to vote (i.e., Holders of Claims in Classes 3, 4, 5, and 6) and it does not address the U.S. federal income tax consequences to Holders of Claims or Interests that are not entitled to vote on the Prepackaged Plan. The U.S. federal income tax consequences of the Prepackaged Plan are complex and are subject to significant uncertainties.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Holder of an Allowed Claim in light of such Holder’s particular facts and circumstances (such as the effects of section 451(b) of the IRC conforming the timing of certain income accruals to financial statements). In addition, this summary addresses only U.S. federal income taxes. Thus, the following discussion does not address foreign, state, or local tax consequences, or any estate, gift, or other non-income tax consequences, of the Prepackaged Plan, nor does it purport to address the U.S. federal income tax consequences of the Prepackaged Plan to Holders of Allowed Claims that are subject to special treatment under the IRC (such as Persons who are related to the Debtors within the meaning of the IRC, Holders liable for the alternative minimum tax, Holders whose functional currency is not the U.S. dollar, Holders that received their Claims as compensation, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, governmental entities, pass-through entities such as partnerships or S corporations and investors therein, and Holders of Claims who are themselves in bankruptcy). Accordingly, this summary should not be relied upon for purposes of determining the specific tax consequences of the Prepackaged Plan with respect to a particular Holder of a Claim.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds an Allowed Claim, the tax treatment of a partner or other investor in such partnership will generally depend upon the status of the partner or investor and the activities of the partnership. If you are a partner or other investor in a partnership holding an Allowed Claim or Interest, you should consult your tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of an Allowed Claim in Class 3, 4, 5, or 6 that is: (A) an individual citizen or resident of the United States for U.S. federal income tax purposes; (B) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (C) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (D) a trust (1) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (as defined in the IRC), and a “Non-U.S. Holder” is a beneficial owner of an Allowed Claim in Class 3, 4, 5, or 6 (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

The following discussion assumes that the Prepackaged Plan will be implemented as described herein and does not address the tax consequences if the Prepackaged Plan is not carried out. Furthermore, this discussion assumes that Holders of Allowed Claims only hold the Claims in a single Class. For purposes of this discussion, it is assumed that the Claims in Classes 3, 4, 5, and 6 are treated as debt for U.S. federal income tax purposes. In addition, a substantial amount of time may elapse between the Confirmation Date and the receipt of a final distribution under the Prepackaged Plan. Events subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions or administrative changes, could affect the U.S. federal income tax consequences of the Prepackaged Plan and the transactions contemplated thereunder.

This summary of the U.S. federal income tax consequences of the Prepackaged Plan is not binding on the Internal Revenue Service (“IRS”), and no ruling will be sought or has been sought from the IRS with respect to any of the tax aspects of the Prepackaged Plan, no opinion of counsel has been obtained or will be obtained by the Debtors with respect thereto, and no tax opinion is given by this Disclosure Statement. The U.S. federal income tax consequences of certain aspects of the Prepackaged Plan may therefore be uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below.

The following discussion is not exhaustive and the U.S. federal income tax consequences to each Holder of an Allowed Claim will differ and will depend on factors specific to each such Holder, including (A) whether the Holder’s Allowed Claim (or portion thereof) constitutes a claim for principal or interest; (B) the origin of the Holder’s Allowed Claim; (C) whether the Holder reports income using the accrual or cash basis method; (D) whether the Holder receives distributions under the Prepackaged Plan in more than one taxable year; (E) whether the Holder has previously included in income any accrued but unpaid interest with respect to an Allowed Claim; and (F) whether the Holder has previously taken a bad debt deduction with respect to an Allowed Claim or otherwise recognized a loss with respect to the Allowed Claim. The discussion is not a substitute for careful tax planning and professional tax advice based upon the individual circumstances of each Holder of an Allowed Claim. Accordingly, each Holder of an Allowed Claim is strongly urged to consult with its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Prepackaged Plan.

The tax consequences of the implementation of the Prepackaged Plan to the Debtors and the Holders of Claims will differ significantly depending on which of the Restructuring Transactions is consummated. Accordingly, this section provides a summary discussion of the potential consequences to the Debtors and the Holders of Claims in the event of either a Sale Transaction or a Reorganization Transaction.

Pursuant to the Prepackaged Plan and as part of the Reorganization Transaction, the Merger will be consummated in accordance with the Merger Agreement and the Restructuring Transactions Memorandum. Subject to the Restructuring Transactions Memorandum, in the Merger, holders of Reorganized Parent Common Stock will exchange such Reorganized Parent Common Stock for the New Common Stock and the MF CVRs, as more fully described in the Prepackaged Plan. The Debtors continue to analyze the tax consequences to the Debtors and holders of Reorganized Parent Common Stock of the Merger and the issuance of the New Common Stock, and intend to include a discussion of certain material U.S. federal income tax considerations relevant thereto in the Plan Supplement. In addition, the U.S. federal income tax treatment of the MF CVRs is highly uncertain due to lack of applicable legal authority. Holders of Claims are urged to consult their own tax advisors regarding the tax consequences of receiving, holding, and disposing of the MF CVRs.

A.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors/Post-Effective Date Debtors.

1.	Potential Consequences to the Debtors as a Result of a Sale Transaction.

If the Prepackaged Plan is effectuated through a Sale Transaction, the Sale Transaction is expected to be treated as a taxable disposition of assets for U.S. federal income tax purposes. As a result, the Debtors generally will recognize taxable gain or loss equal to the “amount realized” on the Sale Transaction, less the aggregate adjusted basis in the assets that are subject to the Sale Transaction. The amount realized on the Sale Transaction will generally be equal to the cash proceeds from the Sale Transaction (plus the amount of any liabilities assumed by the purchaser). The Company has significant amounts of tax basis in the assets that are the subject of the Sale Transaction and at this time it is unknown whether the Company will recognize a gain or a loss from the Sale Transaction.

In the event that the Sale Transaction results in a taxable loss, such loss may generate additional, or otherwise increase, the Debtors’ Tax Attributes (as defined below), which may be available to offset taxable income in future years. Subject to limitations on the use of NOLs discussed below, in the event that the Sale Transaction results in a taxable gain, the Debtors may be able to use their NOLs to offset such gain. Certain other tax attributes, including “carryforwards” under section 163(j) of the IRC, as discussed below, also may be available to offset the gain resulting from the Sale Transaction (any such other tax attributes, together with any NOLs, the “Tax Attributes”).

The Debtors estimate that, as of December 31, 2025, they had a substantial amount of Tax Attributes, including certain federal NOLs, federal tax credit carryforwards (consisting primarily of research credits and orphan drug credits), state NOLs, state research and development tax credits, section 163(j) carryforwards, and section 174 carryforwards. Further, the Debtors believe they may generate additional Tax Attributes in the 2026 tax year. In general, the Tax Attributes can be carried forward to future taxable years to reduce the Debtors’ taxable income, thereby reducing future aggregate tax obligations. However, the amount of any Tax Attributes, as well as the application of any limitations, remain subject to review and adjustment by the IRS. Therefore, the Debtors are currently unable to determine the amount of NOLs or other Tax Attributes that may be available following implementation of the Prepackaged Plan to offset any gain triggered by the Sale Transaction.

A corporation’s use of its NOL carryforwards is subject to various limitations in the IRC. For example, NOLs generated after December 31, 2017 generally can only be utilized to offset 80% of a corporation’s taxable income in a subsequent taxable year. In this regard, the Debtors’ NOL carryforwards generated after December 31, 2017 are subject to the 80% limitation. The Debtors’ NOL carryforwards generated before December 31, 2017 are generally available to be used prior to the restricted NOLs.

Another potential limitation on use of NOLs is section 382 of the IRC. If a corporation is treated as undergoing an ownership change under section 382 of the IRC, its annual use of its pre-ownership change NOLs is limited to a specified amount (the “Section 382 Limitation”), generally the product of (1) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (2) the “long term tax exempt rate” applicable to the month in which the ownership change occurs. Any unused portion of the Section 382 Limitation generally is available for use in subsequent years. The Section 382 Limitation is increased in the case of a corporation that has net unrealized built-in gains (“NUBIGs”), i.e., gains economically accrued but unrecognized at the time of the ownership change, in excess of a threshold amount (generally, fair market value of assets in excess of tax basis). Such a corporation can use NOLs in excess of its Section 382 Limitation to the extent that it realizes those NUBIGs for U.S. federal income tax purposes in the five years following the ownership change. Conversely, if a corporation has a net unrealized built-in loss (“NUBIL”) at the time of an ownership change, any built-in losses recognized (including amortization or depreciation deductions attributable to such built-in losses) during the five-year period following the ownership change (up to the amount of the original NUBIL) will be treated as pre-change losses subject to the Section 382 Limitation. In general, a NUBIG or NUBIL will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) fifteen percent (15%) of the fair market value of the corporation’s assets (with certain adjustments) before the ownership change. The Debtors currently expect that they will have a NUBIG as of the Effective Date.

The Debtors’ tax advisors have concluded, based on an analysis of shifts in the ownership of the Debtors’ stock through September 10, 2026, that it is more likely than not that an ownership change occurred on October 10, 2025. As a result, the Tax Attributes generated on or before October 10, 2025 are subject to an annual limitation under section 382 of the IRC. While the Debtors intend to request relief through the NOL Motion to protect the Debtors against the possible loss or limitation of the Debtors’ Tax Attributes, it is possible that the Debtors may undergo an additional ownership change under section 382 of the IRC prior to the Sale Transaction, which may affect the Debtors’ ability to use their NOLs to offset any gain arising from the Sale Transaction.

Any Tax Attributes that remain unutilized following the Sale Transaction will be subject to reduction (but not “carryforwards” under section 163(j) of the IRC) and limitation similar to the manner described below for a Reorganization Transaction, but are not expected to have any meaningful value if the Post-Effective Date Debtors cease conducting any business operations.

2. Potential Consequences to the Debtors as a Result of a Reorganization Transaction.

a.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a taxpayer will realize and recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any debt issued, and (iii) the fair market value of any other consideration (including equity of a debtor or a party related to such debtor) given, in each case, in satisfaction, or as part of the discharge, of such indebtedness at the time of the exchange. Under section 108 of the IRC, a taxpayer will not, however, be required to include COD Income in gross income if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”).

As a consequence of such COD Income exclusion under the Bankruptcy Exception, a taxpayer-debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) NOL carryforwards; (b) general business tax credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets prior to reducing any other tax attributes, pursuant to section 108(b)(5) of the IRC. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

Depending on which of the Restructuring Transactions is consummated, the Debtors may realize COD Income. In the event that the Prepackaged Plan provides for certain Holders of Claims to receive non-Cash consideration, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value of the non-Cash consideration received, which cannot be known with certainty at this time. As a result, the exact amount of any COD Income that will be realized by the Debtors, if any, will not be determinable until the consummation of the Prepackaged Plan.

b.	Limitation of NOL Carryforwards and Other Tax Attributes.

Following the Effective Date, unless either the section 382(l)(5) Exception or the section 382(l)(6) Exception (each as defined below) apply, the Debtors anticipate that any NOL carryforwards, tax credits, and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors that are not reduced according to the COD Income rules described above and that are allocable to periods before the Effective Date (collectively, “Pre-Change Tax Attributes”) may be subject to limitation under sections 382 and 383 of the IRC as a result of an “ownership change” of the Reorganized Debtors by reason of the Restructuring Transactions.

Under sections 382 and 383 of the IRC, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Tax Attributes that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of section 382 and 383 of the IRC are complex, but as a general matter, the Debtors anticipate that, if the Reorganization Transaction is consummated and such transaction results in an “ownership change” of the Debtors for these purposes, the Reorganized Debtors’ use of the Pre-Change Tax Attributes could be subject to limitation unless an exception to the general rules of section 382 of the IRC applies.

a.	General Section 382 Annual Limitation.

As discussed above, the Section 382 Limitation on the use of Pre-Change Tax Attributes in any “post-change year” will generally be equal to the product of (1) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (2) the “long term tax exempt rate” applicable to the month in which the ownership change occurs. The Section 382 Limitation may be increased during the five-year period following the ownership change to the extent that the Debtors have a NUBIG as of the Effective Date. Such limitations may apply regardless of whether the Prepackaged Plan is effectuated through either the Sale Transaction or the Reorganization Transaction. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

However, if a corporation that has undergone an ownership change does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the Section 382 Limitation is generally reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Tax Attributes (absent any increases due to net unrealized built-in gain discussed above). As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

b.	Special Bankruptcy Exemptions.

Certain exceptions to the foregoing annual limitation rules may apply in the case of a corporation that experiences an “ownership change” as a result of a chapter 11 bankruptcy proceeding. These exceptions are contained in sections 382(l)(5) and 382(l)(6) of the IRC (referred to herein as the “Section 382(l)(5) Exception” and “Section 382(l)(6) Exception,” respectively). The Section 382(l)(5) Exception applies when shareholders and/or “qualified creditors” of a debtor corporation in a chapter 11 proceeding receive, in respect of their claims or interests, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in a chapter 11 proceeding) pursuant to a confirmed chapter 11 plan. A qualified creditor is any beneficial owner of qualified indebtedness of the debtor corporation prior to the ownership change. Qualified indebtedness is debt held by a qualified creditor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” that has been owned at all times by such qualified creditor. A creditor who does not become a direct or indirect “5-percent shareholder” (within the meaning of section 382(k) of the IRC) of a reorganized debtor may generally be treated as having continuously held its debt from the time it was originally acquired through the ownership change.

Under the Section 382(l)(5) Exception, a debtor’s Pre-Change Tax Attributes are not limited on an annual basis, but, instead, the Debtors’ NOL carryforwards are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the ownership change, and during the part of the taxable year prior to and including the effective date of the ownership change, in respect of all debt converted into stock in the reorganization. If the Section 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, the Pre-Change Tax Attributes effectively would be eliminated in their entirety.

Where the Section 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the Section 382(l)(5) Exception), the Section 382(l)(6) Exception may apply. Under the Section 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change and the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The Section 382(l)(6) Exception also differs from the Section 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo an ownership change within two years without triggering the elimination of its Pre-Change Tax Attributes. The resulting limitation from a subsequent ownership change would be determined under the regular rules for ownership changes.

Because the Debtors may consummate either the Sale Transaction or the Reorganization Transaction, it is not possible to say at this time whether either the Section 382(l)(5) Exception or the Section 382(l)(6) Exception may apply and no assurances can be provided in this regard. As a result, the application of either the Section 382(l)(5) Exception or the Section 382(l)(6) Exception will not be determinable until the consummation of the Prepackaged Plan.

B.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions as currently contemplated by the Prepackaged Plan. It is unclear whether a Holder that holds Claims in multiple Classes that are deemed exchanged will be considered to engage in separate exchanges with respect to each such Class of Claims. The following discussion assumes that a Holder of Claims in multiple Classes will be treated as separately engaging in the Restructuring Transactions with respect to each Class of Claims held.

The following discussion also assumes that the Claims that are treated as debt for U.S. federal income tax purposes do not constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the IRC or in the Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the Holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted-average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted-average maturity at issuance of ten (10) years or more generally constitute securities. Generally, if a Claim does not constitute a security, the receipt of consideration in satisfaction for such Claim may be treated as a fully taxable transaction.

Holders of the Claims are urged to consult their own tax advisors regarding the tax consequences of the Restructuring Transactions to them, including with respect to the holding period of the Claims, the treatment of the Warrants and whether their Claim constitutes a security, in light of their own personal circumstances.

1.	U.S. Federal Income Tax Consequences to U.S. Holders of Claims in Class 3, 4, 5, or 6.

This discussion assumes the Claims that are treated as debt for U.S. federal income tax purposes do not constitute “securities” for U.S. federal income tax purposes. Accordingly, upon the consummation of either Restructuring Transaction under the Prepackaged Plan, the Restructuring Transaction may be treated as a fully taxable transaction for each U.S. Holder of a Claim in Class 3, 4, 5, or 6, which the Debtors have treated as debt for U.S. federal income tax purposes. If the Restructuring Transaction is treated as a taxable exchange, each such Holder will generally recognize gain or loss under the Prepackaged Plan equal to the difference between the “amount realized” by such Holder and such Holder’s adjusted tax basis in its Claim (other than any amounts attributable to accrued but unpaid interest and possibly accrued original issue discount (“OID”)). The amount realized will include the amount of any Cash received from the Debtor, the fair market value of the Reorganized Parent Common Stock received (if any), less the amount (if any) allocable to accrued but unpaid interest, as discussed below under the heading “Accrued Interest and OID.”

To the extent a U.S. Holder of a Claim recognizes gain or loss as described above, the character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether a Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to a Claim. In general, any such gain or loss realized by a U.S. Holder should constitute capital gain or loss to such U.S. Holder, unless such Claim is not a capital asset in the hands of such U.S. Holder. If a Claim is a capital asset and it has been held for more than one year, the U.S. Holder will realize long-term capital gain or loss. The deductibility of capital losses is subject to limitations, as discussed below. To the extent that a portion of the consideration received in exchange for a Claim is allocable to accrued but unpaid interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s holding period for the Reorganized Parent Common Stock received on the Effective Date should begin on the day following the Effective Date.

2.	Certain U.S. Federal Income Tax Consequences of Ownership and Disposition of Reorganized Parent Common Stock to U.S. Holders.

a.	Sale, Redemption, or Other Taxable Disposition of Reorganized Parent Common Stock.

Unless a non-recognition provision of the IRC applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the Reorganized Parent Common Stock (including the Merger). Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the Reorganized Parent Common Stock for more than one year. Long-term capital gains of a non-corporate taxpayer generally are taxed at preferential rates. The deductibility of capital losses may be subject to certain limitations as described below.

3.	Limitation on Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Prepackaged Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset capital gains (without regard to holding periods) to the extent of such capital gains and ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry forward unused capital losses for the five years following the capital loss year.

4.	Accrued Interest and OID.

To the extent that any amount received by a U.S. Holder of an exchanged Claim in Class 3, 4, 5, or 6 is attributable to accrued but unpaid interest (or OID) on the debt instruments constituting the exchanged Claim, the receipt of such amount should be recognized by the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder). Conversely, a U.S. Holder of a Claim in Class 3, 4, 5, or 6 may be able to recognize a deductible loss to the extent that any accrued interest previously was recognized by the U.S. Holder but was not paid in full by the Debtors. The character of this loss is uncertain. The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but unpaid interest or OID should equal the amount of such accrued but unpaid interest or OID. The holding period for such non-Cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on a Claim in Class 3, 4, 5, or 6, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. While certain Treasury Regulations governing the payment ordering rules generally treat payments as allocated first to any accrued but unpaid interest and then to principal payments, certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes. Under the Prepackaged Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes), with any excess allocated to the remaining portion of such Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Prepackaged Plan.

U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the Prepackaged Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

5.	Market Discount.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) in the case of a debt instrument issued without OID, the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its “revised issue price,” in each of the cases of clauses (a)-(b), by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim in Class 3, 4, 5, or 6 pursuant to the Prepackaged Plan that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

U.S. Holders of Claims in Class 3, 4, 5, or 6 who acquired the debt instrument underlying their Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

C.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims.

The following discussion assumes that the Debtors will structure the Restructuring Transactions as currently contemplated by the Prepackaged Plan and includes only certain U.S. federal income tax consequences of the Restructuring Transactions to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex, and each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Prepackaged Plan to such Non-U.S. Holder.

1.	Gain Recognition.

Whether a Non-U.S. Holder realizes gain or loss on the exchange and the amount of such gain or loss is generally determined in the same manner as set forth above in connection with U.S. Holders.

Any gain recognized by a Non-U.S. Holder of Claims in Classes 3, 4, 5, and 6 will not be subject to U.S. federal income tax, unless (a) such Non-U.S. Holder is engaged in a trade or business in the United States to which such gain is “effectively connected” for U.S. federal income tax purposes (and, if required, by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which gain is attributable); or (b) if such Non-U.S. Holder is an individual, such Holder is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first situation above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30 percent (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second situation above will be subject to U.S. federal income tax at a rate of 30 percent (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

2.	Interest on Claims.

Payments to a Non-U.S. Holder that are attributable to accrued but unpaid interest on its Claim in Class 3, 4, 5, or 6 generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

(a)

the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of the applicable Debtor’s stock entitled to vote (after application of certain attribution rules);

(b)	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtors as described in Section 881(c)(3)(C) of the IRC;

(c)	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the IRC; or

(d)

such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but unpaid interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax pursuant to clauses (a)–(d) above generally will be subject to withholding of U.S. federal income tax on such interest or imputed interest at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty). To claim such treaty exemption, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

3.	Sale, Redemption, or Other Taxable Disposition of Reorganized Parent Common Stock.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of the Reorganized Parent Common Stock unless: (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (iii) the Reorganized Parent is or has been during a specified testing period a “U.S. real property holding corporation”.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of Reorganized Parent Common Stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of the Reorganized Parent Common Stock at the rates applicable to U.S. persons, and such disposition generally will be subject to withholding at a rate of 15% of the amount realized, subject to applicable exceptions.

D.	Information Reporting and Back-Up Withholding.

The Debtors, the Reorganized Debtors, and applicable withholding agents will withhold all amounts required by law to be withheld from payments, whether in connection with distributions under the Prepackaged Plan or in connection with payments made on account of consideration received pursuant to the Prepackaged Plan. The Debtors, the Reorganized Debtors, and any applicable reporting agent will comply with all applicable information reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments under the Prepackaged Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Prepackaged Plan unless such Holder (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (2) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder). Backup withholding is not an additional tax but an advance payment that may be refunded to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including certain transactions that result in the taxpayer claiming certain types of losses in excess of specified thresholds. Each Holder is urged to consult its tax advisor regarding these regulations and whether the transactions contemplated by the Prepackaged Plan would be subject to these regulations and require disclosure on such Holder’s tax returns.

E.	Foreign Account Tax Compliance Act.

Under sections 1471 to 1474 of the IRC (commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), unless otherwise subject to an exception, foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to 30% withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including interest), and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION

The Debtors believe the Prepackaged Plan is in the best interests of all stakeholders. Accordingly, the Debtors recommend that Holders of Claims in Classes 3, 4, 5, and 6 vote to accept the Prepackaged Plan and support Confirmation of the Prepackaged Plan.

[Remainder of page intentionally left blank.]

Dated: November 2, 2026

Respectfully submitted,

/s/ Lori Macomber
Lori Macomber
Chief Financial Officer
Karyopharm Therapeutics Inc. and its Debtor affiliate

EXHIBIT A

Prepackaged Plan

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: KARYOPHARM THERAPEUTICS INC., et al.,[20] Debtors.	Chapter 11 Case No. 26-_____ (___) (Joint Administration Requested)

JOINT PREPACKAGED CHAPTER 11 PLAN OF

KARYOPHARM THERAPEUTICS INC. AND ITS DEBTOR AFFILIATE

SIDLEY AUSTIN LLP

Maegan Quejada (TX Bar No. 24105999)

Chelsea McManus (TX Bar No. 24131499)

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Telephone: (713) 495-4500

Facsimile:  (713) 495-7799

Email:    mquejada@sidley.com

      cmcmanus@sidley.com

Proposed Counsel to the Debtors
and Debtors in Possession

SIDLEY AUSTIN LLP

Stephen E. Hessler (pro hac vice pending)

Anthony R. Grossi (pro hac vice pending)

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 839-5300

Facsimile:  (212) 839-5599

Email:    shessler@sidley.com
      agrossi@sidley.com

and

Ian C. Ferrell (pro hac vice pending)

Daniela Rakowski (pro hac vice pending)

One South Dearborn

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile:  (312) 853-7036

Email:    iferrell@sidley.com

      drakowski@sidley.com

Dated: November 2, 2026

[20]

The Debtors in these chapter 11 cases, together with the last four digits of the Debtors’ federal tax identification numbers, are: Karyopharm Therapeutics Inc. (1704); and KPT Texas LLC (1815). The Debtors’ service address is 85 Wells Avenue, Suite 210, Newton, Massachusetts 02459.

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TABLE OF CONTENTS

Article I. Defined Terms, Rules Of Interpretation, Computation Of Time, And Governing Law		1

A.	Defined Terms	1

B.	Rules of Interpretation	25

C.	Computation of Time	26

D.	Governing Law	26

E.	Reference to Monetary Figures	26

F.	Reference to the Debtors or the Reorganized Debtors	26

G.	Nonconsolidated Prepackaged Plan	26

H.	Controlling Document	27

I.	Consultation, Information, Notice, and Consent Rights	27

ARTICLE II. Administrative Claims, DIP CLAIMS, Priority Claims, And Restructuring Expenses		28

A.	Administrative Claims	28

B.	DIP Claims	28

C.	Professional Fee Claims	29

D.	Priority Tax Claims	30

E.	Payment of Restructuring Expenses	30

ARTICLE III. Classification And Treatment Of Claims And Interests		31

A.	Classification of Claims and Interests	31

B.	Treatment of Claims and Interests	32

C.	Special Provision Governing Unimpaired Claims	39

D.	Elimination of Vacant Classes	39

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes	39

F.	Intercompany Interests	39

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	39

H.	Controversy Concerning Impairment	40

I.	Subordinated Claims	40

ARTICLE IV. Means For Implementation Of The Plan		40

A.	General Settlement of Claims and Interests	40

B.	Sale Transaction Election Notice Deadline; Successful Bid	41

C.	Restructuring Transactions	42

D.	Continued Corporate Existence	44

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E.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors	45

F.	Cancellation of Existing Securities and Agreements	45

G.	Cancellation of Certain Existing Security Interests	45

H.	Sources of Consideration for Plan Distributions	46

I.	New Common Stock	46

J.	The Merger	48

K.	MF CVR Agreement; Omisirge Contingent Equity	49

L.	NewCo Facility	49

M.	Corporate Action	50

N.	New Corporate Governance Documents	51

O.	Preservation of Causes of Action	52

P.	Certain Securities Law Matters	53

Q.	1146 Exemption	55

R.	Additional Sale Transaction Provisions	55

S.	Director and Officer Liability Insurance	56

T.	Indemnification Obligations	56

U.	Winddown of Karyopharm Europe GmbH	57

V.	New Royalty Agreement	57

W.	Management Incentive Plan	57

ARTICLE V. Treatment Of Executory Contracts And Unexpired Leases		58

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	58

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	59

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	60

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	61

E.	Insurance Policies	61

F.	Employee Compensation and Benefits	62

G.	Reservation of Rights	63

H.	Nonoccurrence of Effective Date	63

I.	Contracts and Leases Entered Into After the Petition Date	63

ARTICLE VI. Provisions Governing Distributions		63

A.	Distributions on Account of Claims Allowed as of the Effective Date	63

B.	Disbursing Agent	64

C.	Rights and Powers of Disbursing Agent	64

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	64

ii

E.	Manner of Payment	67

F.	Compliance With Tax Requirements	67

G.	Allocations	67

H.	No Postpetition Interest on Claims	68

I.	Foreign Currency Exchange Rate	68

J.	Setoffs and Recoupment	68

K.	Claims Paid or Payable by Third Parties	68

ARTICLE VII. Procedures For Resolving Contingent, Unliquidated, And Disputed Claims		69

A.	Disputed Claims Process	69

B.	Allowance of Claims	70

C.	Claims Administration Responsibilities	71

D.	Estimation of Claims and Interests	71

E.	Adjustment to Claims or Interests Without Objection	71

F.	Disallowance of Claims or Interests	72

G.	No Distributions Pending Allowance	72

H.	Distributions After Allowance	72

I.	No Interest	72

J.	Accrual of Dividends and Other Rights	72

ARTICLE VIII. Settlement, Release, Injunction, And Related Provisions		73

A.	Discharge of Claims and Termination of Interests	73

B.	Release of Liens	73

C.	Releases by the Debtors	74

D.	Releases by the Releasing Parties	75

E.	Exculpation	77

F.	Injunction	78

G.	Protections Against Discriminatory Treatment	79

H.	Document Retention	79

I.	Reimbursement or Contribution	79

ARTICLE IX. Conditions Precedent To Consummation Of The Plan		80

A.	Conditions Precedent to the Effective Date	80

B.	Waiver of Conditions	83

C.	Effect of Failure of Conditions	83

D.	Substantial Consummation	83

iii

ARTICLE X. Modification, Revocation, Or Withdrawal Of The Plan		84

A.	Modification and Amendments	84

B.	Effect of Confirmation on Modifications	84

C.	Revocation or Withdrawal of Prepackaged Plan	84

ARTICLE XI. Retention Of Jurisdiction		85

ARTICLE XII. Miscellaneous Provisions		88

A.	Immediate Binding Effect	88

B.	Additional Documents	88

C.	Payment of Statutory Fees	88

D.	Statutory Committee and Cessation of Fee and Expense Payment	88

E.	Reservation of Rights	89

F.	Successors and Assigns	89

G.	Notices	89

H.	Term of Injunctions or Stays	90

I.	Entire Agreement	90

J.	Plan Supplement	91

K.	Severability of Prepackaged Plan Provisions	91

L.	Votes Solicited in Good Faith	91

M.	Closing of Chapter 11 Cases	91

N.	Waiver or Estoppel	91

O.	Creditor Default	92

P.	Deemed Acts	92

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INTRODUCTION

Karyopharm Therapeutics Inc. and its debtor affiliate, in the above-captioned chapter 11 cases (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Prepackaged Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Prepackaged Plan constitutes a separate chapter 11 plan for each Debtor. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of the Prepackaged Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Prepackaged Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PREPACKAGED PLAN ARE ENCOURAGED TO READ THE PREPACKAGED PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in the Prepackaged Plan, capitalized terms have the meanings set forth below.

1. “1125(e) Exculpated Parties” means, collectively, and in each case solely in its capacity as such and solely for purposes of section 1125(e) of the Bankruptcy Code: (a) the Debtors; (b) the Consenting Stakeholders; (c) Ayrmid; (d) the DIP Lenders; (e) the DIP Agent; (f) the Prepetition Agents; and (g) each Related Party of each Entity in the foregoing clauses (a) through (f).

2. “1L Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent under the 1L Credit Agreement, and any successor thereto.

3. “1L Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 8, 2024, by and among Parent, as borrower, the guarantors party thereto, the lenders party thereto from time to time, and the 1L Agent, as amended by that certain First Amendment and Waiver to Credit and Guaranty Agreement, dated as of October 7, 2025, that certain Second Amendment to Credit and Guaranty Agreement, dated as of February 27, 2026, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

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4. “1L Equity Distribution” means, subject to the Restructuring Transactions Memorandum, 36.096% to 37.029% (depending on the amount of Reorganized Parent Common Stock distributed to Holders of Allowed Equitized DIP New Money Claims) of the Reorganized Parent Common Stock issued and outstanding on the Effective Date.

5. “1L Loan Documents” means the “Loan Documents” as defined in the 1L Credit Agreement.

6. “1L Term Loan Claims” means any Claim for obligations arising under the 1L Credit Agreement and the other 1L Loan Documents, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto and all other Obligations (as defined in the 1L Credit Agreement), including postpetition interest, as applicable.

7. “1.5L 2028 Notes” means the 9.00% Convertible Senior Secured Notes due 2028 issued by Parent and outstanding under the 1.5L 2028 Notes Indenture.

8. “1.5L 2028 Notes Claims” means any Claim for obligations arising under the 1.5L 2028 Notes Indenture or the other 1.5L 2028 Notes Documents, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto and all other Obligations (as defined in the 1.5L 2028 Notes Indenture), including postpetition interest, as applicable.

9. “1.5L 2028 Notes Documents” means the “Transaction Documents” as defined in the 1.5L 2028 Notes Indenture.

10. “1.5L 2028 Notes Indenture” means that certain Indenture, dated as of October 10, 2025 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, the guarantors party thereto, and the 1.5L 2028 Notes Trustee, governing the 1.5L 2028 Notes.

11. “1.5L 2028 Notes Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee under the 1.5L 2028 Notes Indenture, and any successor thereto.

12. “1.5L Equity Distribution” means, subject to the Restructuring Transactions Memorandum, 6.439% to 6.606% (depending on the amount of Reorganized Parent Common Stock distributed to Holders of Allowed Equitized DIP New Money Claims) of the Reorganized Parent Common Stock issued and outstanding on the Effective Date.

13. “2L 2029 Notes” means the 9.00% Convertible Senior Secured Notes due 2029 issued by Parent and outstanding under the 2L 2029 Notes Indenture.

14. “2L 2029 Notes Claims” means any Claim for obligations arising under the 2L 2029 Notes Indenture or the other 2L 2029 Notes Documents, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto and all other Obligations (as defined in the 2L 2029 Notes Indenture), including postpetition interest, as applicable.

15. “2L 2029 Notes Documents” means the “Transaction Documents” as defined in the 2L 2029 Notes Indenture.

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16. “2L 2029 Notes Indenture” means that certain Indenture, dated as of October 10, 2025 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, the guarantors party thereto, and the 2L 2029 Notes Trustee, governing the 2L 2029 Notes.

17. “2L 2029 Notes Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee under the 2L 2029 Notes Indenture, and any successor thereto.

18. “2L Collateral Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as collateral trustee under the Collateral Trust Agreement, and any successor thereto.

19. “2L Equity Distribution” means, subject to the Restructuring Transactions Memorandum, 33.259% to 34.119% (depending on the amount of Reorganized Parent Common Stock distributed to Holders of Allowed Equitized DIP New Money Claims) of the Reorganized Parent Common Stock issued and outstanding on the Effective Date.

20. “Acceptable Alternative Transaction” has the meaning set forth in the Restructuring Support Agreement.

21. “Ad Hoc Group” means that certain ad hoc group of Holders of, or investment advisors, sub-advisors, or managers of discretionary accounts of funds that hold DIP Claims, 1L Term Loan Claims, 1.5L 2028 Notes Claims, or 2L 2029 Notes Claims represented by the Ad Hoc Group Advisors.

22. “Ad Hoc Group Advisors” means, collectively: (a) Latham & Watkins LLP, as counsel; (b) Haynes and Boone, LLP, as local counsel; (c) Houlihan Lokey Capital, Inc., as investment banker and financial advisor; and (d) any other advisor retained by or on behalf of the Ad Hoc Group.

23. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; (d) any Bid Protections, solely to the extent earned in accordance with Article IV.B hereof, the Restructuring Support Agreement, and the Bidding Procedures Order; and (e) Restructuring Expenses.

24. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity were a debtor in a case under the Bankruptcy Code.

25. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim allowed pursuant to the Prepackaged Plan or a Final Order; (b) a Claim that is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable, timely Filed (or for which Claim a Proof of Claim is not required under the Prepackaged Plan, the Bankruptcy Code, or a Final Order); provided that with respect to a Claim described in clauses (b) and (c) above,

3

such Claim shall be Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided further that the Reorganized Debtors or Post-Effective Date Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Prepackaged Plan. To the extent applicable, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Prepackaged Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor.

26. “Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

27. “Assumed Executory Contracts and Unexpired Leases Schedule” means, in the event of a Sale Transaction, a schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Prepackaged Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

28. “Auction” means the auction, if any, conducted by the Debtors in accordance with the Bidding Procedures if one or more Qualified Bids are received by the Bid Deadline.

29. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

30. “Ayrmid” means Ayrmid Ltd., together with its Affiliates party to the Merger Agreement, party to any other agreement related to the Reorganization Transaction, or otherwise participating in the Restructuring Transactions, in each case in its capacity as such.

31. “Ayrmid Advisors” means (a) Paul Hastings LLP, as counsel to Ayrmid, (b) a single local counsel retained by Ayrmid, and (c) any other advisor retained by Ayrmid, as may be mutually agreed to by Ayrmid and the Debtors.

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32. “Ayrmid Term Loan” means the indebtedness (including all principal, accrued and unpaid interest, fees, and other expenses) of Ayrmid and its subsidiaries outstanding under that certain Loan and Security Agreement, dated as of December 12, 2022, as amended by the First Amendment to Loan Agreement, dated as of March 13, 2025, and as further amended, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof.

33. “Ayrmid Transaction Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

34. “Back-Up Bid” means, if Ayrmid is designated as the Back-Up Bidder, Ayrmid’s commitment to consummate the Reorganization Transaction on the terms set forth in the Restructuring Support Agreement, the Bidding Procedures Order, and the Prepackaged Plan (as such terms may be improved by Ayrmid at the Auction), which commitment shall remain open and irrevocable until the Back-Up Bid Termination Date in accordance with the Bidding Procedures Order.

35. “Back-Up Bid Termination Date” means the earlier of (a) the date on which the transaction contemplated by the Successful Bid is consummated and (b) the date that is 110 days after the Petition Date.

36. “Back-Up Bidder” means Ayrmid, if and to the extent designated by the Debtors as the back-up bidder in accordance with the Bidding Procedures Order following the selection of a Successful Bid submitted by an Entity other than Ayrmid.

37. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

38. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

39. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each as amended from time to time.

40. “Bid Deadline” means the deadline for the submission of Qualified Bids under the Bidding Procedures Order.

41. “Bid Protections” means, subject to the Restructuring Support Agreement, any break-up fee, termination fee, expense reimbursement, or other bid protections approved by the Bankruptcy Court pursuant to the Bidding Procedures Order or any other order of the Bankruptcy Court, in the amounts and on the terms set forth therein.

42. “Bidding Procedures” means the procedures governing the marketing of the Debtors’ assets, the solicitation and evaluation of Qualified Bids, the conduct of any Auction, and the selection of any Successful Bid and the designation of any Back-Up Bidder in connection with the Sale Transaction, as approved in the Bidding Procedures Order and as may be amended from time to time in accordance with their terms.

43. “Bidding Procedures Motion” means the motion Filed by the Debtors seeking entry of the Bidding Procedures Order.

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44. “Bidding Procedures Order” means the order (or, if applicable, the orders, collectively) entered by the Bankruptcy Court, inter alia, approving the Bidding Procedures, the Form APA, and the Bid Protections, and establishing the Bid Deadline, the date of any Auction, and related deadlines in accordance with such procedures, which order shall be consistent in all material respects with the Restructuring Support Agreement and the Prepackaged Plan.

45. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

46. “Carve-Out” has the meaning set forth in the DIP Orders.

47. “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

48. “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

49. “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, and guaranties, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any other Avoidance Action.

50. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

51. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

52. “Claims and Balloting Agent” means Stretto, Inc., the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

53. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

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54. “Class” means a class of Claims or Interests as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code.

55. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

56. “Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of October 10, 2025, by and among Parent, the guarantors party thereto, the 1.5L 2028 Notes Trustee, the 2L 2029 Notes Trustee, and the 2L Collateral Trustee, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

57. “Company Parties” means Parent and each of its direct and indirect subsidiaries.

58. “Company-Related Matters” means anything related to the Company Parties or the Debtors (including the management, ownership, or operation thereof), the purchase, sale, amendment, or rescission of any Claim against or Interest in the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Company Parties and any Released Party, the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Company Parties’ in- or out-of-court restructuring efforts, the Company Parties’ intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or Filing of, as applicable, the Chapter 11 Cases, the Restructuring Support Agreement, the September 2026 Forbearance Agreement (and any other forbearance agreement with respect to prepetition Claims against the Debtors), the Forbearance Fee Agreement, the DIP Facility Documents, the Definitive Documents, the Disclosure Statement, the New Corporate Governance Documents, the Prepackaged Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan or the reliance by any Released Party on the Prepackaged Plan or the Confirmation Order in lieu of such legal opinion), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

59. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

60. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

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61. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Prepackaged Plan and the adequacy of the Disclosure Statement, as such hearing may be continued from time to time.

62. “Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code.

63. “Consenting 2028 Noteholders” means the holders of 1.5L 2028 Notes Claims that have executed and delivered counterpart signature pages, transfer agreements, or joinders to the Restructuring Support Agreement.

64. “Consenting 2029 Noteholders” means the holders of 2L 2029 Notes Claims that have executed and delivered counterpart signature pages, transfer agreements, or joinders to the Restructuring Support Agreement.

65. “Consenting Funded Debt Parties” means, collectively, the Consenting Term Loan Lenders, the Consenting 2028 Noteholders, and the Consenting 2029 Noteholders.

66. “Consenting Preferred Shareholders” means the holders of Existing Preferred Interests that have executed and delivered counterpart signature pages, transfer agreements, or joinders to the Restructuring Support Agreement.

67. “Consenting Royalty Investors” means the holders of RIFA Claims that have executed and delivered counterpart signature pages, transfer agreements, or joinders to the Restructuring Support Agreement.

68. “Consenting Stakeholders” means, collectively, the Consenting Funded Debt Parties, the Consenting Royalty Investors, and the Consenting Preferred Shareholders.

69. “Consenting Term Loan Lenders” means the holders of 1L Term Loan Claims that have executed and delivered counterpart signature pages, transfer agreements, or joinders to the Restructuring Support Agreement.

70. “Consummation” means the occurrence of the Effective Date.

71. “Covered Employee” means each individual employed by any Debtor immediately before the Effective Date, other than any individual who is then an “executive officer” of Parent (as defined in Rule 3b-7 under the Exchange Act).

72. “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

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73. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

74. “Debtors” means, collectively, Karyopharm Therapeutics Inc. and KPT Texas LLC.

75. “Debtor Release” means the release set forth in Article VIII.C of the Prepackaged Plan.

76. “Definitive Documents” means (a) the Restructuring Support Agreement; (b) the Prepackaged Plan; (c) the Confirmation Order; (d) the Disclosure Statement; (e) the Disclosure Statement Order; (f) the Solicitation Materials; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the DIP Facility Documents; (i) the Plan Supplement; (j) the Bidding Procedures Motion and the Bidding Procedures Order; (k) the Sale Order; (l) the Merger Agreement or any Purchase Agreement or other asset purchase agreement with respect to the Debtors’ assets; (m) the New Corporate Governance Documents; (n) the NewCo Facility Documents; (o) the MF CVR Agreement; (p) the New Royalty Agreement; (q) the Plan Administrator Agreement; (r) the Wind-Down Budget; and (s) any and all other agreements, deeds, documentation, instruments, notices, filings, pleadings, motions, applications, briefs, objections, responses, declarations, affidavits, schedules, certificates, letters, memoranda, term sheets, stipulations, settlements, releases, and orders (and any amendments, modifications, or supplements to any of the foregoing) that are necessary or advisable (or that are executed or delivered) to implement, consummate, or document the Restructuring Support Agreement, the Prepackaged Plan, and/or the Restructuring Transactions (in each case, including all exhibits, schedules, amendments, modifications, supplements, appendices, annexes, instructions, and attachments thereto).

77. “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

78. “DIP Budget” has the meaning set forth in the DIP Orders.

79. “DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility Documents, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, exit fees, expenses, costs, and other charges arising thereunder or related thereto, including postpetition interest, and all other DIP Obligations and Obligations (in each case as defined in the DIP Facility Documents), which DIP Claims shall have the priorities set forth in the DIP Facility Documents.

80. “DIP Credit Agreement” means the debtor-in-possession credit and guaranty agreement governing the DIP Facility, to be entered into in connection with entry of the Final DIP Order by and among Parent, as borrower, the Debtor guarantors party thereto, the DIP Agent, and the DIP Lenders, as may be amended, amended and restated, supplemented, or otherwise modified from time to time.

81. “DIP Facility” means the senior secured debtor-in-possession financing facility for the DIP Loans, entered into on the terms and conditions set forth in the DIP Facility Documents.

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82. “DIP Facility Documents” means the DIP Facility Term Sheet, the DIP Credit Agreement, and any other documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

83. “DIP Facility Term Sheet” means the term sheet attached as Exhibit D to the Restructuring Support Agreement; provided that, following entry of the DIP Orders, the version attached to the applicable DIP Order, which may be the DIP Credit Agreement, shall control.

84. “DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

85. “DIP Loans” means the loans provided under the DIP Facility, which shall be treated in accordance with Article II.B of the Prepackaged Plan.

86. “DIP New Money Claims” means any DIP Claim in respect of the new money term loans advanced under the DIP Facility, including accrued but unpaid interest thereon (including interest paid in kind) and fees (including any exit fee) and expenses payable in respect thereof under the DIP Facility Documents, which shall be treated in accordance with Article II.B hereof.

87. “DIP New Money Equity Distribution” means, subject to the Restructuring Transactions Memorandum, 0% to 2.521% (depending on the amount of the Allowed Equitized DIP New Money Claims as of immediately prior to the effectiveness of the Prepackaged Plan) of the Reorganized Parent Common Stock issued and outstanding on the Effective Date, to be distributed Pro Rata to Holders of Allowed Equitized DIP New Money Claims in accordance with Article II.B hereof.

88. “DIP Orders” means, together, the Interim DIP Order, the Final DIP Order, and any other order approving the DIP Facility.

89. “DIP Roll-Up Claims” means any DIP Claim in respect of the loans deemed made under the DIP Facility upon the roll-up of 1L Term Loan Claims in accordance with the DIP Facility Documents, including accrued but unpaid interest thereon and fees and expenses payable in respect thereof under the DIP Facility Documents.

90. “DIP Roll-Up Equity Distribution” means, in the event of the Reorganization Transaction and subject to the Restructuring Transactions Memorandum, 21.685% to 22.246% (depending on the amount of Reorganized Parent Common Stock distributed to Holders of Allowed Equitized DIP New Money Claims) of the Reorganized Parent Common Stock issued and outstanding on the Effective Date.

91. “Disbursing Agent” means, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, or such other Entity or Entities selected by the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, in each case, in consultation with the Required Consenting Funded Debt Parties, to make or facilitate distributions pursuant to the Prepackaged Plan.

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92. “Disclosure Statement” means the disclosure statement for the Prepackaged Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, a copy of which is attached to the Restructuring Support Agreement as Exhibit C.

93. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement on a final basis and approving the Solicitation Materials, which order may be the Confirmation Order.

94. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Prepackaged Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; or (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

95. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Prepackaged Plan.

96. “Distribution Record Date” means the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date.

97. “DTC” means the Depository Trust Company.

98. “Effective Date” means, as to the applicable Debtor, (a) the date that is the first Business Day after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Prepackaged Plan have been satisfied or waived in accordance with Article IX.B of the Prepackaged Plan, or (b) such other date as may be mutually agreed to by the Debtors, the Required Consenting Funded Debt Parties, and, in the event of the Reorganization Transaction, Ayrmid. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

99. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

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100. “Equitized DIP New Money Claims” means the portion of the Allowed DIP New Money Claims, if any, that exceeds the amount of such Allowed DIP New Money Claims repaid in Cash pursuant to clause (i) of Article II.B.1 hereof.

101. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

102. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time, and the rules and regulations promulgated thereunder.

103. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the disinterested directors of the board of directors of Karyopharm Therapeutics Inc.; and (c) any statutory committee appointed in the Chapter 11 Cases and each of its respective members, solely in their respective capacities as such.

104. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

105. “Existing Common Stock Interests” means shares of the class of common stock of Parent, which as of the Petition Date are traded and quoted on the NASDAQ under the symbol “KPTI” and that exist immediately prior to the Effective Date, including shares issuable pursuant to (a) any restricted stock units of Parent that vest upon a “change of control” transaction and (b) the exercise in accordance with their terms prior to the Effective Date of any stock options or warrants issued by Parent.

106. “Existing Preferred Interests” means shares of any series of preferred stock of Parent that exist immediately prior to the Effective Date.

107. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

108. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

109. “Final DIP Order” means any order approving the DIP Facility and authorizing the Debtors’ use of Cash Collateral on a final basis.

110. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial,

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reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be Filed with respect to such order or judgment.

111. “First Day Pleadings” means the pleadings Filed by the Debtors on or about the Petition Date seeking ordinary and customary relief in the Chapter 11 Cases.

112. “Forbearance Fee Agreement” means that certain letter agreement, Re: Fee Agreement Pursuant to Forbearance Agreement, dated as of September 10, 2026, entered into by and among Parent and each of the Consenting Stakeholders party to the September 2026 Forbearance Agreement, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

113. “Form APA” means the form of asset purchase agreement attached to the Bidding Procedures.

114. “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a DIP Claim; (d) a Secured Claim; (e) an Other Secured Claim; (f) a Priority Tax Claim; (g) an Other Priority Claim; (h) a Prepetition Funded Debt Claim; (i) a RIFA Claim; (j) an Intercompany Claim; or (k) a Section 510(b) Claim.

115. “German RemainCo” has the meaning set forth in Article IV.U hereof.

116. “German RemainCo Winddown Account” has the meaning set forth in Article IV.U hereof.

117. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, special committee, or such similar governing body of any of the Debtors, the Reorganized Debtors, NewCo, or the Post-Effective Date Debtors, as applicable.

118. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

119. “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

120. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

121. “Indemnification Entity” has the meaning set forth in Article IV.T hereof.

122. “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

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123. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

124. “Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of October 10, 2025, by and among the 1L Agent, the 2L Collateral Trustee, and the Royalty Collateral Agent, as acknowledged by Parent and the other grantors party thereto, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

125. “Interest” means any “equity security” (as such term is defined in section 101(16) of the Bankruptcy Code) in any of the Debtors, including all shares (or any class thereof), common stock, preferred stock, limited liability company interests, membership interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, stock appreciation rights, phantom units, incentives, restricted stock units, commitments, calls, redemption rights, repurchase rights, or other securities or arrangements, whether fully vested or vesting in the future, to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, membership interests, or any other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), excluding, for the avoidance of doubt, convertible debt securities; provided that 1.5L 2028 Notes Claims and 2L 2029 Notes Claims shall not constitute Interests.

126. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

127. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

128. “KPTI Severance Plans” means each severance, separation pay, salary continuation, and termination pay or benefits plan, policy, program, guideline, and practice of the Debtors, whether written or unwritten, as in effect on the date of the Restructuring Support Agreement; provided that any obligations owed to Covered Employees under the KPTI Severance Plans as of the Effective Date shall not exceed the amounts set forth on Annex A to the Ayrmid Transaction Term Sheet.

129. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

130. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

131. “Management Incentive Plan” means the management incentive plan, if any, to be implemented by NewCo on or after the Effective Date on terms acceptable to Ayrmid and the Required Consenting Funded Debt Parties and approved by the New Board.

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132. “Merger” means, subject to the Restructuring Transactions Memorandum, (a) the merger involving Reorganized Parent and Ayrmid, with Reorganized Parent (and, if NewCo is not Ayrmid, Ayrmid) surviving as wholly owned subsidiaries of NewCo, or (b) such other transactions detailed in the Restructuring Transactions Memorandum designed to combine the businesses or assets of Reorganized Parent and Ayrmid, in each case as set forth in the Merger Agreement and to be consummated on the Effective Date substantially concurrently with the issuance of the Reorganized Parent Equity Distribution as a Restructuring Transaction pursuant to the Merger Agreement and Article IV.J of the Prepackaged Plan.

133. “Merger Agreement” means that certain Agreement and Plan of Merger (or other agreement, instrument, or document providing for the combination of the businesses or assets of Reorganized Parent and Ayrmid), including all exhibits and schedules thereto, as may be amended, modified, or supplemented in accordance with the terms thereof and the Restructuring Support Agreement, a substantially final form of which shall be Filed with the Plan Supplement.

134. “Merger Consideration” means, subject to the Restructuring Transactions Memorandum, the consideration issued by NewCo in the Merger as set forth in the Merger Agreement to the Holders of Allowed Prepetition Funded Debt Claims, Allowed Equitized DIP New Money Claims, and Allowed DIP Roll-Up Claims, as the holders of the Reorganized Parent Common Stock immediately prior to the Merger, which consideration shall consist of (a) 55.0% of the New Common Stock issued and outstanding on the Effective Date after giving effect to the Merger, subject to dilution solely by any Omisirge Contingent Equity and the Management Incentive Plan, and (b) the MF CVRs issued by NewCo under the MF CVR Agreement.

135. “MF CVR Agreement” means that certain contingent value rights agreement, to be entered into on the Effective Date by and among NewCo and the initial holders of the MF CVRs issued thereunder, setting forth the terms and conditions of the MF CVRs, a substantially final form of which shall be Filed with the Plan Supplement.

136. “MF CVRs” means the contingent value rights to be issued by NewCo under the MF CVR Agreement and distributed to Holders of Allowed Prepetition Funded Debt Claims, Allowed Equitized DIP New Money Claims, and Allowed DIP Roll-Up Claims as part of the Merger Consideration, in each case on the terms and subject to the conditions set forth in the MF CVR Agreement.

137. “NASDAQ” means Nasdaq Stock Market, together with any successors thereto.

138. “New Board” means, in the event of the Reorganization Transaction, the boards of directors or members of the applicable Governing Bodies of NewCo, the Reorganized Parent or the other Reorganized Debtors, as applicable, as set forth in the Plan Supplement.

139. “NewCo” means, in the event of consummation of the Reorganization Transaction, and subject to the Restructuring Transactions Memorandum, the Entity that, upon consummation of the transactions pursuant to the Merger, shall directly or indirectly own 100% of the equity interests or assets of Reorganized Parent and Ayrmid as identified in the Merger Agreement and the Restructuring Transactions Memorandum.

140. “NewCo Facility” means, in the event of the Reorganization Transaction, the senior secured exit term loan facility in an aggregate principal amount of up to $135,000,000 in new money loans entered into by NewCo (or such other borrower identified in the NewCo Facility Documents) and certain other Reorganized Debtors, as applicable, and governed by the NewCo Facility Documents.

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141. “NewCo Facility Documents” means the credit agreement among NewCo and certain other Reorganized Debtors and Affiliates, as applicable, and the lenders (which may include any Consenting Funded Debt Party, DIP Lender, or any of their respective Affiliates or managed or controlled funds) and administrative and collateral agents party thereto to effectuate the issuance of the exit term loans, any security agreement, and all other documentation governing the NewCo Facility, substantially final forms of which shall be Filed with the Plan Supplement.

142. “New Common Stock” means, in the event of the Reorganization Transaction, common equity interests of NewCo to be issued pursuant to the Prepackaged Plan, the Merger Agreement (including the Merger Consideration), and the Restructuring Transactions Memorandum or as otherwise permitted pursuant to the New Corporate Governance Documents.

143. “New Corporate Governance Documents” means, in the event of the Reorganization Transaction, the organizational and governance documents of NewCo or the Reorganized Debtors, as applicable, after giving effect to the Restructuring Transactions, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ or investors’ agreements, as applicable, which shall be Filed with the Plan Supplement (provided that, with respect to the Reorganized Debtors other than NewCo, the New Corporate Governance Documents need only be Filed to the extent of any material amendments to the Prepetition Organizational Documents).

144. “New Royalty Agreement” means, in the event of the Reorganization Transaction, the new royalty agreement to be entered into on the Effective Date by and between NewCo, on the one hand, and the Holders of RIFA Claims (or their designee) and the Royalty Collateral Agent (or another collateral agent designated by the Holders of RIFA Claims), on the other hand, as described in Article IV.V hereof, a substantially final form of which shall be Filed with the Plan Supplement.

145. “Notice of Non-Voting Status” means the notice to be provided to Holders of Claims and Interests in Classes that are not entitled to vote to accept or reject the Prepackaged Plan, in the form approved by order of the Bankruptcy Court, which shall include, as applicable, the form by which such Holders may elect to opt out of, or opt in to, the releases set forth in Article VIII.D hereof.

146. “Omisirge Contingent Equity” means, in the event of the Reorganization Transaction, the additional New Common Stock issuable to the equityholders of Ayrmid pursuant to the Merger Agreement (and, to the extent applicable, the New Corporate Governance Documents or a separate contingent value rights or similar agreement entered into by NewCo on the Effective Date, a substantially final form of which, if applicable, shall be Filed with the Plan Supplement) as described in Article IV.K hereof.

147. “Other Equity Interests” means any and all Interests in the Debtors other than Existing Common Stock Interests, Existing Preferred Interests, or Intercompany Interests, including any and all outstanding and unexercised or unvested warrants, options, or rights to acquire Existing Common Stock Interests or other Interests in the Debtors existing immediately prior to the Effective Date and any Section 510(b) Claims.

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148. “Other Priority Claim” means any Unsecured Claim, other than an Administrative Claim, a Priority Tax Claim, or a RIFA Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

149. “Other Secured Claim” means any Secured Claim other than a DIP Claim, Prepetition Funded Debt Claim, or RIFA Claim.

150. “Parent” means Karyopharm Therapeutics Inc.

151. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

152. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

153. “Plan Administrator Agreement” means, in the event of a Sale Transaction that results in one or more Post-Effective Date Debtor(s), the agreement between the Post-Effective Date Plan Administrator and the Post-Effective Date Debtor(s) regarding the administration and wind-down of the Post-Effective Date Debtor(s)’ assets and other matters related to their applicable Estate(s), which shall be Filed as part of the Plan Supplement and shall be in form and substance acceptable to the Required Consenting Funded Debt Parties.

154. “Plan Distribution” means a payment or distribution of consideration to Holders of Allowed Claims and Allowed Interests under the Prepackaged Plan.

155. “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan (in each case, as may be altered, amended, modified, or supplemented up to and through the Effective Date in accordance with the terms hereof and the Restructuring Support Agreement, including the consent rights contained therein) to be Filed prior to the Confirmation Hearing to the extent available, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Schedule of Retained Causes of Action; (b) in the event of the Reorganization Transaction, (i) the New Corporate Governance Documents; (ii) to the extent known, the identities of the members of the New Board of NewCo and Reorganized Parent; (iii) the Rejected Executory Contracts and Unexpired Leases Schedule; (iv) the Merger Agreement; (v) the MF CVR Agreement; (vi) the NewCo Facility Documents; (vii) the New Royalty Agreement; (viii) the Restructuring Transactions Memorandum; and (ix) to the extent known, the identity and compensation of any insiders (as such term is defined in section 101(31) of the Bankruptcy Code) who will be employed or retained by the Reorganized Debtors (including NewCo); (c) in the event of a Sale Transaction, (i) the identity of the Post-Effective Date Plan Administrator; (ii) the Plan Administrator Agreement; (iii) the Assumed Executory Contracts and Unexpired Leases Schedule; and (iv) the Sale Transaction Documents; and (d) any and all other agreements, deeds, documentation, instruments, notices, schedules, certificates, term sheets, and other documents (and any amendments, modifications, or supplements to any of the foregoing) that are necessary or advisable to implement, consummate, or document the Prepackaged Plan or the Restructuring Transactions or that are contemplated by the Prepackaged Plan, together with all exhibits, attachments, schedules, agreements, documents, and instruments referred to in any of the foregoing, ancillary or otherwise.

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156. “Post-Effective Date Debtors” means, in the event of a Sale Transaction, the Debtors after the Effective Date.

157. “Post-Effective Date Plan Administrator” means, in the event of a Sale Transaction, the Person or Entity selected by the Debtors, with the consent of the Required Consenting Funded Debt Parties, and identified in the Plan Supplement to be appointed on the Effective Date and who will serve as the plan administrator for the Post-Effective Date Debtors as set forth in Article IV.R.2 of the Prepackaged Plan.

158. “Prepackaged Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the Bankruptcy Code, the Restructuring Support Agreement, and the terms hereof.

159. “Prepetition Agents” means, collectively, the 1L Agent, the 1.5L 2028 Notes Trustee, the 2L 2029 Notes Trustee, the 2L Collateral Trustee, and the Royalty Collateral Agent, each in its capacity as such.

160. “Prepetition Funded Debt Claims” means, collectively, the 1L Term Loan Claims, the 1.5L 2028 Notes Claims, and the 2L 2029 Notes Claims.

161. “Prepetition Organizational Documents” means the formation documents and governance documents for the Debtors as of the Petition Date.

162. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

163. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

164. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

165. “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

166. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Prepackaged Plan.

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167. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

168. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

169. “Purchase Agreement” means, if any, the definitive purchase agreement(s) effectuating the Sale Transaction, including all exhibits and schedules thereto, and as may be amended, modified, or supplemented in accordance with the terms thereof, which shall be in form and substance consistent with the Bidding Procedures, the Successful Bid Mandatory Conditions, and the Restructuring Support Agreement.

170. “Purchaser” means one or more Entities that are the purchaser or purchasers under the Purchase Agreement(s), if any, together with any successors to and permitted assigns of such purchaser(s).

171. “Qualified Bid” means a bid that is determined by the Debtors to be a qualified bid in accordance with the Bidding Procedures, which shall satisfy the Successful Bid Mandatory Conditions.

172. “Qualifying Termination” means a termination of a Covered Employee’s employment during the Severance Protection Period (a) by NewCo or any of its subsidiaries other than for cause (as defined in the applicable KPTI Severance Plan) or (b) by any Covered Employee for good reason, to the extent the applicable KPTI Severance Plan provides good reason rights or, for any Covered Employee without good reason rights under the applicable KPTI Severance Plan, following (i) a reduction in the Covered Employee’s base salary or base wage rate or (ii) a relocation of the Covered Employee’s primary work location by more than 35 miles, in each case without the Covered Employee’s written consent.

173. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

174. “Rejected Executory Contracts and Unexpired Leases Schedule” means, in the event of the Reorganization Transaction, a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Prepackaged Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

175. “Related Party” means, collectively, with respect to any Person, such Person’s current and former Affiliates, and such Person’s and its current and former Affiliates’ current and former directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts

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or funds (including any beneficial holders for the account of whom such funds are managed), partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, investment managers, investment advisors, employees, agents, fiduciaries, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, heirs, executors, estates, and nominees, and other professionals and advisors, in each case solely in their capacities as such, together with their respective past and present directors, officers, stockholders, partners, members, employees, agents, attorneys, representatives, heirs, executors, and assigns, in each case solely in their capacities as such, and any Person claiming by or through any of them.

176. “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) the Post-Effective Date Plan Administrator or the Reorganized Debtors, as applicable; (c) NewCo; (d) the Prepetition Agents; (e) each Consenting Stakeholder; (f) each Consenting Royalty Investor; (g) each Consenting Preferred Shareholder; (h) the DIP Lenders; (i) the DIP Agent; (j) Ayrmid; (k) each current and former Affiliate of each Entity in the foregoing clauses (a) through (j); and (l) each Related Party of each Entity in clauses (a) through (k); provided that any Holder of a Claim or Interest that (x) affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that it opts not to grant the releases provided in the Prepackaged Plan or (y) in the case of a Holder of a Claim or Interest in a Class that is deemed to reject the Prepackaged Plan, does not affirmatively opt in to the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that it opts to grant the releases provided in the Prepackaged Plan, shall not be a “Released Party.”

177. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) NewCo; (d) the Prepetition Agents; (e) each Consenting Stakeholder; (f) each Consenting Royalty Investor; (g) each Consenting Preferred Shareholder; (h) the DIP Lenders; (i) the DIP Agent; (j) Ayrmid; (k) all Holders of Claims or Interests that vote to accept the Prepackaged Plan; (l) all Holders of Claims or Interests that are deemed to accept the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan; (m) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (n) all Holders of Claims or Interests that vote to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided in the Prepackaged Plan; (o) all Holders of Claims or Interests that are deemed to reject the Prepackaged Plan and who affirmatively opt in to the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt to grant the releases provided in the Prepackaged Plan; (p) each current and former Affiliate of each Entity in the foregoing clauses (a) through (o); and (q) each Related Party of each Entity in clauses (a) through (p).

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178. “Reorganization Transaction” means the Restructuring Transactions to be effectuated on the Effective Date pursuant to which, among other things, the Reorganized Parent Equity Distribution is issued to the Holders of Allowed Prepetition Funded Debt Claims, Allowed Equitized DIP New Money Claims, and Allowed DIP Roll-Up Claims and the Merger is consummated in accordance with Article IV.J hereof, unless the Debtors, with the consent of the Required Consenting Funded Debt Parties, elect to pursue the Sale Transaction in accordance with Article IV.B hereof and the Restructuring Support Agreement.

179. “Reorganized Debtors” means, in the event that the Reorganization Transaction is consummated, collectively, Reorganized Parent and each other Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise (including NewCo), on and after the Effective Date.

180. “Reorganized Parent” means, in the event that the Reorganization Transaction is consummated, subject to the Restructuring Transactions Memorandum, Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan.

181. “Reorganized Parent Common Stock” means, in the event of the Reorganization Transaction, the common equity interests of Reorganized Parent to be issued to Holders of Allowed Prepetition Funded Debt Claims and, to the extent provided in Article II.B hereof, Holders of Allowed Equitized DIP New Money Claims and Allowed DIP Roll-Up Claims and exchanged in the Merger for Merger Consideration in accordance with Article IV.J hereof and the Restructuring Transactions Memorandum.

182. “Reorganized Parent Equity Distribution” means, in the event of the Reorganization Transaction and subject to the Restructuring Transactions Memorandum, collectively, the DIP New Money Equity Distribution, the DIP Roll-Up Equity Distribution, the 1L Equity Distribution, the 1.5L Equity Distribution, and the 2L Equity Distribution, which together constitute 100.0% of the Reorganized Parent Common Stock issued and outstanding on the Effective Date.

183. “Required Consenting Funded Debt Parties” has the meaning set forth in the Restructuring Support Agreement.

184. “Required Consenting Royalty Investors” has the meaning set forth in the Restructuring Support Agreement.

185. “Required DIP Lenders” has the meaning set forth in the DIP Facility Documents.

186. “Reserved Purposes” has the meaning set forth in Article II.B hereof.

187. “Restructuring Expenses” means all reasonable and documented out-of-pocket fees, costs, and expenses of the Ad Hoc Group Advisors, the Royalty Investor Advisors (in the case of the Royalty Investor Advisors, solely to the extent constituting Royalty Investors Fees (as defined in the Restructuring Support Agreement) and paid in accordance with the Restructuring Support Agreement and the DIP Orders), and the Ayrmid Advisors (in the case of the Ayrmid Advisors, solely if and to the extent the Bid Protections are earned and payable in accordance with Article IV.B hereof and the Bidding Procedures Order, and without duplication of any expense reimbursement payable as a Bid Protection) not previously paid by the Debtors, in each case, in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, and/or enforcement of the Restructuring Support Agreement, the Prepackaged Plan, the other Definitive Documents, the Restructuring Transactions, and the transactions contemplated hereby and thereby.

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188. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 2, 2026, by and among the Company Parties, the Consenting Stakeholders, and Ayrmid (together with all exhibits, supplements, annexes, appendices, schedules, and term sheets attached thereto, and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), a copy of which is attached to the Disclosure Statement as Exhibit B.

189. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Prepackaged Plan, the issuance of and entry into, as applicable, all securities, notes, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Prepackaged Plan, one or more mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, elections, dissolutions, transfers, sales, purchases, liquidations, or other corporate transactions, as described in Article IV.C of the Prepackaged Plan, the Restructuring Support Agreement, and/or set forth in the Restructuring Transactions Memorandum.

190. “Restructuring Transactions Memorandum” means, in the event of the Reorganization Transaction, the memorandum setting forth the steps for, and the sequence of, implementing the Restructuring Transactions (including the Merger), which may include one or more stock transfers, sales, acquisitions, consolidations, combinations, conversions, elections, contributions, mergers, amalgamations, and/or other transactions involving Debtors and/or non-Debtor Entities, and any formula(s) for the issuance, exchange, or allocation of Securities in connection therewith, to be Filed with the Plan Supplement and which shall, to the extent reasonably practicable, structure the Restructuring Transactions in a manner that (a) minimizes any cash taxes payable as a result of the consummation of the Restructuring Transactions, (b) maximizes the favorable tax attributes (including tax basis) of the Reorganized Debtors and NewCo and their respective subsidiaries going forward, and (c) otherwise achieves such tax-planning outcomes as reasonably requested by the Debtors, the Required Consenting Funded Debt Parties, and Ayrmid.

191. “RIFA” means that certain Revenue Interest Financing Agreement, dated as of September 14, 2019, by and among Parent, the investors party thereto, and HealthCare Royalty Management, LLC, as investor representative, as amended by that certain Omnibus Amendment to Transaction Documents, dated as of June 23, 2021, that certain Second Amendment to Revenue Interest Financing Agreement, dated as of August 1, 2023, that certain Second Omnibus Amendment to Transaction Documents, dated as of May 8, 2024, that certain Third Amendment to Revenue Interest Financing Agreement, dated August 14, 2025, that certain Fourth Amendment to Revenue Interest Financing Agreement, dated August 27, 2025, that certain Sixth Amendment to Revenue Interest Financing Agreement, dated October 7, 2025, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

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192. “RIFA Claims” means any Claim arising under, derived from, or based upon the RIFA, including Claims in respect of any revenue interest payments, indemnities, fees, expenses, and other charges arising thereunder or related thereto, whether or not such Claims are secured.

193. “Royalty Collateral Agent” means HCR Karyopharm SPV, LLC, in its capacity as collateral agent under the RIFA, and any successor thereto.

194. “Royalty Investor Advisors” means Hogan Lovells Cadwalader US LLP and Stifel Financial Corp., as advisors to the Consenting Royalty Investors.

195. “Sale Hearing” means a hearing to consider the approval of any Sale Transaction, which may be combined with the Confirmation Hearing.

196. “Sale Order” means one or more Bankruptcy Court orders, which may be the Confirmation Order, approving the Debtors’ entry into one or more Purchase Agreement(s) in connection with the Sale Transaction, in each case, in form and substance consistent with the Bidding Procedures Order, the Successful Bid Mandatory Conditions, and the Restructuring Support Agreement and the consent rights contained therein.

197. “Sale Transaction” means the sale of all, substantially all, or a material portion of the assets of the Debtors’ Estates pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan in accordance with the Bidding Procedures and the Restructuring Support Agreement, which sale, in each case, may be pursuant to a credit bid of the Required Consenting Funded Debt Parties.

198. “Sale Transaction Documents” means the documents governing the Sale Transaction, including, without limitation, the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, the Purchase Agreement(s), and any Sale Order(s).

199. “Sale Transaction Election Notice” means a notice Filed in advance of the earlier of the Confirmation Hearing and the applicable Sale Hearing indicating that the Debtors have (a) received a Successful Bid in accordance with the Bidding Procedures and the Restructuring Support Agreement (and in each case the requirements set forth therein) and the Prepackaged Plan and (b) elected to pursue the Sale Transaction with the consent of the Required Consenting Funded Debt Parties (and, to the extent required under the Restructuring Support Agreement, the Required Consenting Royalty Investors).

200. “Sale Transaction Election Notice Deadline” means the date that is the deadline for the Debtors to File the Plan Supplement, as established by order of the Bankruptcy Court.

201. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Prepackaged Plan, as the same may be amended, modified, or supplemented from time to time.

202. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs (if any) Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, including any amendments or supplements thereto.

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203. “SEC” means the United States Securities and Exchange Commission.

204. “Section 510(b) Claims” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of Law or contract.

205. “Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of such Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

206. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar Law, each as amended from time to time, and the rules and regulations promulgated thereunder.

207. “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

208. “September 2026 Forbearance Agreement” means that certain Forbearance Agreement and Limited Waiver to Indentures, dated as of September 10, 2026, entered into by and among the Company Parties, certain of the Consenting Stakeholders, and the Prepetition Agents, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

209. “Severance Protection Period” has the meaning set forth in Article V.F hereof.

210. “Solicitation Materials” means the solicitation materials provided by the Claims and Balloting Agent to the parties entitled to vote to accept or reject the Prepackaged Plan.

211. “Successful Bid” means the bid selected by the Debtors as the highest or otherwise best bid satisfying the Successful Bid Mandatory Conditions and otherwise in accordance with the Bidding Procedures, the Bidding Procedures Order, and the Restructuring Support Agreement, whether at the conclusion of the Auction or, if no Auction is conducted, otherwise in accordance with the Bidding Procedures Order (which may be a bid submitted by Ayrmid); provided that the Debtors shall not select any Qualified Bid submitted by an Entity other than Ayrmid as the Successful Bid unless such Qualified Bid meets the Successful Bid Mandatory Conditions.

212. “Successful Bid Mandatory Conditions” has the meaning set forth in Article IV.B of the Prepackaged Plan.

213. “Third-Party Release” means the release set forth in Article VIII.D of the Prepackaged Plan.

214. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

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215. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

216. “Unsecured Claim” means any Claim that is not a Secured Claim.

217. “Wind-Down Budget” means, in the event of a Sale Transaction, the budget for the wind-down of the Post-Effective Date Debtors and the administration of the Prepackaged Plan following the Effective Date (including the funding of the Professional Fee Account), which shall be in form and substance satisfactory to the Debtors and the Required Consenting Funded Debt Parties.

B.	Rules of Interpretation.

For purposes of the Prepackaged Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any party’s consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Prepackaged Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “Holders of Claims,” “Disputed

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Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Prepackaged Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Prepackaged Plan (except as otherwise set forth in those agreements, in which case the governing Law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the Laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Prepackaged Plan to the contrary, references in the Prepackaged Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Nonconsolidated Prepackaged Plan.

Although for purposes of administrative convenience and efficiency the Prepackaged Plan has been Filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Prepackaged Plan does not provide for the substantive consolidation of any of the Debtors.

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H.	Controlling Document.

In the event of an inconsistency between the Prepackaged Plan and the Disclosure Statement, the terms of the Prepackaged Plan shall control in all respects. In the event of an inconsistency between the Prepackaged Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document, in the Restructuring Support Agreement, or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Prepackaged Plan (including the Plan Supplement), the Confirmation Order shall control; provided that nothing in this Article I.H shall limit, impair, or override the consultation, information, notice, and consent rights set forth in Article I.I; provided further that solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan and the Restructuring Support Agreement or any DIP Facility Document, the terms of the Restructuring Support Agreement or such DIP Facility Document shall control.

I.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto), and of the DIP Lenders set forth in the DIP Facility Documents and the DIP Orders, with respect to the form and substance of the Prepackaged Plan, all exhibits to the Prepackaged Plan, and the Plan Supplement, and all other Definitive Documents (each of which shall be deemed a “Definitive Document” for all purposes of the Restructuring Support Agreement, whether or not expressly identified therein), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

The absence in the Prepackaged Plan of references to, or failure to reference, any and all consultation, information, notice, and consent rights referred to in the immediately preceding paragraph, including with respect to any amendments, restatements, supplements, or other modifications to, and any consents, waivers, or other deviations under or from, any such documents, as such rights relate to any document referenced in the Restructuring Support Agreement, the DIP Facility Documents, or the DIP Orders, or to any other Definitive Document, shall not impair, limit, modify, or negate such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan or the Confirmation Order, on the one hand, and the Restructuring Support Agreement, the DIP Facility Documents, or the DIP Orders, on the other hand, the terms of the Restructuring Support Agreement, the DIP Facility Documents, or the DIP Orders, as applicable, shall control.

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XIV.	ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Fee Claims, Restructuring Expenses, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Allowed Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable, and as is consistent with the DIP Budget or otherwise with the consent of the Required Consenting Funded Debt Parties; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

On the Effective Date, except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of each Allowed DIP Claim, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon and any fees and expenses payable under the DIP Facility Documents, each Holder of an Allowed DIP Claim shall receive:

1.

in the event of the Reorganization Transaction, (i) on account of its Allowed DIP New Money Claims, payment in Cash of its Pro Rata share of (a) up to $50,000,000 of Cash loan proceeds funded under the NewCo Facility plus (b) any unrestricted Cash (excluding, for the avoidance of doubt, proceeds of the NewCo Facility) on the balance sheet of the Debtors upon the consummation of the Reorganization

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Transaction after funding (1) the Carve-Out, (2) the amounts to be deposited into the German RemainCo Winddown Account, (3) the amounts that the Debtors have reasonably estimated are necessary to pay Allowed Administrative Claims (including any amounts for Professionals and other professional advisors, including Professional Fee Claims in the amount of the Professional Fee Amount and the Restructuring Expenses), and (4) the amounts set forth in the DIP Budget allocated to Allowed General Unsecured Claims that have not yet been paid (collectively, the purposes set forth in the foregoing clauses (1) through (4), the “Reserved Purposes”), plus (c) after payment of amounts for the Reserved Purposes, any remaining unrestricted Cash on the balance sheet of the Debtors, (ii) on account of its Allowed Equitized DIP New Money Claims, its Pro Rata share of the DIP New Money Equity Distribution, and (iii) on account of its Allowed DIP Roll-Up Claims, its Pro Rata share of the DIP Roll-Up Equity Distribution; and

2.	in the event of a Sale Transaction, payment in full in Cash from the proceeds of the Sale Transaction on the Effective Date;

provided that, for the avoidance of doubt, the Holders of Allowed DIP Claims shall not be deemed to have waived their right to have the DIP Claims paid in full in Cash in connection with any transaction or chapter 11 plan other than the Reorganization Transaction.

C.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred through and including the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account, which the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Account.

On the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount. The Professional Fee Account shall be funded from the proceeds of the DIP Facility or the Debtors’ Cash on hand, and NewCo shall not be responsible for any Professional Fee Claims (including any earned and payable restructuring, sale, success, or other transaction or similar fee). The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, without any further action or order of the Bankruptcy Court.

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3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide a timely estimate, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Prepetition Agents incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post-Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement (including Section 16.21 thereof), any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to File a fee application with the Bankruptcy Court, without the need for itemized time detail, and without any requirement for Bankruptcy Court review or approval; provided that any earned and payable restructuring, sale, success, or other transaction or similar fee included in the Restructuring Expenses shall be paid from the proceeds of the DIP Facility or the Debtors’ Cash on hand, and NewCo shall not be

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responsible therefor. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) calendar days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall continue to pay pre- and post-Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

XV.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

The Prepackaged Plan constitutes a separate chapter 11 plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against, and Interests in, the Debtors pursuant to the Prepackaged Plan is as follows:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Presumed to accept)
Class 2	Other Priority Claims	Unimpaired	No (Presumed to accept)
Class 3	1L Term Loan Claims	Impaired	Yes
Class 4	1.5L 2028 Notes Claims	Impaired	Yes
Class 5	2L 2029 Notes Claims	Impaired	Yes
Class 6	RIFA Claims	Impaired	Yes
Class 7	General Unsecured Claims	Unimpaired	No (Presumed to accept)
Class 8	Intercompany Claims	Impaired / Unimpaired	No (Presumed to accept or deemed to reject)
Class 9	Existing Preferred Interests	Impaired	No (Deemed to reject)
Class 10	Existing Common Stock Interests	Impaired	No (Deemed to reject)
Class 11	Other Equity Interests	Impaired	No (Deemed to reject)
Class 12	Intercompany Interests	Impaired / Unimpaired	No (Presumed to accept or deemed to reject)

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B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Prepackaged Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Funded Debt Parties:

a.	payment in full in Cash of its Allowed Other Secured Claim;

b.	the collateral securing its Allowed Other Secured Claim;

c.	Reinstatement of its Allowed Other Secured Claim; or

d.	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.

Voting: Class 1 is Unimpaired under the Prepackaged Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

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2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Other Priority Claims.

b.

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, (i) payment in full in Cash or (ii) such other treatment that renders its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

c.

Voting: Class 2 is Unimpaired under the Prepackaged Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

3.	Class 3 – 1L Term Loan Claims

a.	Classification: Class 3 consists of all 1L Term Loan Claims.

b.

Allowance: 1L Term Loan Claims shall be deemed Allowed in the aggregate principal amount of $128,981,938.62, plus all accrued and unpaid interest at the default rate, fees, redemption premiums, expenses, costs, and other charges due under the 1L Credit Agreement and the other 1L Loan Documents.

c.	Treatment: Except to the extent that a Holder of an Allowed 1L Term Loan Claim agrees to different treatment,

a.

in the event of the Reorganization Transaction, each Holder of an Allowed 1L Term Loan Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 1L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration);

b.

in the event of a Sale Transaction, each Holder of an Allowed 1L Term Loan Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 1L Credit Agreement and any pre- and postpetition interest at the default rate, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, as applicable;

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provided that all distributions to Holders of Allowed 1L Term Loan Claims (in both the Reorganization Transaction and a Sale Transaction) shall be in accordance with the Intercreditor Agreement.

d.	Voting: Class 3 is Impaired under the Prepackaged Plan. Holders of 1L Term Loan Claims are entitled to vote to accept or reject the Prepackaged Plan.

4.	Class 4 – 1.5L 2028 Notes Claims

a.	Classification: Class 4 consists of all 1.5L 2028 Notes Claims.

b.

Allowance: 1.5L 2028 Notes Claims shall be deemed Allowed in the aggregate principal amount of $15,648,085.00, plus all accrued and unpaid interest at the default rate, fees, redemption premiums, expenses, costs, and other charges due under the 1.5L 2028 Notes Indenture and the other 1.5L 2028 Notes Documents.

c.	Treatment: Except to the extent that a Holder of an Allowed 1.5L 2028 Notes Claim agrees to different treatment,

a.

in the event of the Reorganization Transaction, each Holder of an Allowed 1.5L 2028 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 1.5L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration);

b.

in the event of a Sale Transaction, each Holder of an Allowed 1.5L 2028 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 1.5L 2028 Notes Indenture and any pre- and postpetition interest at the default rate, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, as applicable;

provided that all distributions to Holders of Allowed 1.5L 2028 Notes Claims (in both the Reorganization Transaction and a Sale Transaction) shall be in accordance with the Intercreditor Agreement and the Collateral Trust Agreement, as applicable.

d.	Voting: Class 4 is Impaired under the Prepackaged Plan. Holders of 1.5L 2028 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

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5.	Class 5 – 2L 2029 Notes Claims

a.	Classification: Class 5 consists of all 2L 2029 Notes Claims.

b.

Allowance: 2L 2029 Notes Claims shall be deemed Allowed in the aggregate principal amount of $107,974,339.00, plus all accrued and unpaid interest at the default rate, fees, redemption premiums, expenses, costs, and other charges due under the 2L 2029 Notes Indenture and the other 2L 2029 Notes Documents.

c.	Treatment: Except to the extent that a Holder of an Allowed 2L 2029 Notes Claim agrees to different treatment,

a.

in the event of the Reorganization Transaction, each Holder of an Allowed 2L 2029 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the 2L Equity Distribution (which shall be, subject to the Restructuring Transactions Memorandum, exchanged in the Merger, substantially concurrently with its issuance, for such Holder’s share of the Merger Consideration);

b.

in the event of a Sale Transaction, each Holder of an Allowed 2L 2029 Notes Claim shall receive either (x) payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the 2L 2029 Notes Indenture and any pre- and postpetition interest at the default rate, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, as applicable; or (y) if the Successful Bid so provides, payment in accordance with the Successful Bid Mandatory Conditions set forth in Article IV.B hereof;

provided that all distributions to Holders of Allowed 2L 2029 Notes Claims (in both the Reorganization Transaction and a Sale Transaction) shall be in accordance with the Intercreditor Agreement and the Collateral Trust Agreement, as applicable.

d.	Voting: Class 5 is Impaired under the Prepackaged Plan. Holders of 2L 2029 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

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6.	Class 6 – RIFA Claims

a.	Classification: Class 6 consists of all RIFA Claims.

b.	Allowance: RIFA Claims shall be deemed Allowed in the aggregate amount of $113,536,880.00, plus all fees, expenses, costs, and other charges due under the RIFA as of the Petition Date.

c.	Treatment: Except to the extent that a Holder of an Allowed RIFA Claim agrees to different treatment,

a.

in the event of the Reorganization Transaction, each Holder of an Allowed RIFA Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the rights and interests under the New Royalty Agreement;

b.

in the event of a Sale Transaction, each Holder of an Allowed RIFA Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the consideration payable on account of the RIFA Claims under the Successful Bid, which may consist of Cash or non-Cash consideration in such form as is acceptable to the Holders of RIFA Claims in their discretion and shall have a value of not less than $18,750,000;

provided that all distributions to Holders of Allowed RIFA Claims (in both the Reorganization Transaction and a Sale Transaction) shall be in accordance with the Intercreditor Agreement.

d.	Voting: Class 6 is Impaired under the Prepackaged Plan. Holders of RIFA Claims are entitled to vote to accept or reject the Prepackaged Plan.

7.	Class 7 – General Unsecured Claims

a.	Classification: Class 7 consists of all General Unsecured Claims.

b.

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

c.

Voting: Class 7 is Unimpaired under the Prepackaged Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

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8.	Class 8 – Intercompany Claims

a.	Classification: Class 8 consists of all Intercompany Claims.

b.	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, either:

a.	Reinstated;

b.	canceled, released, and extinguished, and will be of no further force or effect; or

c.	otherwise addressed at the option of each applicable Debtor such that Holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

c.

Voting: Class 8 is either Unimpaired or Impaired under the Prepackaged Plan. Holders of Intercompany Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Prepackaged Plan.

9.	Class 9 – Existing Preferred Interests

a.	Classification: Class 9 consists of all Existing Preferred Interests.

b.	Treatment: All Existing Preferred Interests shall be canceled, released, and extinguished and will be of no further force or effect.

c.

Voting: Class 9 is Impaired under the Prepackaged Plan. Holders of Existing Preferred Interests are conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Prepackaged Plan.

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10.	Class 10 – Existing Common Stock Interests

a.	Classification: Class 10 consists of all Existing Common Stock Interests.

b.	Treatment: All Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.

c.

Voting: Class 10 is Impaired under the Prepackaged Plan. Holders of Existing Common Stock Interests are conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 10 is not entitled to vote to accept or reject the Prepackaged Plan.

11.	Class 11 – Other Equity Interests

a.	Classification: Class 11 consists of all Other Equity Interests.

b.

Treatment: Holders of Other Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

c.

Voting: Class 11 is Impaired under the Prepackaged Plan. Holders of Other Equity Interests are conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 11 is not entitled to vote to accept or reject the Prepackaged Plan.

12.	Class 12 – Intercompany Interests

a.	Classification: Class 12 consists of all Intercompany Interests.

b.	Treatment: Each Intercompany Interest shall be, at the option of the applicable Debtor with the consent of the Required Consenting Funded Debt Parties, either:

a.	Reinstated;

b.	canceled, released, and extinguished, and will be of no further force or effect; or

c.

otherwise addressed, in each case as and to the extent provided in the Restructuring Transactions Memorandum, such that Holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.

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c.

Voting: Class 12 is either Unimpaired or Impaired under the Prepackaged Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 12 is not entitled to vote to accept or reject the Prepackaged Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the Debtors’, the Reorganized Debtors’, or the Post-Effective Date Debtors’, as applicable, rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Prepackaged Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan and for purposes of determining acceptance or rejection of the Prepackaged Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Prepackaged Plan or otherwise addressed in the Restructuring Transactions Memorandum, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’, the Reorganized Debtors’, or the Post-Effective Date Debtors’, as applicable, agreement under the Prepackaged Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Prepackaged Plan. The Debtors reserve the right, subject to the consent rights set forth in the Restructuring Support Agreement, to modify the Prepackaged Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

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H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Prepackaged Plan.

XVI.	MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

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B.	Sale Transaction Election Notice Deadline; Successful Bid.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan; provided, however, that if a Successful Bid is received in accordance with the Bidding Procedures that satisfies the Successful Bid Mandatory Conditions (as defined below), the Debtors may, with the consent of the Required Consenting Funded Debt Parties (and, to the extent required under the Restructuring Support Agreement, the Required Consenting Royalty Investors), elect to pursue the Sale Transaction by Filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline. The marketing process for the Debtors’ assets, the submission and evaluation of Qualified Bids, any Auction, and the selection of any Successful Bid shall be conducted in accordance with the Restructuring Support Agreement, the Bidding Procedures, and the Bidding Procedures Order, and any Sale Transaction shall be implemented in accordance with the Restructuring Support Agreement, the Bidding Procedures, the Purchase Agreement, and the Confirmation Order or the Sale Order, as applicable.

Subject to the Restructuring Support Agreement, the Debtors shall only designate a Qualified Bid as a Successful Bid if such Qualified Bid meets the requirements to be set forth in the Bidding Procedures and the following mandatory conditions (such conditions, the “Successful Bid Mandatory Conditions”):

1.

the Qualified Bid provides for net proceeds at closing of at least $335,384,812; provided that $18,750,000 of such amount allocable to the RIFA Claims may be satisfied with Cash or non-Cash consideration, in such form as is acceptable to the Holders of RIFA Claims in their discretion, having a value of not less than such portion;

218.

2.	the Qualified Bid provides for the payment in full in Cash of any Bid Protections payable in accordance with the Bidding Procedures Order; and

3.	the Qualified Bid provides for the funding in Cash, at the closing of the Sale Transaction, of the Wind-Down Budget.

The Debtors are authorized, subject to the entry of the Bidding Procedures Order, to provide Bid Protections to Ayrmid in respect of the Reorganization Transaction, in the amounts, on the terms, and subject to the conditions set forth in the Restructuring Support Agreement and the Bidding Procedures Order. The Bid Protections shall be earned upon the selection of a Successful Bid submitted by an Entity other than Ayrmid and, once earned, shall constitute Allowed Administrative Claims pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over all other Administrative Claims of the kind specified in sections 503(b)(1) and 507(a) of the Bankruptcy Code, subject and subordinate to the DIP Claims and the Carve-Out, without further order of the Bankruptcy Court. The Bid Protections, to the extent earned, shall be payable in Cash within three (3) Business Days after the date on which an Acceptable Alternative Transaction or an Alternative Restructuring Proposal (either of which may constitute the Sale Transaction) is consummated, whether pursuant to the Bidding Procedures Order, a chapter 11 plan (including the Prepackaged Plan), or otherwise, and shall be paid from the Cash proceeds of such Acceptable Alternative Transaction or Alternative Restructuring Proposal, as applicable (or as otherwise provided in the Bidding Procedures Order), in each case subject to (a) Ayrmid’s compliance with the terms of the Restructuring Support Agreement and (b) the exceptions set forth in Section 14.07(b) of the Restructuring Support Agreement (including where the termination of the Restructuring Support Agreement as to Ayrmid arises from or is

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attributable to Ayrmid’s breach of the Restructuring Support Agreement, Ayrmid’s withdrawal from the sale process, or Ayrmid’s failure to consummate the Reorganization Transaction (except, in the case of such a failure, as a result of matters directly or proximately caused by another party to the Restructuring Support Agreement)). Ayrmid’s agreement to serve as the Back-Up Bidder, if so designated, shall be without prejudice to its right to payment of the Bid Protections, to the extent earned, upon the consummation of an Acceptable Alternative Transaction or an Alternative Restructuring Proposal. For the avoidance of doubt, the failure to consummate an Acceptable Alternative Transaction or an Alternative Restructuring Proposal shall not affect the status of the Bid Protections, to the extent earned, as Administrative Claims.

If the Debtors File a Sale Transaction Election Notice and the Sale Transaction does not close on or before the Back-Up Bid Termination Date or the outside date set forth in the applicable Purchase Agreement (or such Purchase Agreement is otherwise terminated), then, subject to the terms of the Bidding Procedures Order and the Restructuring Support Agreement, the Debtors may (a) consummate a Sale Transaction with the Entity (if any) that submitted the next-highest or otherwise best Qualified Bid satisfying the Successful Bid Mandatory Conditions, or (b) if Ayrmid has been designated as the Back-Up Bidder by written notice to Ayrmid delivered on or prior to the Back-Up Bid Termination Date, designate the Back-Up Bid as the Successful Bid, withdraw the Sale Transaction Election Notice, and consummate the Reorganization Transaction in accordance with the Prepackaged Plan and the Definitive Documents (as modified to reflect any improvements made by Ayrmid at the Auction), which Definitive Documents (including the Merger Agreement) shall be deemed reinstated and in full force and effect from and after the date of such designation (and not during the period between the selection of such Successful Bid and such designation), as promptly as practicable following the satisfaction or waiver of the conditions precedent set forth in Article IX.A hereof, in which case the applicable milestones under the Restructuring Support Agreement and the DIP Facility Documents shall, with the consent of the Required Consenting Funded Debt Parties (such consent not to be unreasonably withheld) and, solely with respect to the Ayrmid Milestones (as defined in the Restructuring Support Agreement), Ayrmid, be deemed extended to the extent reasonably necessary to accommodate the consummation of the Reorganization Transaction. The foregoing shall occur in each case without further solicitation of votes on the Prepackaged Plan and without the need for further order of the Bankruptcy Court other than the Confirmation Order; provided that the Confirmation Order shall provide that the Bankruptcy Court retains jurisdiction to resolve any dispute arising in connection therewith.

C.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as may be set forth in the Restructuring Transactions Memorandum, and may enter into and may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant and subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan), in each case in the most tax-efficient manner for the Debtors and the

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Consenting Stakeholders, as reasonably determined by the Debtors and the Required Consenting Funded Debt Parties (and, in the event of the Reorganization Transaction, Ayrmid). These actions to effectuate the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms to which the applicable Entities may agree; (3) the filing of appropriate certificates or articles of incorporation, formation, organization, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable Law; (4) the issuance of the Reorganized Parent Common Stock and the New Common Stock, including the Omisirge Contingent Equity; (5) the execution and delivery of the MF CVR Agreement and any filing related thereto, and distribution of the MF CVRs pursuant to the MF CVR Agreement; (6) the execution and delivery of the New Royalty Agreement; (7) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor or Post-Effective Date Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors or Post-Effective Date Debtors, as applicable); (8) the execution and delivery of the Purchase Agreement (if applicable), the Merger Agreement (if applicable) and the NewCo Facility Documents (if applicable), and any filing related thereto, and the incurrence of the obligations thereunder; (9) the winddown of the German RemainCo; and (10) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors may determine are necessary or appropriate, subject to the consent rights set forth in the Restructuring Support Agreement, including by voting or exercising any powers or rights available to such Holder, including at any board, creditors’, or shareholders’ meeting, to effectuate the provisions and intent of the Prepackaged Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan, including as may be set forth in the Restructuring Transactions Memorandum.

1.	Reorganization Transaction.

If the Reorganization Transaction is to be consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue or enter into all securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Restructuring Transactions in accordance with the Restructuring Transactions Memorandum.

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On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents and the NewCo Facility Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

2.	Sale Transaction.

In the event the Sale Transaction occurs, the Sale Transaction will be effectuated either by (a) one or more equity sale(s) under the Prepackaged Plan or (b) one or more asset sale(s) pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan, in each case, with such Sale Transaction Documents to be set forth in the Plan Supplement or Filed with the Bankruptcy Court.

D.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors or Post-Effective Date Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors or the Post-Effective Date Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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E.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor or Post-Effective Date Debtor, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement (including the Restructuring Transactions Memorandum), on the Effective Date, all agreements, instruments, Securities, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed canceled and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged; provided that for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such canceled agreements, instruments, Securities, and other documentation shall have no rights arising from or related to such agreements, instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

G.	Cancellation of Certain Existing Security Interests.

Upon the satisfaction or discharge in full pursuant to the Prepackaged Plan of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

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To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation or extinguishment of such Liens or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

H.	Sources of Consideration for Plan Distributions.

The Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with (i) the Debtors’ Cash on hand, (ii) Cash generated from operations, (iii) if the Reorganization Transaction is consummated, the Reorganized Parent Common Stock, the DIP Facility, and the NewCo Facility, and (iv) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

I.	New Common Stock.

In connection with the Reorganization Transaction, the issuance of the Reorganized Parent Common Stock (comprising the Reorganized Parent Equity Distribution) pursuant to the Prepackaged Plan and the issuance of the New Common Stock (as part of the Merger Consideration) pursuant to the Merger Agreement shall be hereby authorized without the need for any further corporate or similar action and without any further action by the Holders of Claims or Interests. Reorganized Parent and NewCo, as applicable, shall be authorized to issue the number of shares, units, or equity interests of Reorganized Parent Common Stock and New Common Stock, respectively, required to be issued under the Prepackaged Plan and the Merger Agreement and pursuant to their respective New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with their respective terms. Subject to the agreement of the Required Consenting Funded Debt Parties and Ayrmid, NewCo may be a newly formed or an existing entity for the purposes of consummating the Merger, in either case to be determined on or prior to the Effective Date.

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All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

In the event of the Reorganization Transaction, unless Ayrmid and the Required Consenting Funded Debt Parties otherwise consent in writing, the Reorganized Debtors and NewCo (1) shall be private companies on the Effective Date and the New Common Stock shall not be listed on any stock exchange or market and shall not be registered under the Exchange Act, (2) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (3) shall not be required to list the New Common Stock on any stock exchange or market. The Reorganized Debtors and NewCo shall use commercially reasonable efforts to ensure that, after giving effect to the distributions under the Prepackaged Plan, the Merger, and any Management Incentive Plan, neither Reorganized Parent nor NewCo has a class of equity securities held of record by 300 or more persons so as to avoid triggering the reinstatement of reporting obligations under section 15(d) of the Exchange Act.

On or prior to the Effective Date, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors shall, as applicable, (i) take all actions necessary or appropriate to delist the Existing Common Stock Interests from Nasdaq and to deregister all securities of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, under the Exchange Act as promptly as practicable in compliance with SEC rules (such that, in the event of the Reorganization Transaction, the termination of the registration of all securities of Parent under sections 12 and 15(d) of the Exchange Act shall have been completed and shall be effective on the Effective Date concurrently with the consummation of the Merger, to the extent permitted by applicable Law and SEC rules), (ii) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under section 15(d) of the Exchange Act, and (v) take all actions reasonably necessary or appropriate to ensure (A) that the New Common Stock and the MF CVRs shall not be listed on a stock exchange or market and that the Reorganized Debtors shall not be required to list the New Common Stock or MF CVRs on a stock exchange or market, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the MF CVR Agreement, as applicable, and (B) that the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

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J.	The Merger.

Solely in the event of the Reorganization Transaction, on the Effective Date and immediately after the issuance of the Reorganized Parent Equity Distribution, the Merger shall be consummated in accordance with the Merger Agreement and the Restructuring Transactions Memorandum as a Restructuring Transaction pursuant to sections 1123(a)(5) and 1123(b)(3) of the Bankruptcy Code. In the Merger, NewCo shall issue the Merger Consideration on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Restructuring Transactions Memorandum. Each Holder of an Allowed Prepetition Funded Debt Claim, Allowed Equitized DIP New Money Claim, or Allowed DIP Roll-Up Claim shall be deemed to have received its share of the Reorganized Parent Equity Distribution and to have exchanged such Reorganized Parent Common Stock in the Merger for its share of the Merger Consideration, and the applicable Disbursing Agent shall deliver the New Common Stock and the MF CVRs constituting the Merger Consideration directly to or for the benefit of such Holders in accordance with Article VI hereof, without any requirement that certificates or book-entry positions evidencing the Reorganized Parent Common Stock be issued to or delivered by such Holders. For the avoidance of doubt, any New Common Stock or MF CVRs distributed on account of Allowed Equitized DIP New Money Claims and Allowed DIP Roll-Up Claims shall be allocated solely from the Merger Consideration otherwise distributable to the Holders of Allowed Prepetition Funded Debt Claims and shall not reduce or dilute the New Common Stock allocable to the equityholders of Ayrmid or the Omisirge Contingent Equity. On the Effective Date, the Liens and obligations under the Ayrmid Term Loan shall be addressed in the manner set forth in the Merger Agreement and the Restructuring Transactions Memorandum, which shall be acceptable to the Required Consenting Funded Debt Parties and Ayrmid and otherwise consistent with the Restructuring Support Agreement; provided that any Liens and obligations in respect of the Ayrmid Term Loan (or any successor obligations thereto) shall be equitized into pre-Effective Date Ayrmid or structurally subordinated in their entirety to the claims against, and the equity interests in, NewCo, in each case in a manner acceptable to the Required Consenting Funded Debt Parties in their sole discretion, and no proceeds of the NewCo Facility shall be used to prepay the Ayrmid Term Loan. The Merger Agreement, the Merger, and the issuance of the Merger Consideration shall be deemed authorized and approved by the Confirmation Order without the need for any further corporate or similar action or any further action by Holders of Claims or Interests, and the Confirmation Order shall constitute all approvals and consents required under applicable non-bankruptcy Law for the consummation of the Merger. The Reorganization Transaction (including the Merger) shall be structured in a manner reasonably acceptable to the Debtors, the Required Consenting Funded Debt Parties, and Ayrmid that, to the extent reasonably practicable, (a) minimizes any cash taxes payable as a result of the consummation of the Reorganization Transaction, (b) maximizes the favorable tax attributes (including tax basis) of the Reorganized Debtors and NewCo and their respective subsidiaries going forward, and (c) otherwise achieves such tax-planning outcomes as are reasonably requested by the Debtors, the Required Consenting Funded Debt Parties, and Ayrmid, in each case as set forth in the Restructuring Transactions Memorandum, which shall be Filed with the Plan Supplement. The Merger is a transaction contemplated by, and shall be deemed to be effectuated pursuant to, the Prepackaged Plan. Accordingly, and notwithstanding anything to the contrary in any Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan, or any other agreement, instrument, or document to which a Debtor is a party that is Reinstated or otherwise continues in effect after the Effective Date, the consummation of the Merger shall not constitute, give rise to, or be deemed to constitute or give rise to a default, breach, event of default, “change of control,” “fundamental change,” assignment, termination event, or any similar event, or entitle any counterparty to terminate, modify, accelerate, or exercise any other remedy under any such agreement, and any provision purporting to the contrary shall be unenforceable to the fullest extent permitted by sections 365, 541(c), and 1123 of the Bankruptcy Code.

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K.	MF CVR Agreement; Omisirge Contingent Equity.

Solely in the event of the Reorganization Transaction, on the Effective Date substantially concurrently with the consummation of the Merger, NewCo shall enter into the MF CVR Agreement and shall issue the MF CVRs to the Disbursing Agent for distribution as part of the Merger Consideration to the Holders of Allowed Prepetition Funded Debt Claims, Allowed Equitized DIP New Money Claims, and Allowed DIP Roll-Up Claims in accordance with Article II.B, Article III.B, and Article IV.J hereof. The MF CVRs shall not constitute equity interests in NewCo or confer any voting or governance rights.

Solely in the event of the Reorganization Transaction, the Merger Agreement (and, to the extent applicable, the New Corporate Governance Documents) shall provide for the issuance of the Omisirge Contingent Equity to the equityholders of Ayrmid as of immediately prior to the Merger if and to the extent specified in the Merger Agreement (and, to the extent applicable, the New Corporate Governance Documents). The issuance of the Omisirge Contingent Equity shall dilute solely the New Common Stock issued as Merger Consideration to the Holders of Allowed Prepetition Funded Debt Claims (and any other New Common Stock issued on account of Claims under the Prepackaged Plan), and shall not dilute New Common Stock issued in the Merger to the equityholders of Ayrmid as of immediately prior to the Merger.

The MF CVR Agreement and the provisions of the Merger Agreement and the New Corporate Governance Documents governing the Omisirge Contingent Equity shall be duly authorized without the need for any further corporate or similar action and without further action by the Debtors, the Reorganized Debtors, or the Holders of Claims or Interests. The MF CVR Agreement and the MF CVRs shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable obligations of NewCo in accordance with their respective terms.

L.	NewCo Facility.

In connection with the Reorganization Transaction, on the Effective Date and immediately after the consummation of the Merger, entry into the NewCo Facility Documents by NewCo (or such other borrower identified in the NewCo Facility Documents) and the applicable guarantors, the incurrence of the obligations thereunder, and the granting of the related guarantees, Liens, and security interests shall be authorized without the need for any further corporate or similar action and without any further action by Holders of Claims or Interests. The proceeds of the NewCo Facility shall be available to be drawn in full on the Effective Date and shall be used to (a) refinance up to $50,000,000 of Allowed DIP New Money Claims in Cash in accordance with Article II.B hereof (and, if the Allowed DIP New Money Claims are equal to or less than $50,000,000, to repay such Allowed DIP New Money Claims in full), (b) pay Cure amounts and other amounts payable by the Debtors or the Reorganized Debtors under the Prepackaged Plan, and (c) fund the working capital needs of NewCo and the Reorganized Debtors, in each case subject to the DIP Budget. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, act or take action under applicable Law, regulation, order, or rule as may be necessary or appropriate to enter into, execute, deliver, and perform the NewCo Facility Documents, including the payment of all fees, indemnities, and expenses provided for therein.

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On the Effective Date (or earlier, if provided in an order of the Bankruptcy Court), all Liens and security interests granted pursuant to, or in connection with, the NewCo Facility Documents and the related guarantees (1) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the NewCo Facility and the related guarantees, with the priorities established in respect thereof under the NewCo Facility Documents, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (2) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors, NewCo, and the Persons granted Liens and security interests under the NewCo Facility Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

M.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan, the Plan Supplement, and the Restructuring Transactions Memorandum shall be deemed authorized and approved in all respects, including: (1) the issuance and distribution of the Reorganized Parent Common Stock and the New Common Stock (including the Omisirge Contingent Equity, when and if issuable); (2) the entry into the NewCo Facility Documents; (3) the entry into the Merger Agreement and the consummation of the Merger; (4) implementation of the Restructuring Transactions (including, in the event of a Sale Transaction, the Sale Transaction Documents); (5) entry into the MF CVR Agreement and issuance and distribution of the MF CVRs; (6) entry into the New Royalty Agreement; (7) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Corporate Governance Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall

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be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors (including NewCo), including, as applicable, the Reorganized Parent Common Stock, the New Common Stock, the NewCo Facility Documents, the Merger Agreement, the New Corporate Governance Documents, the MF CVRs, the MF CVR Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy Law.

N.	New Corporate Governance Documents.

In the event of the Reorganization Transaction, on or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors and become effective. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

1.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Board and new officers of each of the Reorganized Debtors (including NewCo) shall be appointed. For subsequent terms, following the Effective Date, members of the New Board and new officers of each of the Reorganized Debtors (including NewCo) shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor (including NewCo).

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors (including NewCo) and, to the extent known, the identity and compensation of any insider (as such term is defined in section 101(31) of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtors (including NewCo). Provisions regarding the removal, appointment, and replacement of members of the New Board, to the extent applicable, will be disclosed in the New Corporate Governance Documents.

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2.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and Post-Effective Date Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

O.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Date Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) do not reserve any Causes of Action that have been expressly released or exculpated pursuant to the Prepackaged Plan (including, for the avoidance of doubt, Claims and Causes of Action against the Consenting Stakeholders released pursuant to the releases by the Debtors provided in Article VIII.C hereof and the exculpation contained in Article VIII.E hereof).

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The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

P.	Certain Securities Law Matters.

No registration statement shall be filed under the Securities Act, or pursuant to any state securities Laws, with respect to the offer, issuance, and distribution of the New Common Stock or the MF CVRs under the Prepackaged Plan, the Merger Agreement, the Restructuring Transactions Memorandum, the Confirmation Order, and the MF CVR Agreement.

The offering, issuance (or entry into), and distribution of the New Common Stock and all other Securities entered into or issued in connection with the Prepackaged Plan (including, solely to the extent constituting securities as defined in and for purposes of the Securities Act, the MF CVRs) shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code, (ii) section 4(a)(2) of the Securities Act or Regulation S under the Securities Act, or (iii) any other available exemption from registration, as applicable.

Any Securities issued under section 1145 of the Bankruptcy Code (1) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors or the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the agreements, instruments, or other documents governing such Securities or to which the holder of such Securities is a party.

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To the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the Merger Consideration (to the extent it consists of securities as defined in and for purposes of the Securities Act) will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) or Regulation S under the Securities Act will be “restricted securities” under the Securities Act or subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the agreements, instruments or other documents governing such Securities or to which the holder of such Securities is a party.

The issuance of the New Common Stock and any and all other Securities entered into or issued pursuant to the Prepackaged Plan shall not constitute an invitation or solicitation of an invitation or offer to sell or buy any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any securities (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The Reorganized Debtors and NewCo need not provide any further evidence other than the Prepackaged Plan and the Confirmation Order with respect to the treatment of the New Common Stock or the MF CVRs under applicable securities Laws.

Notwithstanding anything to the contrary in the Prepackaged Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Stock and MF CVRs are exempt from registration or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock or MF CVRs are exempt from registration or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Prepackaged Plan or otherwise contemplated thereby, including any and all distributions pursuant to the Prepackaged Plan.

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Q.	1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor, Post-Effective Date Debtor, or to any other Person) of property under or in connection with the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the

Debtors, Reorganized Debtors or Post-Effective Date Debtors, including the Reorganized Parent Common Stock, the New Common Stock, and the MF CVRs; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for NewCo’s and the Reorganized Debtors’ obligations under and in connection with the NewCo Facility or any other debt instrument; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

R.	Additional Sale Transaction Provisions.

Solely if the Sale Transaction occurs and is consummated, the following additional provisions shall apply:

1.	Post-Effective Date Debtors.

If the Sale Transaction is an asset sale, following the sale of certain assets of the Debtors under the Prepackaged Plan or the Sale Order(s), on and after the Effective Date, the Post-Effective Date Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) funding distributions, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the Schedule of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with their continuing obligations under the Purchase Agreement(s), if any, and (h) administering the Prepackaged Plan in an efficacious manner. In such case, the Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for a plan administrator to file motions or substitutions of parties or counsel in each such matter.

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2.	Post-Effective Date Plan Administrator.

If the Sale Transaction is an asset sale and is consummated, on the Effective Date, the Post-Effective Date Plan Administrator shall be appointed with respect to each Post-Effective Date Debtor. The Post-Effective Date Plan Administrator shall be acceptable to the Debtors and the Required Consenting Funded Debt Parties and shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a Governing Body, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents shall be deemed amended by the Prepackaged Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out its responsibilities under the Prepackaged Plan on terms which shall be disclosed in the Plan Supplement.

S.	Director and Officer Liability Insurance.

On or prior to the Effective Date, the Debtors shall place the D&O Liability Insurance Policies in effect as of the Petition Date into runoff (or purchase tail coverage providing substantially equivalent coverage) for a period of six (6) years following the Effective Date, at the Debtors’ expense, for the benefit of the Debtors’ current and former directors, officers, and managers with respect to conduct occurring prior to the Effective Date. Notwithstanding anything to the contrary in the Prepackaged Plan (including Article V.E hereof), after the Effective Date, none of the Reorganized Debtors (including NewCo) or the Post-Effective Date Debtors shall terminate, amend, or otherwise reduce the coverage under any such runoff or tail policies, and all directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors, officers, or managers remain in such positions after the Effective Date. NewCo and the Reorganized Debtors may obtain new D&O Liability Insurance Policies effective as of the Effective Date.

T.	Indemnification Obligations.

All indemnification provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed by a newly-formed entity, which may be an Affiliate of NewCo (the “Indemnification Entity”), in scope acceptable to the Debtors, Ayrmid, and the Required Consenting Funded Debt Parties and in scope no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date. The obligations assumed by the Indemnification Entity shall include, for the avoidance of doubt, the obligation to fund and pay, as and when due, any self-insured retention, deductible, or similar amount required to be borne by the insureds under any of the D&O Liability Insurance Policies (including any runoff or tail policies described in Article IV.S hereof) in connection with any claim thereunder against any such current or former director, officer, manager, employee, attorney, accountant, investment banker, or other professional of the Debtors. The obligations of the Indemnification Entity in respect of such indemnification provisions (including any such self-insured retention or

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deductible amounts) shall be supported by an intercompany promissory note in the principal amount of $2,500,000 issued by NewCo or an Affiliate of NewCo in favor of the Indemnification Entity on the Effective Date, on terms acceptable to the Debtors, Ayrmid, and the Required Consenting Funded Debt Parties, and the Indemnification Entity shall not incur any indebtedness or other obligations other than the indemnification obligations assumed pursuant to this Article IV.T.

U.	Winddown of Karyopharm Europe GmbH.

In the event of the Reorganization Transaction, on the Effective Date, the Debtors shall deposit a sufficient amount of Cash (in an amount agreed by the Debtors, the DIP Lenders, and the Required Consenting Funded Debt Parties) into a segregated account (the “German RemainCo Winddown Account”) in order to conduct an orderly winddown and dissolution of Karyopharm Europe GmbH (the “German RemainCo”) after the Effective Date.

V.	New Royalty Agreement.

Solely in the event of the Reorganization Transaction, on the Effective Date, NewCo and each of its subsidiaries that owns or controls any selinexor assets shall enter into the New Royalty Agreement with the Holders of RIFA Claims (or their designee) and the Royalty Collateral Agent (or another collateral agent designated by the Holders of RIFA Claims), pursuant to which NewCo shall pay to the Holders of RIFA Claims (or their designee) an unsecured royalty equal to 3.0% of the net revenues received by NewCo from all products containing selinexor (including XPOVIO® (selinexor) in combination with ruxolitinib for patients with myelofibrosis) for the period of five (5) years following the Effective Date, on the terms and subject to the conditions set forth in the New Royalty Agreement and as more fully described in the Ayrmid Transaction Term Sheet. The obligations under the New Royalty Agreement shall be unsecured obligations of NewCo and its applicable subsidiaries and shall not be secured by any Lien on any assets of NewCo, the Reorganized Debtors, or their respective subsidiaries. The New Royalty Agreement shall include a liquidated damages provision in an amount equal to $18,750,000. Holders of RIFA Claims may pursue the acquisition of the Debtors’ interests in certain other royalty agreements for aggregate consideration of up to $35,000,000; provided, however, that there shall be no obligation or requirement for the Debtors or NewCo to consummate such a sale; provided, further, that any such sale shall be subject to the consent of the Debtors, the Required Consenting Funded Debt Parties, and, to the extent that the Debtors have not selected an Acceptable Alternative Transaction, Ayrmid. The New Royalty Agreement shall replace and supersede the RIFA in its entirety, and on the Effective Date the RIFA (including any change of control payment, premium, or similar amount thereunder) shall be canceled, released, and discharged in accordance with Article IV.F hereof. Entry into the New Royalty Agreement and the performance of NewCo’s obligations thereunder shall be authorized without the need for any further corporate or similar action and without any further action by the Debtors, the Reorganized Debtors, or the Holders of Claims or Interests.

W.	Management Incentive Plan.

On or after the Effective Date, NewCo shall implement the Management Incentive Plan on terms acceptable to Ayrmid and the Required Consenting Funded Debt Parties and approved by the New Board, the terms of which, to the extent then available, shall be Filed with the Plan Supplement.

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XVII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

1.	Reorganization Transaction.

In the event of the Reorganization Transaction, on the Effective Date, except as otherwise provided in Articles V.E and V.F and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor (and shall remain in effect notwithstanding the consummation of the Merger) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (a) are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) have previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

2.	Sale Transaction.

In the event of a Sale Transaction, on the Effective Date, except as otherwise provided in Articles V.E and V.F and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable Debtor or Post-Effective Date Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (a) are identified on the Assumed Executory Contracts and Unexpired Leases Schedule; (b) have been previously assumed by the Debtors pursuant to a Final Order; (c) are the subject of a motion to assume that was Filed on or before the Confirmation Date; (d) are to be assumed by the Debtors or assumed by the Debtors and assigned to a third party, as applicable, in connection with any sale transaction, including the Sale Transaction; or (e) are a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan.

3.	General Provisions.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Prepackaged Plan, the Rejected Executory Contracts and Unexpired Leases Schedule (or the Assumed Executory Contracts and Unexpired Leases Schedule in the case of a Sale Transaction), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor or Post-Effective Date Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

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To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Prepackaged Plan or any prior order of the Bankruptcy Court (including any “change of control” or similar provision) prohibits, restricts, or conditions, or purports to prohibit, restrict, or condition, or is modified, breached, or terminated, or deemed modified, breached, or terminated by, or triggers any right or contingent right to any payment or benefit (either alone or in conjunction with any other action or event) as a result of: (i) the commencement of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case; (ii) any Debtor’s, Reorganized Debtor’s, or Post-Effective Date Debtor’s assumption or assumption and assignment of such Executory Contract or Unexpired Lease; or (iii) the Confirmation or Consummation of the Prepackaged Plan (including the Restructuring Transactions), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such Executory Contract or Unexpired Lease shall be deemed satisfied by the Confirmation of the Prepackaged Plan. Notwithstanding anything to the contrary in the Prepackaged Plan, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such alteration, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Prepackaged Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or the Post-Effective Date Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Prepackaged Plan.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Prepackaged Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors, Reorganized Debtors, or Post-Effective Date Debtors, as applicable, upon assumption thereof.

After the Petition Date and no later than 21 calendar days before the Confirmation Hearing the Debtors shall serve notices of proposed assumption on the counterparties to the Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume the contract, and setting forth the proposed Cure amount (if any) or otherwise indicating that the Cure amount shall be asserted against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business. Each such notice shall include a description of the procedures for resolving disputes related to the proposed assumption of applicable Executory Contracts and Unexpired Leases. In the event that any Executory Contract or Unexpired Lease is to be assumed after the provision of initial notices of proposed assumptions described above, a notice of proposed assumption with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof. If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors, as applicable, intend to assume does not receive such a notice, the proposed Cure amount for such Executory Contract or Unexpired Lease shall be deemed to be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

Unless otherwise agreed in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by counsel to the Debtors no later than the date and time specified in the notice (which shall be not less than fourteen (14) days after such notice is served). The Debtors or the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may reconcile and settle, subject to the consent rights set forth in the Restructuring Support Agreement, in the ordinary course of the Debtors’ business any dispute (following a timely Filed objection) regarding any Cure or any other matter pertaining to assumption without any further notice to or action, order, or approval of the Bankruptcy Court.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount (including any request for an additional or different cure amount) will be deemed to have assented to such assumption or Cure amount and any untimely request for an additional or different Cure amount shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, without the need for any objection by the applicable Reorganized Debtors or Post-Effective Date Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

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The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, or any applicable objection period remains pending, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Sale Transaction or Reorganization Transaction, shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of the Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption, and, in the event of the Reorganization Transaction, any default, change of control, assignment, or similar event that would otherwise arise from the consummation of the Merger or the other Restructuring Transactions. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date, without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Reorganization Transaction or Sale Transaction, or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Prepackaged Plan or the Restructuring Support Agreement, on the Effective Date, in connection with all contemplated transactions under the Prepackaged Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, excluding all D&O Liability Insurance Policies (other than any runoff or tail policies described in Article IV.S hereof), which shall be rejected, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, shall revest in the applicable Reorganized Debtors or Post-Effective Date Debtors.

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Nothing in the Prepackaged Plan, the Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies assumed pursuant to the Prepackaged Plan or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or the Purchaser, solely to the extent assumed and assigned to the Purchaser under the Purchase Agreement) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

F.	Employee Compensation and Benefits.

All employee policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, COBRA benefits, and life and accidental death and dismemberment insurance plans that are assumed as Executory Contracts under the Prepackaged Plan pursuant to sections 365 and 1123 of the Bankruptcy Code (including, for the avoidance of doubt, the KPTI Severance Plans and the severance and change-of-control payments set forth on Annex A to the Ayrmid Transaction Term Sheet) shall be honored by NewCo in accordance with their respective terms, and NewCo shall abide by all applicable Laws with respect to employee obligations; provided that such severance and COBRA benefits, for each eligible employee, retiree, and nonemployee director, shall not exceed the amounts scheduled on Annex A to the Ayrmid Transaction Term Sheet.

From the Effective Date through the first (1st) anniversary of the Effective Date (the “Severance Protection Period”), NewCo (a) shall not, and shall cause its subsidiaries (including the Reorganized Debtors) not to, amend or terminate any KPTI Severance Plan in any manner adverse to any Covered Employee (except as otherwise provided in this Article V.F); and (b) shall provide, or shall cause its applicable subsidiaries to provide, to each Covered Employee who experiences a Qualifying Termination, severance pay and benefits no less favorable than those that the KPTI Severance Plans provide for such Covered Employee upon such termination, in each case up to the amounts for each such Covered Employee scheduled on Annex A to the Ayrmid Transaction Term Sheet. Subject to the foregoing limitations in amount, all KPTI Severance Plans shall be deemed to be, and shall be treated as, Executory Contracts under the Prepackaged Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code. Nothing herein shall affect NewCo’s ability to modify a Covered Employee’s division, direct supervisor, or similar changes to NewCo’s internal reporting lines.

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Severance pay and benefits under this Article V.F exclude equity and equity-based awards, including any awards under any management incentive program. Nothing in this Article V.F shall limit any notice or severance pay or benefits required by applicable Law and nothing herein shall constitute an admission, or otherwise modify or limit any defenses, as to any amounts owed by NewCo and its Affiliates to affected employees under the KPTI Severance Plans. The obligations set forth in this Article V.F shall be binding on NewCo and its successors and assigns.

G.	Reservation of Rights.

Nothing contained in the Prepackaged Plan, the Restructuring Support Agreement, the Purchase Agreement, the Plan Supplement, or any other Definitive Document shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor or Post-Effective Date Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

XVIII.	PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as the case may be, and the Holder of the applicable Allowed Claim, on the first Distribution Date, the applicable Reorganized Debtors or Post-Effective Date Debtors shall make initial distributions under the Prepackaged Plan on account of Claims Allowed on or before the Effective Date, subject to the right of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Prepackaged Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.7 of the Prepackaged Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

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B.	Disbursing Agent.

The Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, as applicable, shall have the authority to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. All distributions under the Prepackaged Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

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2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors or Post-Effective Date Debtors.

3.	Minimum Distributions.

No fractional shares of New Common Stock or Reorganized Parent Common Stock, and no fractional MF CVRs, shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim or Allowed Interest (if applicable) would otherwise result in the issuance of a number of shares of New Common Stock or Reorganized Parent Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock and Reorganized Parent Common Stock to be distributed to the Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

None of the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent shall have any obligation to make a Cash distribution that is less than two hundred fifty dollars ($250) to any Holder of an Allowed Claim.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time all currently-due, missed distributions shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or is canceled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Prepackaged Plan that is an unclaimed distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor or Post-Effective Date Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of New Common Stock or MF CVRs, then such New Common Stock or MF CVRs shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Stock or the MF CVRs to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

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5.	Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Prepackaged Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Prepackaged Plan.

6.	Delivery of Distributions on Prepetition Funded Debt Claims.

Except as otherwise reasonably requested by the applicable Prepetition Agent, all distributions to Holders of Allowed Prepetition Funded Debt Claims shall be deemed completed when made to the applicable Prepetition Agent. The applicable Prepetition Agent shall hold or direct such distributions for the benefit of the Holders of the applicable Allowed Prepetition Funded Debt Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the applicable Prepetition Agent shall arrange to deliver such distributions to or on behalf of its holders, subject to such Prepetition Agent’s charging lien. The 1.5L 2028 Notes Trustee and the 2L 2029 Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Prepackaged Plan with Holders of Allowed 1.5L 2028 Notes Claims and Allowed 2L 2029 Notes Claims, to the extent consistent with the customary practices of DTC. If a Prepetition Agent is unable to make, or consents to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, making such distributions, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, with such Prepetition Agent’s cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, such Prepetition Agent’s charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through such Prepetition Agent. No Prepetition Agent shall have any duties or responsibilities relating to any form of distribution that is not DTC eligible and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed 1.5L 2028 Notes Claim or Allowed 2L 2029 Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

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E.	Manner of Payment.

1.

All distributions of the New Common Stock and the MF CVRs to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.

2.	The MF CVRs shall be distributed in accordance with the MF CVR Agreement.

3.

All distributions of Cash to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor.

4.	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance With Tax Requirements.

In connection with the Prepackaged Plan, the Restructuring Transactions Memorandum, and all distributions under the Prepackaged Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, such parties shall (i) be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate and (ii) in furtherance of the foregoing, allow distributees a meaningful opportunity to provide any tax forms or other documents permitted by applicable Law to minimize any otherwise applicable withholding. The Debtors, the Reorganized Debtors, and the Post-Effective Date Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

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H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan, the Restructuring Support Agreement, the DIP Orders and the other DIP Facility Documents, the Confirmation Order, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in the Prepackaged Plan, and except with respect to an Allowed Claim held by a Consenting Stakeholder, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor or Post-Effective Date Debtor, as applicable, may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) or Post-Effective Date Debtor(s), as applicable, and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or Post-Effective Date Debtor, as applicable, or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties/Insurers.

The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor or Post-

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Effective Date Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Prepackaged Plan exceeds the amount of such Claim as of the date of any such distribution under the Prepackaged Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor or Post-Effective Date Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Prepackaged Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Prepackaged Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Prepackaged Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

XIX.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

In light of the Unimpaired status of all Allowed General Unsecured Claims under the Prepackaged Plan, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Prepackaged Plan, except as provided in Article V.B of the Prepackaged Plan or Article V.C with respect to a Cure amount, and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (and no approval or authority from the Bankruptcy Court shall be required) except that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable; provided that the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to seek to set a future bar date that may require a Proof of Claim to be Filed in the event that a Sale Transaction is pursued (in which case a separate order of the Bankruptcy Court will govern).

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On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) File, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Prepackaged Plan. If the Debtors, Reorganized Debtors, or Post-Effective Date Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors, Reorganized Debtors, or Post-Effective Date Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by the Prepackaged Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. All Proofs of Claim Filed in the Chapter 11 Cases shall be deemed objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of Filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, except as otherwise provided herein. Notwithstanding anything in the Prepackaged Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, as applicable, without the need for any objection by the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may, with the consent of the Required Consenting Funded Debt Parties, affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

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C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, with the consent of the Required Consenting Funded Debt Parties, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.O of the Prepackaged Plan.

Any objections to Proofs of Claim (other than Proofs of Claim with respect to Administrative Claims) shall be served and Filed (a) on or before the date that is one hundred eighty (180) days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim, or (b) such later date as ordered by the Bankruptcy Court.

D.	Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may, with the consent of the Required Consenting Funded Debt Parties, at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Prepackaged Plan (including for purposes of distributions), and the relevant Reorganized Debtor or Post-Effective Date Debtor, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests Without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, without the Reorganized Debtors or Post-Effective Date Debtors, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

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F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Prepackaged Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Prepackaged Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

Unless otherwise specifically provided for in the Prepackaged Plan, the Restructuring Support Agreement, the DIP Orders and the other DIP Facility Documents, the Confirmation Order, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J.	Accrual of Dividends and Other Rights.

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Common Stock and MF CVRs shall be deemed distributed as of the Effective Date regardless of the date on which they are actually distributed; provided, however, that the relevant Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distribution of the applicable New Common Stock or MF CVRs actually takes place.

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XX.	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or Post-Effective Date Debtors, as applicable), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date; provided that, in the event of a Sale Transaction, the Debtors shall not receive a discharge pursuant to section 1141(d)(3) of the Bankruptcy Code.

B.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and

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their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation or extinguishment of such Liens or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Prepackaged Plan to the contrary, effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the obligations of the Debtors under the Prepackaged Plan and the contributions and services of the Released Parties in facilitating the implementation of the Restructuring Transactions, the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable Law, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged by each and all of the Debtors, their Estates, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, and any Person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, each of their respective current and former Affiliates, in each case on behalf of themselves and their Related Parties who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, and Causes of Action, and liabilities whatsoever, including any derivative claims, asserted by or assertable on behalf of any of the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in Law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, that the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors would have been legally entitled to assert in their own right (whether

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individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Company-Related Matters, including the Prepetition Funded Debt Claims and the documents governing the same, the DIP Facility, the DIP Facility Documents, the DIP Orders, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), and any claim or Cause of Action seeking lender liability or challenging the validity, enforceability, priority, scope, extent, or perfection of, or seeking the recharacterization, subordination, disallowance, or avoidance of, any Claims or Liens held by any Released Party. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Definitive Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (2) any Causes of Action included in the Schedule of Retained Causes of Action; provided that in no event shall any Cause of Action included in the Schedule of Retained Causes of Action be asserted against any Consenting Stakeholder, the DIP Agent, any DIP Lender, any Prepetition Agent, or any Ad Hoc Group Advisor or Ayrmid Advisor, or any of their respective Related Parties, in each case in their capacities as such.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for good and valuable consideration provided by the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (ii) a good faith settlement and compromise of the Claims or Causes of Action released by the Debtor Release; (iii) in the best interests of the Debtors, their Estates, and all Holders of Claims and Interests; (iv) fair, equitable, and reasonable; (v) given and made after reasonable investigation by the Debtors and after due notice and opportunity for a hearing; and (vi) a bar to any of the Debtors, their Estates, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, or any Person seeking to exercise the rights of the Debtors or their Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

Effective as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable Law, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, waived, and discharged each of the Released Parties from any and all Claims, Causes of Action, and liabilities whatsoever, including any derivative claims asserted by or assertable on behalf of any Releasing Party,

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whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in Law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Released Party, or that any Holder of any Claim against, or Interest in, a Released Party could have asserted on behalf of the Releasing Party, or otherwise based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Company-Related Matters; provided that, with respect to Claims against the Debtors, this Article VIII.D shall only apply to Claims arising from any act or omission, transaction, agreement, event, or other occurrence taking place from and including the Petition Date through the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Definitive Documents, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (2) any Causes of Action included in the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (i) an integrated and global good faith compromise and settlement that is non-severable from the provisions of the Prepackaged Plan; (ii) consensual; (iii) essential to the confirmation of the Prepackaged Plan; (iv) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the restructuring and implementing the Prepackaged Plan; (v) a good faith settlement and compromise of the Claims or Causes of Action released by the Third-Party Release; (vi) in the best interests of the Debtors and their Estates; (vii) fair, equitable, and reasonable; (viii) given and made after due notice and opportunity for a hearing; and (ix) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

Each of the Releasing Parties in each of the Debtor Release and the Third-Party Release contained above expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which, if known by it, may have materially affected its settlement with the party released, it has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of Law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of providing the release, which, if known by it, may have materially affected its settlement with the released party.

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E.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party hereby is exculpated from any Claim or Cause of Action arising during the period from the Petition Date to the Effective Date, whether direct or derivative, related to, any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, confirmation, execution, or implementation (to the extent on or prior to the Effective Date) of, as applicable, the Company-Related Matters, but in all respects such Entities shall be entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities pursuant to the Definitive Documents. Notwithstanding anything to the contrary in the foregoing, an Exculpated Party shall be entitled to exculpation solely for actions taken from the Petition Date through the Effective Date, and the exculpation set forth above does not exculpate (a) any obligations arising pursuant to or after the Effective Date of any party or Entity under the Prepackaged Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan; or (b) any Causes of Action included in the Schedule of Retained Causes of Action.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Prepackaged Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Prepackaged Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Prepackaged Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without the Bankruptcy Court specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpated Party or 1125(e) Exculpated Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

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F.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims and Causes of Action, and liabilities whatsoever, including any derivative claims, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, asserted or assertable on behalf of any of the Debtors, their Estates, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, that have been released, settled, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities, such property, or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind, except to the extent such assertions are used as a defense to Claims or Causes of Action by the Debtors arising prior to the Effective Date, against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At such hearing, the Bankruptcy Court, inter alia, may, or shall if any Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Federal Rules of Civil Procedure or Bankruptcy Rules, including, but not limited to, rules 8 and 9 (as applicable) of the Federal Rules of Civil Procedure, which the Bankruptcy Court shall assess before making a determination of whether such Claim or Cause of Action represents a colorable Claim of any kind.

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The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Prepackaged Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Allowed Claim or Allowed Interest, as applicable, pursuant to the Prepackaged Plan, shall be deemed to have consented to the injunction provisions set forth herein.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or another Entity with whom the Reorganized Debtors or Post-Effective Date Debtors, as applicable, have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

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XXI.	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

a.

the Bankruptcy Court shall have entered the Confirmation Order (which shall include final approval of the Disclosure Statement), which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder), and which shall:

a.

authorize the Debtors to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Prepackaged Plan;

b.	decree that the provisions in the Confirmation Order and the Prepackaged Plan are nonseverable and mutually dependent;

c.

authorize the Debtors, as applicable or necessary, to: (a) implement the Restructuring Transactions; (b) distribute the New Common Stock and MF CVRs (solely to the extent the MF CVRs constitute securities as defined in and for purposes of the Securities Act) pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Prepackaged Plan, including Cash, the New Common Stock, and MF CVRs; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

d.	authorize the implementation of the Prepackaged Plan in accordance with its terms; and

e.

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Prepackaged Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Prepackaged Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax;

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b.

the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Prepackaged Plan, each of which shall not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable waiting periods shall have expired or been terminated;

c.

the final version of each of the Prepackaged Plan, the Definitive Documents, and all documents contained in any supplement to the Prepackaged Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or Filed, as applicable, in form and substance consistent in all respects with the Restructuring Support Agreement, the DIP Orders, and the Prepackaged Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement or the Prepackaged Plan for such documents, and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement or the DIP Orders, and shall remain in full force and effect;

d.

the Restructuring Support Agreement shall not have been terminated as to the Debtors, the Required Consenting Funded Debt Parties or, in the event of the Reorganization Transaction, Ayrmid, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

e.

the DIP Facility and the DIP Orders shall not have been terminated in accordance with their respective terms and shall be in full force and effect; and there shall not have occurred and be continuing any event, act, or omission that, but for the expiration of time, would permit the Required Consenting Funded Debt Parties to terminate the Restructuring Support Agreement or the Required DIP Lenders to (or to instruct the DIP Agent to) terminate the DIP Facility in accordance with their respective terms;

f.

all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

g.

all outstanding Restructuring Expenses and all outstanding reasonable and documented fees and expenses of the Prepetition Agents, including estimated fees and expenses through the Effective Date, shall have been paid in full in Cash, and all other fees, costs, and expenses required to be paid under the Restructuring Support Agreement, the DIP Facility Documents, and the other Definitive Documents shall have been paid in full in Cash in accordance therewith;

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h.

in the case of a Sale Transaction, an Acceptable Alternative Transaction, or any other Alternative Restructuring Proposal, all Bid Protections earned and payable in accordance with Article IV.B hereof, the Restructuring Support Agreement, and the Bidding Procedures Order shall have been paid in full in Cash or otherwise satisfied in accordance with Article IV.B hereof;

i.

in the event of the Reorganization Transaction: (i) the Liens and obligations under the Ayrmid Term Loan shall have been equitized into pre-Effective Date Ayrmid, structurally subordinated, or otherwise addressed in accordance with Article IV.J hereof; (ii) the Merger Agreement shall be in full force and effect, all conditions to the consummation of the Merger thereunder shall have been satisfied or waived in accordance with its terms (other than those conditions that by their nature are to be satisfied at the closing of the Merger), and the Merger shall be consummated substantially concurrently with the Effective Date; (iii) the NewCo Facility Documents shall have been executed and delivered, all conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with their terms, and the NewCo Facility shall have been funded; (iv) the MF CVR Agreement shall have been executed and delivered; and (v) the New Royalty Agreement shall have been executed and delivered;

j.

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Prepackaged Plan or the Restructuring Transactions;

k.	in the event of the Sale Transaction, the conditions to effectiveness of the Purchase Agreement(s) shall have been duly satisfied or waived;

l.

in the event of the Reorganization Transaction, the Reorganized Parent Common Stock (comprising the Reorganized Parent Equity Distribution) and the Merger Consideration (including the New Common Stock and the MF CVRs) shall have been issued in accordance with the Prepackaged Plan and the Merger Agreement;

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m.	in the event of the Reorganization Transaction, the Debtors shall have funded the German RemainCo Winddown Account in accordance with Article IV.U hereof; and

n.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Prepackaged Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

Notwithstanding when a condition precedent to the Effective Date occurs, for purposes of the Prepackaged Plan, such condition precedent shall be deemed to have occurred simultaneously upon the completion of the conditions precedent to the Effective Date; provided that, to the extent a condition precedent (a “Prerequisite Condition”) may be required to occur prior to another condition precedent (a “Subsequent Condition”), then, for purposes of the Prepackaged Plan, the Prerequisite Condition shall be deemed to have occurred immediately prior to the Subsequent Condition, regardless of when such Prerequisite Condition or Subsequent Condition shall have occurred.

B.	Waiver of Conditions.

Except as otherwise specified in the Prepackaged Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived in writing by the Debtors with the prior written consent of the Required Consenting Funded Debt Parties, and otherwise subject to the consent rights set forth in the Restructuring Support Agreement, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan; provided that the condition precedent set forth in Article IX.A(g) may not be waived without the prior written consent of each affected Ad Hoc Group Advisor or Royalty Investor Advisor, as applicable.

C.	Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Prepackaged Plan shall be null and void in all respects as to such Debtor and nothing contained in the Prepackaged Plan, the Disclosure Statement, or the Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation.

“Substantial Consummation” of the Prepackaged Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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XXII.	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Prepackaged Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the DIP Facility Documents, and the DIP Orders, the Debtors reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to those restrictions on modifications set forth in the Prepackaged Plan, the Restructuring Support Agreement, the DIP Facility Documents, and the DIP Orders, the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Prepackaged Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Prepackaged Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

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XXIII.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Prepackaged Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and resolve any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

b.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

c.

resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors or Post-Effective Date Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

d.

resolve disputes concerning Disputed Claims and consider the allowance, classification, priority, compromise, estimation, secured or unsecured status, amount or payment of any Claim, including any Administrative Claims, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

e.

ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Prepackaged Plan, including with respect to the MF CVRs pursuant to the MF CVR Agreement;

f.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

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g.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

h.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

i.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

k.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

l.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

m.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.F hereof;

n.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

o.

determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

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p.	enter an order concluding or closing the Chapter 11 Cases;

q.	adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

r.

consider any modifications of the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

s.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

t.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Prepackaged Plan;

u.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

v.	recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

w.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Prepackaged Plan, including under Article VIII hereof;

x.	enforce all orders previously entered by the Bankruptcy Court; and

y.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Corporate Governance Documents, the New Common Stock, the MF CVR Agreement, the NewCo Facility, the New Royalty Agreement, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

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XXIV.	MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have, accepted the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or appropriate to effectuate the provisions and intent of the Prepackaged Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable (or the Disbursing Agent on behalf of each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing the Chapter 11 Cases or an order of dismissal or conversion.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

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E.	Reservation of Rights.

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or the taking of any action by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors

Karyopharm Therapeutics Inc.

85 Wells Avenue, Suite 210

Newton, Massachusetts 02459

Attention: Michael Mano, Executive Vice President, Chief Legal Officer

michael.mano@karyopharm.com

Counsel to the Debtors	Counsel to the Ad Hoc Group

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Anthony Grossi
agrossi@sidley.com

and

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: Maegan Quejada
mquejada@sidley.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: David Hammerman and Keith Simon
david.hammerman@lw.com
keith.simon@lw.com

and

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Whit Morley

whit.morley@lw.com

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Counsel to Ayrmid	Counsel to the Consenting Royalty Investors

Paul Hastings LLP
71 South Wacker Drive
Suite 4500
Chicago, IL 60606
Attention: Matt Warren and Geoff King
mattwarren@paulhastings.com
geoffking@paulhastings.com

and

Paul Hastings LLP
1197 Peachtree Street NE
Suite 200
Atlanta, GA 30361
Attention: Zach Cochran
zachcochran@paulhastings.com

Hogan Lovells Cadwalader US LLP 200 Liberty Street New York, NY 10281 Attention: Douglas Mintz and Thomas Curtin douglas.mintz@hlc.com thomas.curtin@hlc.com

After the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, have the authority to send a notice to Entities that provides that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

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J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.stretto.com/KPTI or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

K.	Severability of Prepackaged Plan Provisions.

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’, Reorganized Debtors’, or Post-Effective Date Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Prepackaged Plan and any previous plan, and, therefore, none of such parties or individuals, the Reorganized Debtors, or the Post-Effective Date Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Prepackaged Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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O.	Creditor Default.

An act or omission by a Holder of a Claim or an Interest (other than the Consenting Stakeholders) in contravention of the provisions of the Prepackaged Plan shall be deemed an event of default under the Prepackaged Plan. Upon an event of default, the Reorganized Debtors or Post-Effective Date Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors or Post-Effective Date Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign, or accept the documents required under the Prepackaged Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Prepackaged Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors or Post-Effective Date Debtors in an amount, including interest, to compensate the Reorganized Debtors or Post-Effective Date Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Prepackaged Plan.

P.	Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Prepackaged Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Prepackaged Plan and the Confirmation Order.

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Dated: November 2, 2026	KARYOPHARM THERAPEUTICS INC. KPT TEXAS LLC

/s/ Lori Macomber
Lori Macomber
Authorized Signatory/CFO

EXHIBIT B

Restructuring Support Agreement

[***]

EXHIBIT C

Corporate Organization Chart

[***]

EXHIBIT D

Liquidation Analysis

[***]